CONFORMED COPY

EXHIBIT 10.4

€118,000,000

FACILITIES AGREEMENT

dated 31 August 2007

for

NOBLE EUROPEAN HOLDINGS B.V.

arranged by

BNP PARIBAS

as Mandated Lead Arranger

with

BNP PARIBAS

acting as Agent

and

BNP PARIBAS

acting as Security Agent

Ref: SRYT/RXP/DRF

Linklaters LLP

(i)

SECTION 9 CHANGES TO PARTIES
26.	Changes to the Lenders	106
27.	Changes to the Obligors	110
SECTION 10 THE FINANCE PARTIES
28.	Role of the Agent, the Security Agent, the Arranger and Others	114
29.	Conduct of Business by the Finance Parties	120
30.	Sharing Among the Finance Parties and Hedge Counterparties	120
	SECTION 11
	ADMINISTRATION
31.	Payment Mechanics	123
32.	Set-Off	126
33.	Notices	127
34.	Calculations and Certificates	129
35.	Partial Invalidity	129
36.	Remedies and Waivers	129
37.	Amendments and Waivers	130
38.	Counterparts	131
SECTION 12 GOVERNING LAW AND ENFORCEMENT
39.	Governing Law	132
40.	Enforcement	132
SIGNATURES

THE SCHEDULES

(ii)

THIS AGREEMENT is dated 31 August 2007 and made between:

(1)	NOBLE EUROPEAN HOLDINGS B.V. (the “Company”);

(2)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties) as original guarantors (together with the Company, the “Original Guarantors”);

(3)	BNP PARIBAS as mandated lead arranger (the “Arranger”);

(4)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(5)	BNP PARIBAS as agent of the other Finance Parties (the “Agent”);

(6)	BNP PARIBAS as security agent for the Secured Parties (the “Security Agent”); and

(7)	BNP PARIBAS as original hedge counterparty (the “Original Hedge Counterparty”).

IT IS AGREED as follows:

SECTION 1

DEFINITIONS AND INTERPRETATION

1.	DEFINITIONS

In this Agreement:

“Acceptable Bank” means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A2 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Agent.

“Accession Letter” means a document substantially in the form set out in Part I or Part II (as applicable) of Schedule 7 (Form of Accession Letter).

“Accounting Principles” means:

(a)	in relation to the Base Case Model, US GAAP;

(b)	in relation to the consolidated financial statements of the Company, US GAAP; and

(c)	in relation to the unconsolidated financial statements of any member of the Group, generally accepted accounting principles, standards and practices in its jurisdiction of incorporation.

“Accounting Reference Date” means 31 December.

“Acquisition” means the acquisition by the Company of the Target Shares on the terms of the Acquisition Documents.

“Acquisition Agreement” means the Share Purchase Agreement dated 15 March 2007 relating to the sale and purchase of the Target Shares and made between the Parent and the Vendor.

“Acquisition Costs” means all fees, costs and expenses, stamp, registration and other Taxes incurred by the Company or any other member of the Group in connection with the Acquisition or the Transaction Documents.

“Acquisition Documents” means the Acquisition Agreement, the Steel Supply and Arcelor Auto Service Agreement, the Contract Manufacturing Agreement, the Transition Services Agreement, the Assumption Agreement and any other document designated as an “Acquisition Document” by the Agent and the Company.

“Acquisition Loan” means:

(a)	a Loan, the proceeds of which are applied (directly or indirectly) towards an Acquisition Purpose; or

(b)	a Loan made to refinance an Acquisition Loan.

“Acquisition Purpose” means any of the purposes set out in paragraphs (a)(i), (ii) and (iv) and (b)(ii) of Clause 3.1 (Purpose).

“Additional Borrower” means a company which becomes a Borrower in accordance with Clause 27 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

“Additional Guarantor” means a company which becomes a Guarantor in accordance with Clause 27 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Adjustment Amount” means any amount which is owed by the Company to the Vendor under clause 4.5 (Adjustment Payment) of the Acquisition Agreement.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“AFS” means the Dutch Financial Supervision Act (Wet op het Financieel Toezicht).

“Agreed Security Principles” means the principles set out in Schedule 15 (Agreed Security Principles).

“Ancillary Commencement Date” means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the Revolving Facility.

“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under that Ancillary Facility and which has been authorised as such under Clause 6 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

“Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility.

“Ancillary Facility” means any ancillary facility made available by an Ancillary Lender in accordance with Clause 6 (Ancillary Facilities).

“Ancillary Lender” means each Lender which makes available an Ancillary Facility in accordance with Clause 6 (Ancillary Facilities).

“Ancillary Outstandings” means, at any time, in relation to an Ancillary Lender and an Ancillary Facility, the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility then in force:

(a)	the principal amount then outstanding under each overdraft facility and on-demand short term loan facility (net of any credit balances on any account of the Borrower of an Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that such credit balance is freely available to be set off by that Ancillary Lender against liabilities owed to it by the Borrower under that Ancillary Facility);

(b)	the face amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(c)	the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

“Arcelor Bremen” means Arcelor Tailored Blank Bremen GmbH, a company incorporated under the laws of Germany and registered at the local court of Bremen under number HRB 22678 HB.

“Arcelor Disclosure Document” has the meaning given to that term in the Acquisition Agreement

“Arcelor Genk” means Arcelor Tailored Blank Genk NV, a company incorporated under the laws of Belgium with registered number 0451.418.994.

“Arcelor Gent” means Arcelor Tailored Blank Gent NV, a company incorporated under the laws of Belgium with registered number 0884.331.578.

“Arcelor Lorraine” means Arcelor Tailored Blank Lorraine SA, a company incorporated under the laws of France with registered number 408 455 426 RCS Thionville.

“Arcelor LWB” means Laser Welded Blanks Limited, a company incorporated under the laws of England and Wales with registered number 03331364.

“Arcelor Zaragoza” means Arcelor Tailored Blank Zaragoza SA, a company incorporated under the laws of Spain with tax payer number A-50791482.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Assumption Agreement” means the assignment and assumption agreement dated on or about the Closing Date in relation to the Acquisition Agreement between, amongst others, the Parent and the Company.

“Auditors” means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or such other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a) in relation to the Term Facility, the period from and including the date of this Agreement to and including the date falling three Months after the date of this Agreement; and

(b) in relation to the Revolving Facility, the period from and including the date of this Agreement to and including the date which is one Month prior to the Termination Date.

“Available Ancillary Commitment” means, in relation to an Ancillary Facility, an Ancillary Lender’s Ancillary Commitment less the Ancillary Outstandings in relation to that Ancillary Facility.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus (subject as set out below):

(a)	the Base Currency Amount of its participation in any outstanding Utilisations under that Facility; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date and, in the case of the Revolving Facility only, the Base Currency Amount of its Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation under the Revolving Facility only, the following amounts shall not be deducted from a Lender’s Commitment under that Facility:

(i)	that Lender’s participation in any Revolving Facility Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii)	that Lender’s Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Base Case Model” means the financial model in agreed form relating to the Group (for these purposes assuming completion of the Acquisition) prepared by Noble International Limited entitled Photon Transaction and dated 28 June 2007.

“Base Currency” means euro.

“Base Currency Amount” means:

(a)	in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation; and

(b)	in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Company pursuant to Clause 6.2 (Availability),

as adjusted to reflect any repayment, prepayment, consolidation or division of the Utilisation, or (as the case may be) cancellation or reduction of the Ancillary Facility.

“Belgian Guarantor” means a Guarantor organised under the laws of Belgium.

“Borrower” means the Company or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 27 (Changes to the Obligors).

“Borrowings” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Budget” means:

(a)	in relation to the period beginning on 1 January 2007 and ending on 31 December 2007, the Base Case Model; and

(b)	in relation to any other period, any budget delivered by the Company to the Agent in respect of that period pursuant to Clause 22.4 (Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Paris and Brussels and (in relation to any date for payment or purchase of euro) any TARGET Day.

“Capital Expenditure” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Cash” means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of a member of the Group with an Acceptable Bank and to which a member of the Group is alone (or together other members of the Group) beneficially entitled and for so long as:

(a)	that cash is repayable within 30 days after the relevant date of calculation;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)	there is no Security over that cash except for any Transaction Security or any Permitted Security constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements; and

(d)	the cash is freely and (except as mentioned in paragraph (a) above) immediately available to be applied in repayment or prepayment of the Facilities.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, Canada, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit-enhanced debt obligations, an equivalent rating;

(d)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)	any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 30 days’ notice; or

(f)	any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than any Security arising under the Transaction Security Documents).

“Cashflow” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Change of Control” means:

(a)	the Parent ceases to hold directly or indirectly 100 per cent. of the issued share capital in, and of the voting rights of, the Company; or

(b)	any person or group of persons acting in concert (other than Robert J. Skandalaris and/or Arcelor/Mittal or any of its Affiliates) gains direct or indirect control of the Parent. For the purposes of this definition:

(i)	“control” of the Parent means:

(A)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(I)	cast, or control the casting of, more than 50 per cent. of the maximum number of votes that might be cast at a general meeting of the Parent; or

(II)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Parent; or

(III)	give directions with respect to the operating and financial policies of the Parent with which the directors or other equivalent officers of the Parent are obliged to comply; and/or

(B)	the holding beneficially of more than 50 per cent. of the issued share capital of the Parent; and

(ii)	“acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Parent by any of them, either directly or indirectly, to obtain or consolidate control of the Parent.

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Chargor” means any person expressed to create Security pursuant to any Security Document.

“Clean-Up Date” means the date falling 90 days after the Closing Date.

“Closing Date” means the date on which Completion occurs.

“Commitment” means a Term Facility Commitment or Revolving Facility Commitment.

“Completion” means the completion of the Acquisition in accordance with the Acquisition Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 10 (LMA form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

“Contract Manufacturing Agreement” means the contract manufacturing agreement to be entered into on or about the Closing Date between Arcelor SA, the Company and the Parent pursuant to the Acquisition Agreement.

“Default” means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Disclosure Documents” means the Arcelor Disclosure Document and/or Noble Disclosure Document.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dutch Borrower” means the Company and any Additional Borrower incorporated in the Netherlands.

“Dutch Guarantor” means the Company and any Additional Guarantor incorporated in the Netherlands.

“Dutch Obligor” means a Dutch Borrower or a Dutch Guarantor.

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“Environmental Report” means the environmental reports prepared by Environmental Services Management Limited and dated April 2007 relating to the Acquisition and addressed to, and/or capable of being relied upon by, the Finance Parties and the Hedge Counterparties.

“EURIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

“Event of Default” means any event or circumstance specified as such in Clause 25 (Events of Default).

“Excess Cashflow” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Existing Indebtedness” means the existing indebtedness, details of which are set out in Schedule 13 (Existing Indebtedness).

“Existing Joint Venture” means Arcelor Neel Tailored Blank Pte Ltd.

“Facility” means the Term Facility or the Revolving Facility.

“Facility Office” means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Fee Letter” means:

(a)	any letter or letters dated on or about 26 June 2007 or any subsequent letter or letters between the Arranger and the Company (or the Agent and the Company or the Security Agent and the Company) setting out any of the fees referred to in Clause 14 (Fees); and

(b)	any agreement setting out fees payable to a Finance Party referred to in Clause 14.5 (Interest, commission and fees on Ancillary Facilities) of this Agreement or under any other Finance Document.

“Finance Document” means this Agreement, the Mandate Letter, any Accession Letter, any Ancillary Document, any Compliance Certificate, any Fee Letter, any Hedging Agreement, any Subordination Agreement, any Resignation Letter, any Selection Notice, any Transaction Security Document, any Utilisation Request and any other document designated as a “Finance Document” by the Agent and the Company.

“Finance Lease” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Finance Party” means the Agent, the Arranger, the Security Agent, a Lender or any Ancillary Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under the Accounting Principles);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked-to-market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the date falling one Month after the Termination Date or are otherwise classified as borrowings under the Accounting Principles;

(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.

“Financial Quarter” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Financial Year” has the meaning given to that term in Clause 23.1 (Financial definitions).

“French Guarantor” means a Guarantor which is incorporated under the laws of the Republic of France.

“Funds Flow Statement” means a funds flow statement in agreed form.

“German Guarantor” means a Guarantor which is incorporated under the laws of Germany as a limited liability company (GmbH).

“Group” means the Company, the Target and each of their respective Subsidiaries for the time being.

“Group Structure Chart” means the group structure chart in the agreed form.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 27 (Changes to the Obligors).

“Guarantee Take-up Date” has the meaning given in Clause 24.29 (Guarantors).

“Hedge Counterparty” means the Original Hedge Counterparty and any person which has become a Party to this Agreement as a Hedge Counterparty in accordance with the provisions of this Agreement and in each case which has not ceased to be a Hedge Counterparty in accordance with this Agreement.

“Hedging Agreement” means any master agreement, confirmation, schedule or other agreement in a form consistent with the requirements of this Agreement, entered into or to be entered into by the Company and a Hedge Counterparty for the purpose of hedging interest rate liabilities in relation to the Term Facilities in accordance with this Agreement.

“Holding Account” means an account:

(a)	held by a member of the Group with the Agent or Security Agent;

(b)	identified in a letter between the Company and the Agent as a Holding Account; and

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Security Agent,

(as the same may be re-designated, substituted or replaced from time to time).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Information Memorandum” means the document in the form approved by the Company concerning the Original Obligors and the Target Group which, at the request of the Original Obligors and on their behalf, was prepared in relation to this transaction, approved by the Company and distributed by the Arranger prior to the date of this Agreement in connection with the syndication of the Facilities.

“Intellectual Property” means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, know how and other intellectual property rights and interests, whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 12 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 11.3 (Default interest).

“Intra-Group Loan Agreement” means each loan agreement in the agreed form between the Target (or New HoldCo) and certain other Obligors pursuant to which the Target (or New Holdco) will make a facility available to those Obligors.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Legal Due Diligence Report” means the legal due diligence report dated on or about the Closing Date prepared by Eversheds LLP relating to the Acquisition and addressed to, and/or capable of being relied upon by, the Finance Parties and the Hedge Counterparties.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 27 (Changes to the Obligors).

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 26 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Leverage” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Liabilities” of a Chargor means all present and future moneys, debts and liabilities due, owing or incurred by it to any Secured Party under or in connection with any Finance Document (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise).

“LMA” means the Loan Market Association.

“Loan” means a Term Facility Loan or a Revolving Facility Loan.

“Majority Lenders” means:

(a)

(for the purposes of paragraph (a) of Clause 37.1 (Required consents) in the context of a waiver in relation to a proposed Utilisation of the Revolving Facility (other than a Utilisation on the Closing Date) of the condition in Clause 4.2 (Further conditions precedent)) a Lender or Lenders whose Revolving Facility Commitments aggregate more than 66 2/3 per cent. of the Total Revolving Facility Commitments; and

(b)

(in any other case) a Lender or Lenders whose Available Commitments and participations in Loans then outstanding aggregate more than 66 2/3 per cent. of the Available Facilities and all the Loans then outstanding.

For the purpose of determining the Majority Lenders, the Revolving Facility Commitment of a Lender which is also an Ancillary Lender will not be reduced by the amount of its Ancillary Commitments and its Ancillary Commitments (whether or not utilised) will be counted as part of its Revolving Facility Commitment and Available Commitment under the Revolving Facility, as applicable.

“Mandate Letter” means the letter dated 9 March 2007 between the Arranger and the Parent, as amended from time to time prior to the date of this Agreement.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

“Mandatory Prepayment Account” means an interest-bearing account:

(a)	held by a Borrower with the Agent or Security Agent;

(b)	identified in a letter between the Company and the Agent as a Mandatory Prepayment Account;

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Agent and Security Agent; and

(d)	from which no withdrawals may be made by any members of the Group except as contemplated by this Agreement,

(as the same may be re-designated, substituted or replaced from time to time).

“Margin” means 1.50 per cent. per annum, but if:

(a)	no Event of Default has occurred and is continuing;

(b)	the audited financial statements and related Compliance Certificate in respect of the period ending 31 December 2007 have been delivered in accordance with Clause 22 (Information undertakings); and

(c)	Leverage in respect of the most recently completed Relevant Period is within a range set out below,

then the Margin for each Loan will be the percentage per annum set out below in the column opposite that range:

Leverage	Margin % p.a.
Greater than or equal to 1.75:1	1.80
Less than 1.75:1 but greater than or equal to 1.25:1	1.50
Less than 1.25:1 but greater than or equal to 1.00:1	1.25
Less than 1.00:1	1.00

However:

(i)	any increase or decrease in the Margin for a Loan shall take effect five days after receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 22.2 (Provision and contents of Compliance Certificate);

(ii)	if, following receipt by the Agent of the annual audited financial statements of the Group and related Compliance Certificate, those statements and Compliance Certificate do not confirm the basis for a reduced Margin, then the provisions of Clause 11.2 (Payment of interest) shall apply and the Margin for that Loan shall be the percentage per annum determined using the table above and the revised ratio of Leverage calculated using the figures in the Compliance Certificate;

(iii)	while an Event of Default is continuing or while any Compliance Certificate or financial statements have not been delivered in accordance with Clause 22 (Information undertakings), the Margin for each Loan shall be 1.80 per cent. per annum and shall apply from the date on which that Event of Default occurred until it ceases to be continuing or (as the case may be) from the day after the latest date when such Compliance Certificate or financial statements should have been delivered under this Agreement until the date when such Compliance Certificate or financial statements are delivered; and

(iv)	for the purpose of determining the Margin, Leverage and Relevant Period shall be determined in accordance with Clause 23.1 (Financial definitions).

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, assets or financial condition of the Group taken as a whole;

(b)	the ability of the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

“Material Company” means, at any time:

(a)	the Company or another Obligor; or

(b)	a wholly-owned member of the Group that holds shares in an Obligor; or

(c)	a Subsidiary of the Company which:

(i)	is listed in Schedule 12 (Material Companies); or

(ii)	has gross assets, net assets, pre-tax profits or revenues (excluding intra-Group items) representing 5 per cent. or more of the gross assets, net assets, pre-tax profits or revenues of the Group, calculated on a consolidated basis.

Compliance with the conditions set out in paragraph (c)(ii) above shall be determined by reference to the most recent Compliance Certificate supplied by the Company and/or the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group. However, if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be deemed to be adjusted in order to take into account the acquisition of that Subsidiary.

A report by the Auditors of the Company that a Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one or, if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period. “Monthly” shall be construed accordingly.

“New Holdco” means AM Tailored Blank Belgium BVBA, a company incorporated under the laws of Belgium with registered number 0891.431.780.

“Noble Disclosure Document” had the meaning given to that term in the Acquisition Agreement.

“Obligor” means a Borrower or a Guarantor.

“Obligors’ Agent” means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.3 (Obligors’ Agent).

“Original Financial Statements” means the TBA Combined Financial Statements.

“Original Obligor” means the Company or an Original Guarantor.

“Parent” means Noble International Ltd (incorporated in Delaware, United States of America), whose registered office is at 28213 Van Dyke Avenue, Warren, Michigan 48093 USA.

“Parent Group” means the Parent, the Company, the Target and each of their respective Subsidiaries for the time being.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Perfection Requirements” means the making of the appropriate registrations, filings or notifications of the Security Documents as specifically contemplated by any Legal Opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 27 (Changes to the Obligors).

“Permitted Acquisition” means:

(a)	the Acquisition;

(b)	an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal;

(c)	an acquisition of shares or securities pursuant to a Permitted Share Issue;

(d)	an acquisition of securities which are Cash Equivalent Investments so long as those Cash Equivalent Investments become subject to the Transaction Security as soon as is reasonably practicable;

(e)	the incorporation of a company which on incorporation becomes a member of the Group, provided that if the company is a Material Company, the Company shall procure that, subject to the Agreed Security Principles, Security, in form and substance satisfactory to the Agent, is created in favour of the Security Agent within 45 days of the date of its incorporation; and

(f)	an acquisition of (A) all or part of the issued share capital of a limited liability company or (B) all or part of a business, business line or undertaking, but only if:

(i)	no Event of Default is continuing on the closing date for the acquisition or would occur as a result of the acquisition;

(ii)	the acquired company, business, business line or undertaking is engaged in a business substantially the same as that carried on by any part of the Parent Group as at the date of this Agreement;

(iii)	the acquisition is completed on or after the date of the first anniversary of this Agreement;

(iv)	the aggregate of:

(A)	the consideration for the acquisition; and

(B)

any Financial Indebtedness or any other assumed actual or contingent liability remaining in the acquired company (or any such business) at the date of acquisition, save in respect of which adequate reserves are being maintained in accordance with US GAAP or in respect of which the relevant vendor, an Acceptable Bank or a third party acceptable to the Agent has indemnified the relevant member of the Group or which is adequately insured against with a reputable insurer,

(the “Total Consideration”), when aggregated with the Total Consideration for any other Permitted Acquisition under this paragraph (f) together with the amount of any Joint Venture Investment made or increased after the date of this Agreement in any Permitted Joint Venture, does not at any time during the life of the Facilities exceed in aggregate €20,000,000 or its equivalent; and

(v)	prior to making any Permitted Acquisition under this paragraph (f) the Company has delivered to the Agent not later than 15 Business Days before legally committing to make such acquisition a certificate signed by the chief financial officer of the Company giving calculations showing in reasonable detail that the Company would have remained in compliance with its obligations under Clause 23 (Financial covenants) if the covenant tests were recalculated for the Relevant Period ending on the most recent Quarter Date consolidating the financial statements of the target company (consolidated if it has Subsidiaries) or business with the financial statements of the Group for such period on a pro forma basis (including synergies and one-off cost savings reasonably achievable within 12 months of the acquisition) and as if the consideration for the proposed acquisition had been paid at the start of that Relevant Period.

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal which, except in the case of paragraph (b) below, is on arm’s length terms:

(a)	of trading stock or cash made by any member of the Group in the ordinary course of trading of the disposing entity;

(b)	of any asset by a member of the Group (the “Disposing Company”) to another member of the Group (the “Acquiring Company”), but if:

(i)	the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor;

(ii)	the Disposing Company had given Security over the asset, the Acquiring Company must give, subject to the Agreed Security Principles, substantially equivalent Security over that asset; and

(iii)	the Disposing Company is a Guarantor, the Acquiring Company must be a Guarantor;

(c)	of assets in exchange for (or, where the net after tax proceeds are applied within twelve months, to acquire) other assets comparable or superior as to type, value or quality;

(d)	of any asset which is surplus obsolete or redundant;

(e)	of cash or Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(f)	arising as a result of any Permitted Security or Permitted Transaction;

(g)	constituted by a licence of intellectual property rights not prohibited by Clause 24.25 (Intellectual Property);

(h)	to a Permitted Joint Venture, to the extent permitted under Clause 24.9 (Joint Ventures);

(i)	of up to 49 per cent. of the shares held by the Target or New Holdco in Arcelor LWB for cash and for market value, provided such disposal is made after the Closing Date and a notice is given to the new shareholders of Arcelor LWB of the entering into and continuation of the guarantee and (if any) Security granted by Arcelor LWB under the Finance Documents; and

(j)	of assets for cash where the higher of the market value and net consideration receivable (when aggregated with the higher of the market value and net consideration receivable for any other sale, lease, licence, transfer or other disposal not allowed under the preceding paragraphs or as a Permitted Transaction) does not exceed €5,000,000 (or its equivalent) in any Financial Year of the Company.

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)	arising under any arrangements comprising Existing Indebtedness, but only to the extent as in force as at the date of this Agreement and not exceeding any committed amount or maturity as at the date of this Agreement;

(b)	which is Subordinated Debt or arising under an Intra-Group Loan Agreement, in each case subject always to the terms of this Agreement and a Subordination Agreement;

(c)	to the extent covered by a letter of credit, guarantee or indemnity issued under an Ancillary Facility;

(d)	arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade but not a foreign exchange transaction for investment or speculative purposes;

(e)	arising under a Permitted Loan or a Permitted Guarantee;

(f)	of any person acquired by a member of the Group after the Closing Date which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of three months following the date of acquisition;

(g)	under finance or capital leases of vehicles, plant, equipment or computers, provided that the aggregate value of all such items so leased under outstanding leases by members of the Group does not exceed €15,000,000 (or its equivalent in other currencies) at any time; or

(h)	not permitted by paragraphs (a) to (g) above or as a Permitted Transaction and the outstanding principal amount of which does not exceed €5,000,000 (or its equivalent) in aggregate for the Group at any time.

“Permitted Guarantee” means:

(a)	the endorsement of negotiable instruments in the ordinary course of trade;

(b)	any guarantee permitted under Clause 24.20 (Financial Indebtedness);

(c)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (b) of the definition of “Permitted Security”;

(d)	any guarantee of Financial Indebtedness of a Permitted Joint Venture to the extent permitted under Clause 24.9 (Joint Ventures);

(e)	guarantees granted by persons or undertakings acquired pursuant to a Permitted Acquisition, provided that any such guarantee is irrevocably discharged by no later than three months after the date of completion of the relevant Permitted Acquisition;

(f)	customary indemnities in connection with Treasury Transactions permitted by Clause 24.28 (Treasury Transactions);

(g)	customary guarantees to landlords and counter-indemnities in favour of financial institutions which have guaranteed rent obligations of a member of the Group entered into in the ordinary course of its trading;

(h)	customary guarantees guaranteeing performance by a member of the Group of any obligation (other than in respect of Financial Indebtedness) arising in the ordinary course of the trading of that member of the Group (including, for the avoidance of doubt, guarantees in respect of obligations owed to tax, customs or other similar authorities);

(i)	customary guarantees and indemnities given in favour of directors and officers of any members of the Group in respect of their function as such;

(j)	indemnities given to professional advisers and consultants of a member of the Group, provided such indemnities are customary and in the ordinary course of the trading of that member of the Group;

(k)	indemnities given in connection with Permitted Disposals and Permitted Acquisitions where the giving of such indemnities and the amount of potential liabilities under such indemnities are customary for transactions of that type and size;

(l)	any declaration of joint and several liability arising out of a fiscal unity between the Obligors or any declaration of joint and several liability within the meaning of section 2:403 paragraph 1f of the Dutch Civil Code (Burgerlijk Wetboek);

(m)	the first demand guarantees issued by the Company on or about the date of this Agreement in favour of Natiocredimurs and Natexis Bail so long as the aggregate amount of Financial Indebtedness under such guarantees does not exceed €7,550,000; and

(n)	not permitted by paragraphs (a)-(m) above or as a Permitted Transaction and the outstanding principal amount of which, when aggregated with the amount of loans then outstanding under paragraph (i) of the definition of “Permitted Loans”, does not exceed €5,000,000 (or its equivalent) in aggregate for the Group at any time.

“Permitted Joint Venture” means any investment in any Joint Venture (including the Existing Joint Venture) where:

(a)	the Joint Venture is engaged in a business substantially the same as that carried on by any part of the Parent Group as at the date of this Agreement;

(b)	the aggregate of:

(i)	all amounts subscribed for shares in, lent to or invested in all such Joint Ventures by any member of the Group;

(ii)	the contingent liabilities of any member of the Group under any guarantee given in respect of the liabilities of any such Joint Venture; and

(iii)	the market value of any assets transferred by any member of the Group to any such Joint Venture,

(each such subscription, loan, investment, guarantee or transfer, a “Joint Venture Investment”) made or increased after the Closing Date, when aggregated with the Total Consideration in respect of Permitted Acquisitions permitted pursuant to paragraph (f) of the definition of “Permitted Acquisition” made after the Closing Date, does not at any time during the life of the Facilities exceed €20,000,000 (or its equivalent);

(c)	the Joint Venture Investment is made or increased (other than in respect of the Existing Joint Venture) after the first anniversary of the date of this Agreement; and

(d)	the Joint Venture Investment is made in an amount which is proportionate to the stake of the relevant member of the Group in that Joint Venture.

“Permitted Loan” means:

(a)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, “Permitted Financial Indebtedness” (except under paragraph (e) of that definition);

(c)	any loan made under the terms of an Intra-Group Loan Agreement and over which, subject to Clause 24.32(a)(ii) (Conditions subsequent), Transaction Security has been granted;

(d)	a loan made by an Obligor to another Obligor and over which, subject to Clause 24.32(a)(ii) (Conditions subsequent), Transaction Security has been granted or made by a member of the Group which is not an Obligor to another member of the Group;

(e)	any loan made by an Obligor to ATB Senika so long as the aggregate amount of the Financial Indebtedness under any such loans does not exceed €3,000,000 (or its equivalent) at any time;

(f)	any loan made by an Obligor to a member of the Group which is not an Obligor and over which, subject to Clause 24.32(a)(ii) (Conditions subsequent), Transaction Security has been granted so long as the aggregate amount of the Financial Indebtedness under any such loans does not exceed €2,000,000 (or its equivalent) at any time;

(g)	a loan made by a member of the Group (save for a member of the Group incorporated in France) to an employee or director of any member of the Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group does not exceed €250,000 (or its equivalent) at any time;

(h)	a loan made to a Joint Venture to the extent permitted under Clause 24.9 (Joint Ventures); and

(i)	any loan not falling within paragraphs (a) to (h) above so long as the aggregate amount of the Financial Indebtedness under any such loans together with the aggregate liabilities (whether actual or contingent) under any guarantee permitted under paragraph (n) of the definition of “Permitted Guarantee” does not exceed €5,000,000 (or its equivalent) at any time, so long as in the case of paragraphs (d), (e), (f) and (g) above the creditor and (if the debtor is a member of the Group) the debtor of such Financial Indebtedness shall be party to a Subordination Agreement as intercompany creditor and intercompany debtor respectively.

“Permitted Merger” means a merger on a solvent basis of two or more Obligors (other than a Borrower) where, in the opinion of the Agent:

(a)	the surviving or successor entity remains, or immediately upon such merger becomes, an Obligor on at least as favourable terms towards the Secured Parties as such original Obligors taken as a whole; and

(b)	if the assets of or shares in any such original Obligor were subject to Security in favour of the Secured Parties immediately prior to such merger, the Secured Parties will benefit from equivalent Security over the same assets and the shares in it (or in each case its successor entity) immediately upon such merger.

“Permitted Security” means:

(a)	any Security listed in Schedule 14 (Existing Security) except to the extent the principal amount secured by that Security exceeds the amount stated in that Schedule 14 (Existing Security);

(b)	any netting or set-off arrangement entered into by the Company or any other member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group (including any Ancillary Facility which is an overdraft comprising more than one account);

(c)	any Security or Quasi-Security arising by operation of law and in the ordinary course of trading;

(d)	any Security or Quasi-Security over or affecting any asset acquired by the Company or other member of the Group after the date of this Agreement, if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by the Company or other member of the Group; or

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by the Company or other member of the Group, and in any event, the Security or Quasi-Security is removed or discharged within six months of the date of acquisition of such asset, to the extent legally permissible and provided that the costs for removing or discharging such Security or Quasi-Security are not excessive;

(e)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created before the date on which that company becomes a member of the Group if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that company; or

(iii)	the Security or Quasi-Security is removed or discharged within six months of the date of that company becoming a member of the Group to the extent legally permissible and provided that the costs for removing or discharging such Security or Quasi-Security are not excessive;

(f)	any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of its trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(g)	any Quasi-Security arising as a result of a disposal which is a Permitted Disposal;

(h)	any Security arising under the general terms and conditions (Algemene Bankvoorwaarden) of Dutch banking or Dutch financial institutions (other than under Article 20 of the general terms and conditions applicable to Dutch banks or Dutch financial institutions).

(i)	any Security arising under the Security Documents and any other Security arising under any other security document entered into (or to be entered into) pursuant to any Finance Document; and

(j)	any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by the Company or any member of the Group (other than any permitted under paragraphs (a) to (i) above)) does not at any time exceed €5,000,000 (or its equivalent in other currencies).

“Permitted Share Issue” means an issue of shares by a member of the Group which is a Subsidiary to its immediate Holding Company where (if the existing shares of the Subsidiary are the subject of the Transaction Security) the newly-issued shares also become subject to the Transaction Security on the same terms.

“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents;

(b)	the solvent liquidation or reorganisation of any member of the Group which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group;

(c)	transactions (other than (i) any sale, lease, licence, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm’s length terms;

(d)	any payments or other transactions contemplated by the Funds Flow Statement;

(e)	a payment of up to €400,000 to Arcelor Lorraine to be applied towards the deficit in its pension scheme; or

(f)	a payment of up to €1,941,431.19 from the Company to Credit Suisse on behalf of the Parent in connection with the close-out of hedging transactions entered into by the Parent in connection with the Acquisition.

“PMP” means a professional market party under the AFS.

“Quarter Date” means the last day of a Financial Quarter.

“Quasi-Security” has the meaning given to that term in Clause 24.14 (Negative pledge).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two TARGET Days before the first day of that period, unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and, if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reference Banks” means the principal office in Paris of BNP Paribas, ABN Amro Bank N.V. and Lloyds TSB Bank plc or such other banks as may be appointed by the Agent in consultation with the Company.

“Related Fund” means, in relation to a fund (the “first fund”), a fund which is managed or advised by the same investment manager or adviser as the first fund or, if it is managed by a different investment manager or adviser, a fund whose investment manager or adviser is an Affiliate of the investment manager or adviser of the first fund.

“Relevant Interbank Market” means the European interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Period” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Repayment Date” means a Term Facility Repayment Date or the last day of an Interest Period for a Revolving Facility Loan.

“Repayment Instalment” means each repayment instalment listed in the table set out in Clause 7.1 (Repayment of Term Facility Loans).

“Repeating Representations” means each of the representations set out in Clause 21.2 (Status) to Clause 21.7 (Governing law and enforcement), Clause 21.11 (No Default), Clause 21.13 (Financial statements) to Clause 21.16 (Environmental Laws), Clause 21.18 (Security and Financial Indebtedness) to Clause 21.22 (Shares) and Clause 21.28 (Centre of main interests and establishments).

“Reports” means the Legal Due Diligence Report and the Environmental Report.

“Resignation Letter” means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter).

“Revolving Facility” means the revolving credit facility made available under this Agreement as described in paragraph (a)(ii) of Clause 2.1 (The Facilities).

“Revolving Facility Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Revolving Facility Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Revolving Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Revolving Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement (including a reduction pursuant to Clause 6 (Ancillary Facilities)).

“Revolving Facility Loan” means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.

“Revolving Facility Utilisation” means a Revolving Facility Loan.

“Rollover Loan” means one or more Revolving Facility Loans:

(a)	made or to be made on the same day that a maturing Revolving Facility Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Revolving Facility Loan; and

(c)	made or to be made to the same Borrower for the purpose of refinancing that maturing Revolving Facility Loan.

“Screen Rate” means the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Secured Parties” means each Finance Party and each Hedge Counterparty from time to time party to this Agreement, any Receiver and any Delegate.

“Security” means a mortgage, charge, pledge, lien or other security interest over any asset securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Memorandum” means the security memorandum dated on or about the date of this Agreement in agreed form.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 12 (Interest Periods) in relation to a Term Facility.

“Shareholder Loan Agreement” means the promissory note to be dated on or about the date of this Agreement, pursuant to which the Parent will make available Subordinated Debt to the Company in a total amount of $97,500,000.

“Spanish Guarantor” means a Guarantor incorporated under the laws of Spain.

“Specified Time” means a time determined in accordance with Schedule 11 (Timetables).

“Steel Supply and Arcelor Auto Service Agreement” means the steel supply and arcelor auto services agreement dated on or about the Closing Date between Arcelor Mittal FCSE SA, the Company and the Parent.

“Subordination Agreement” means:

(a)	the subordination agreement to be entered into between the Parent and the Security Agent on or about the date of this Agreement; and

(b)	the subordination agreement to be entered into between certain of the Obligors and the Security Agent on or about the Guarantee Take-up Date.

“Subordinated Debt” means subordinated debt made available by the Parent to the Company, including under the Shareholder Loan Agreement, which in each case does not provide for any cash pay interest and has a maturity date later than the Termination Date and which is subordinated pursuant to a Subordination Agreement or on terms otherwise satisfactory to the Majority Lenders (acting reasonably);

“Subsidiary” means, in relation to any company, corporation or other legal entity (a “holding company”), a company, corporation or other legal entity:

(a)	which is controlled, directly or indirectly, by the holding company;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the holding company; or

(c)	which is a subsidiary of another Subsidiary of the holding company,

and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to determine the composition of the majority of its board of directors or equivalent body.

“Target” means TB Holding BV, a company incorporated under the laws of the Netherlands and registered with the trade register of the chamber of commerce under number 24417327.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Target Group” means the Target and its Subsidiaries from time to time.

“Target Shares” means all of the shares of Target in respect of the share capital of Target.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“TBA Combined Financial Statements” means the Tailored Blanks Arcelor Combined Financial Statements for the years ended December 31 2006, 2005 and 2004 as reconciled for the Target Group by the Financing Perimeter (Audit Walk 05 and 06) prepared by the Parent.

“Term Facility” means the term loan facility made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (The Facilities).

“Term Facility Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Term Facility Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Term Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Term Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Term Facility Loan” means a loan made or to be made under the Term Facility or the principal amount outstanding for the time being of that loan.

“Term Facility Repayment Date” means each date set out in Clause 7.1 (Repayment of Term Facility Loans).

“Termination Date” means the date which is sixty months from the date of this Agreement.

“Total Commitments” means the aggregate of the Total Term Facility Commitments and the Total Revolving Facility Commitments, being €118,000,000 at the date of this Agreement.

“Total Revolving Facility Commitments” means the aggregate of the Revolving Facility Commitments, being €40,000,000 at the date of this Agreement.

“Total Term Facility Commitments” means the aggregate of the Term Facility Commitments, being €78,000,000 at the date of this Agreement.

“Transaction Documents” means the Finance Documents, the Acquisition Documents, the Shareholder Loan Agreement and each Intra-Group Loan Agreements.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the documents listed as being a Transaction Security Document in paragraph 1(e) of Part IB of Schedule 2 (Conditions precedent), any document required to be delivered to the Agent under paragraph 14 of Part II of Schedule 2 (Conditions precedent) and each of the documents listed as being a Transaction Security Document in Part III of Schedule 2 (Conditions precedent) together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Transition Services Agreement” means the Transition Services Agreement entered into on or about the Closing Date between Arcelor S.A., the Company and the Parent.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to an assignment or transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US GAAP” means generally accepted accounting principles, standards and practices in the United States of America.

“Utilisation” means a Loan.

“Utilisation Date” means the date on which a Utilisation is made.

“Utilisation Request” means a notice substantially in the relevant form set out in Part I of Schedule 3 (Requests).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“Vendor” means Arcelor S.A.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)

the “Agent”, the “Arranger”, any “Finance Party”, any “Hedge Counterparty”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Company and the Agent or, if not so agreed, is in the form specified by the Agent;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	a “Finance Document” or a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or Transaction Document or other agreement or instrument;

(v)	“guarantee” means (other than in Clause 20 (Guarantee and indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(viii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a provision of law is a reference to that provision as amended or re-enacted; and

(x)	a time of day is a reference to Paris time.

(b)	Unless a contrary indication appears, where it relates to a Dutch entity, a reference in this Agreement to:

(i)	a winding-up, administration or dissolution includes a Dutch entity being:

(A)	declared bankrupt (failliet verklaard); or

(B)	dissolved (ontbonden);

(ii)	a moratorium includes surseance van betaling and granted a moratorium includes surseance verleend;

(iii)	insolvency includes a bankruptcy and moratorium;

(iv)	a trustee in bankruptcy includes a curator;

(v)	an administrator includes a bewindvoerder;

(vi)	“security right” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(vii)	an attachment includes a beslag; and

(viii)	a subsidiary includes a dochtermaatschappij as defined in Article 2.24a of the Dutch Civil Code.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Borrower providing “cash cover” for the Ancillary Facility means a Borrower paying an amount in the currency of the Ancillary Facility to an interest-bearing account in the name of the Borrower and the following conditions being met:

(i)	the account is with the Agent (if the cash cover is to be provided for all the Lenders) or with a Lender or Ancillary Lender (if the cash cover is to be provided for that Lender or Ancillary Lender);

(ii)	until no amount is or may be outstanding under the Ancillary Facility, withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of the Ancillary Facility; and

(iii)	the Borrower has executed a security document over that account, in form and substance satisfactory to the Agent or the Lender or Ancillary Lender with which that account is held, creating a first ranking security interest over that account.

(f)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

(g)	A Borrower “repaying” or “prepaying” the Ancillary Outstandings means:

(i)	that Borrower providing cash cover in respect of the Ancillary Outstandings;

(ii)	the maximum amount payable under the Ancillary Facility being reduced or cancelled in accordance with its terms; or

(iii)	the Ancillary Lender being satisfied that it has no further liability under the Ancillary Facility,

and the amount by which Ancillary Outstandings are repaid or prepaid under paragraphs (g)(i) and (g)(ii) above is the amount of the relevant cash cover or reduction.

(h)	An amount borrowed includes any amount outstanding under an Ancillary Facility.

1.3	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2

THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

(a)	Subject to the terms of this Agreement, the Lenders make available:

(i)	a euro term loan facility in an aggregate amount equal to the Total Term Facility Commitments; and

(ii)	a euro revolving credit facility in an aggregate amount equal to the Total Revolving Facility Commitments.

(b)	The Term Facility will be available to the Company and the Revolving Facility will be available to all the Borrowers.

(c)	Subject to the terms of this Agreement and the Ancillary Facility Documents, an Ancillary Facility Lender may make available an Ancillary Facility to any of the Borrowers in place of all or part of its Commitment under the Revolving Facility.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Obligors’ Agent

(a)	Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party and Hedge Counterparty to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose

(a)	The Company shall apply all amounts borrowed by it under the Term Facility towards:

(i)	payment to the Vendor of an amount not exceeding $1,000,000 in respect of the purchase price for the Target Shares under the Acquisition Agreement;

(ii)	payment of the Acquisition Costs (other than periodic fees);

(iii)	(directly or indirectly via a share premium contribution in the Target) refinancing certain Financial Indebtedness of the Target and its Subsidiaries to the Vendor or one of its Affiliates; or

(iv)	closing out hedging transactions entered into by the Parent in connection with the Acquisition,

as described in the Funds Flow Statement.

(b)	Each Borrower shall apply all amounts borrowed by it under the Revolving Facility and any utilisation of an Ancillary Facility directly or indirectly;

(i)	towards the general corporate and working capital purposes of the Group (but not towards prepayment of any Term Facility Loan other than under Clause 9.2(b)(vi)) (Proceeds)); and

(ii)	in respect of the Company only, in payment to the Vendor of any Adjustment Amount.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if, on or before the Utilisation Date for that Utilisation, the Agent has received all of the documents and other evidence listed in Part IA and Part IB of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation), if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(b)	in relation to any Utilisation on the Closing Date, all the representations and warranties in Clause 21 (Representations) or, in relation to any other Utilisation, the Repeating Representations to be made by each Obligor are true and correct in all material respects.

4.3	Maximum number of Utilisations

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)	three or more Term Facility Loans would be outstanding; or

(ii)	six or more Revolving Facility Utilisations would be outstanding.

(b)	A Borrower may not request that a Term Facility Loan be divided if, as a result of the proposed division, three or more Term Facility Loans would be outstanding.

SECTION 3

UTILISATION

5.	UTILISATION LOANS

5.1	Delivery of a Utilisation Request

A Borrower (or the Company on its behalf) may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	it identifies whether the Loan will be an Acquisition Loan;

(iii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iv)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(v)	the proposed Interest Period complies with Clause 12 (Interest Periods).

(b)	Multiple Utilisations may be requested in a Utilisation Request where the proposed Utilisation Date is the Closing Date. Only one Utilisation may be requested in each subsequent Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be euro.

(b)	The amount of the proposed Utilisation must be a minimum amount of €2,500,000 or, if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the Base Currency Amount of each Loan and the amount of its participation in that Loan by the Specified Time.

5.5	Limitations on Utilisations

(a)	The Revolving Facility shall not be utilised unless the Term Facility has been utilised.

(b)	The maximum aggregate amount of the Ancillary Facility Commitments of all the Lenders shall not at any time exceed €5,000,000.

5.6	Acquisition Loans

(a)	A Loan which is identified as an Acquisition Loan may not be utilised for any purpose other than an Acquisition Purpose or to refinance an Acquisition Loan.

(b)	A Loan which is not identified as an Acquisition Loan may not be used for any Acquisition Purpose or to refinance an Acquisition Loan.

(c)	The Company must ensure that any Loan drawn for any Acquisition Purpose (including, where the Company has drawn a Loan under the Revolving Facility to fund any Adjustment Amount, any Rollover Loan or other Loan drawn to refinance that original Loan or any such subsequent Loan) is and remains separate, and separately identifiable, from all other Loans.

5.7	Cancellation of Commitment

(a)	The Term Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Term Facility.

(b)	The Revolving Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Revolving Facility.

6.	ANCILLARY FACILITIES

6.1	Type of Facility

An Ancillary Facility may be by way of:

(a)	an overdraft facility;

(b)	a guarantee, bonding, documentary or stand-by letter of credit facility;

(c)	a short term loan facility;

(d)	a derivatives facility;

(e)	a foreign exchange facility; or

(f)	any other facility or accommodation required in connection with the business of the Group and which is agreed by a Borrower with an Ancillary Lender.

6.2	Availability

(a)	If a Borrower and a Lender agree and except as otherwise provided in this Agreement, the Lender may provide an Ancillary Facility on a bilateral basis in place of all or part of that Lender’s unutilised Revolving Facility Commitment (which shall (except for the purpose of determining the Majority Lenders or for the purposes of Clause 6.8 (Revolving Facility Commitment amounts) and paragraph (b)(iv) of Clause 6.3 (Terms of Ancillary Facilities)) be reduced by the amount of the Ancillary Commitment under an Ancillary Facility).

(b)	Except as provided in paragraph (d) below, an Ancillary Facility shall not be made available unless, not later than 5 Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Agent has received from the Company:

(i)	a notice in writing requesting the establishment of an Ancillary Facility and specifying:

(A)	the proposed Borrower(s) which may use the Ancillary Facility;

(B)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(C)	the proposed type of Ancillary Facility to be provided;

(D)	the proposed Ancillary Lender;

(E)	the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, if the Ancillary Facility is an overdraft facility comprising more than one account its maximum gross amount (that amount being the “Designated Gross Amount”) and its maximum net amount (that amount being the “Designated Net Amount”); and

(F)	the proposed currency of the Ancillary Facility (which must be euro);

(ii)	a copy of the proposed Ancillary Document; and

(iii)	any other information which the Agent may reasonably request in connection with the Ancillary Facility.

The Agent shall promptly notify the Company, the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

(c)	Subject to compliance with paragraph (b) above:

(i)	the Lender concerned will become an Ancillary Lender; and

(ii)	the Ancillary Facility will be available,

with effect from the date agreed by the Borrower and the Ancillary Lender.

(d)	With effect from the date of first Utilisation under this Agreement (or such other date as may be agreed between BNP Paribas and the Company) BNP Paribas will become an Ancillary Lender, and the facility provided under the Ancillary Documents delivered to the Agent under Clause 4.1 (Initial conditions precedent) will be available and will be an Ancillary Facility.

(e)	No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause 6.2). In such a case, the provisions of this Agreement with regard to amendments and waivers will apply.

6.3	Terms of Ancillary Facilities

(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the relevant Borrower.

(b)	However, those terms:

(i)	must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii)	may allow only Borrowers to use the Ancillary Facility;

(iii)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(iv)	may not allow the Ancillary Commitment of a Lender to exceed the Available Commitment with respect to the Revolving Facility of that Lender; and

(v)	must require that the Ancillary Commitment is reduced to nil, and that all Ancillary Outstandings are repaid (or cash cover provided in respect of all the Ancillary Outstandings) not later than the Termination Date for the Revolving Facility (or such earlier date as the Revolving Facility Commitment of the Ancillary Lender (or its Affiliate) is reduced to zero).

(c)	If there is any inconsistency between any term of the Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for (i) Clause 34.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility and (ii) an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail.

(d)	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 14.5 (Interest, commission and fees on Ancillary Facilities).

6.4	Repayment of Ancillary Facility

(a)	Each Ancillary Facility shall cease to be available on the Termination Date in relation to the Revolving Facility or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)	If an Ancillary Facility expires in accordance with its terms, the Ancillary Commitment of the Ancillary Lender shall be reduced to zero (and its Revolving Facility Commitment shall be increased accordingly).

(c)	No Ancillary Lender may demand repayment or prepayment of any amounts or demand cash cover for any liabilities made available or incurred by it under its Ancillary Facility (except where the Ancillary Facility is provided on a net limit basis to the extent required to bring any gross outstandings down to the net limit) unless:

(i)	the Total Revolving Facility Commitments have been cancelled in full, or all outstanding Utilisations under the Revolving Facility have become due and payable in accordance with the terms of this Agreement, or the Agent has declared all outstanding Utilisations under the Revolving Facility immediately due and payable, or the expiry date of the Ancillary Facility occurs;

(ii)	it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility; or

(iii)	the Ancillary Outstandings (if any) under that Ancillary Facility can be refinanced by a Revolving Facility Utilisation under the Revolving Facility and an Ancillary Lender gives sufficient notice to enable a Utilisation of the Revolving Facility to be made to refinance those Ancillary Outstandings.

(d)	For the purposes of determining whether or not the Ancillary Outstandings under the Ancillary Facility mentioned in paragraph (c)(iii) above can be refinanced by a Utilisation of the Revolving Facility:

(i)	the Revolving Facility Commitment of the Ancillary Lender will be increased by the amount of its Ancillary Commitment; and

(ii)	the Utilisation may and shall (so long as paragraph (c)(i) above does not apply) be made irrespective of whether a Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings) and irrespective of whether Clause 4.3 (Maximum number of Utilisations) or paragraph (a)(iii) of Clause 5.2 (Completion of a Utilisation Request for Loans) applies.

(e)	On the making of a Utilisation of the Revolving Facility to refinance Ancillary Outstandings:

(i)	each Lender will participate in that Utilisation in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Revolving Facility Utilisations then outstanding bearing the same proportion to the aggregate amount of the Revolving Facility Utilisations then outstanding as its Revolving Facility Commitment bears to the Total Revolving Facility Commitments; and

(ii)	the relevant Ancillary Facility shall be cancelled.

(f)	In relation to an Ancillary Facility which comprises an overdraft facility where a Designated Net Amount has been established, the Ancillary Lender providing the Ancillary Facility shall only be obliged to take into account for the purposes of calculating compliance with the Designated Net Amount those credit balances which it is permitted to take into account by the then current law and regulations in relation to its reporting of exposures to the applicable regulatory authorities as netted for capital adequacy purposes.

6.5	Ancillary Outstandings

Each Borrower and each Ancillary Lender agrees with and for the benefit of each Lender that:

(a)	the Ancillary Outstandings under any Ancillary Facility provided by an Ancillary Lender shall not exceed the Ancillary Commitment applicable to that Ancillary Facility and where the Ancillary Facility is an overdraft facility comprising more than one account, Ancillary Outstandings under that Ancillary Facility shall not exceed the Designated Net Amount in respect of that Ancillary Facility; and

(b)	where all or part of the Ancillary Facility is an overdraft facility comprising more than one account, the Ancillary Outstandings (calculated on the basis that the words in brackets in paragraph (a) of the definition of that term were deleted) shall not exceed the Designated Gross Amount applicable to that Ancillary Facility.

6.6	Adjustment for Ancillary Facilities upon acceleration

(a)	In this Clause 6.6:

“Revolving Outstandings” means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of (i) its participation in each Revolving Facility Utilisation then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under the Revolving Facility), and (ii) if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (together with the aggregate amount of all accrued interest, fees and commission owed to it as the Ancillary Lender in respect of the Ancillary Facility).

“Total Revolving Outstandings” means the aggregate of all Revolving Outstandings.

(b)

If a notice is served under Clause 25.18 (Acceleration) (other than a notice declaring Utilisations to be due on demand), each Lender and each Ancillary Lender shall promptly adjust by corresponding transfers (to the extent necessary) their claims in respect of amounts outstanding to them under the Revolving Facility and each Ancillary Facility to ensure that after such transfers the Revolving Outstandings of each Lender bear the same proportion to the Total Revolving Outstandings as such Lender’s Revolving Facility Commitment bears to the Total Revolving Facility Commitments, each as at the date the notice is served under Clause 25.18 (Acceleration).

(c)	If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (b) above, then each Lender and Ancillary Lender will make a further adjustment by corresponding transfers (to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(d)	Prior to the application of the provisions of paragraph (b) of this Clause 6.6, an Ancillary Lender that has provided an overdraft comprising more than one account under an Ancillary Facility shall set-off any liabilities owing to it under such overdraft facility against credit balances on any account comprised in such overdraft facility.

(e)	All calculations to be made pursuant to this Clause 6.6 shall be made by the Agent based upon information provided to it by the Lenders and Ancillary Lenders.

6.7	Information

Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

6.8	Revolving Facility Commitment amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Revolving Facility Commitment is not less than its Ancillary Commitment.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT

7.1	Repayment of Term Facility Loans

The Borrowers under the Term Facility shall repay the Term Facility Loans in instalments by repaying on each Term Facility Repayment Date an amount which reduces the Base Currency Amount of the outstanding aggregate Term Facility Loans by an amount equal to the relevant percentage of all the Term Facility Loans borrowed by the Borrowers as at the close of business in London on the last day of the Availability Period in relation to the Term Facility as set out in the table below:

Term Facility Repayment Date	Repayment Instalment
31 December 2007	10%
30 June 2008	10%
31 December 2008	10%
30 June 2009	10%
31 December 2009	10%
30 June 2010	10%
31 December 2010	10%
30 June 2011	10%
31 December 2011	10%
Termination Date	10%

7.2	Repayment of Revolving Facility Loans

Each Borrower which has drawn a Revolving Facility Loan shall repay that Loan on the last day of its Interest Period.

7.3	Effect of prepayment on scheduled repayments and reductions

(a)	If any of the Term Facility Loans are prepaid in accordance with Clause 8.5 (Right of cancellation and repayment in relation to a single Lender) or Clause 8.1 (Illegality), then the amount of the Repayment Instalment for each Repayment Date falling after that prepayment will reduce pro rata by the amount of the Term Facility Loan prepaid.

(b)	If any of the Term Facility Loans are prepaid in accordance with Clause 8.3 (Voluntary prepayment of Term Facility Loans) or Clause 9.3 (Application of mandatory prepayments), then the amount of the Repayment Instalment for each Repayment Date falling after that prepayment will reduce in inverse chronological order by the amount of the Term Facility Loan prepaid.

8.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Voluntary cancellation

(a)	The Company may, if it gives the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of €2,500,000 and an integral multiple of €1,000,000) of the Available Facility with respect to the Revolving Facility. Any cancellation under this Clause 8.2 shall reduce the Commitments of the Lenders rateably under that Facility.

(b)	Any notice of cancellation of the Available Commitments with respect to the Revolving Facility delivered at any time while Loans under any other Facility remain outstanding and/or other Commitments remain uncancelled must be accompanied by evidence, in form and substance satisfactory to the Majority Lenders, that the Group will have sufficient working capital facilities available to it following such cancellation.

8.3	Voluntary prepayment of Term Facility Loans

(a)	A Borrower to which a Term Facility Loan has been made may, if it or the Company gives the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of that Term Facility Loan (but, if in part, being an amount that reduces the Base Currency Amount of that Term Facility Loan by a minimum amount of €2,500,000 and in an integral multiple of €1,000,000).

(b)	A Term Facility Loan may only be prepaid after the last day of the Availability Period in relation to the Term Facility (or, if earlier, the day on which the applicable Available Facility is zero).

8.4	Voluntary prepayment of Revolving Facility Utilisations

A Borrower to which a Revolving Facility Utilisation has been made may, if it or the Company gives the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of that Revolving Facility Utilisation (but, if in part, being an amount that reduces the Base Currency Amount of that Revolving Facility Utilisation by a minimum amount of €2,500,000 and in an integral multiple of €1,000,000).

8.5	Right of cancellation and repayment in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 15.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Company or an Obligor under Clause 15.3 (Tax indemnity) or Clause 16.1 (Increased Costs),

the Company may, whilst the circumstance giving rise to the requirement for indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

9.	MANDATORY PREPAYMENT

9.1	Exit

(a)	For the purpose of this Clause 9.1, “Acquisition Event” means:

(i)	the Closing Date has not occurred by 31 October 2007;

(ii)	prior to the Closing Date, the Acquisition Agreement or any other Acquisition Document ceases subject to the Legal Reservations to be in full force and effect;

(iii)	prior to the Closing Date, any Acquisition Document is amended (except into the agreed form) or terminated or any waiver or consent is granted under any Acquisition Document except in accordance with paragraph (c) of Clause 24.13 (Acquisition Documents); or

(iv)	prior to the Closing Date, the European Commission initiates proceedings under Article 6(1)(c) of the Merger Regulation (or any other competition or monopoly authority initiates any proceedings) in connection with the proposed Acquisition or any matter arising therefrom.

(b)	Upon the occurrence of:

(i)	a Change of Control;

(ii)	an Acquisition Event; or

(iii)	the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions,

then:

(A)	no Lender shall be obliged to fund a Loan; and

(B)

if a Lender so requires, the Agent shall, by no less than 20 Business Days’ notice to the Company, cancel all of the Commitments and Ancillary Facility Commitments of that Lender and declare that Lender’s participation in all outstanding Utilisations and Ancillary Outstandings, together with accrued interest and all other amounts accrued to that Lender under the Finance Documents to be immediately due and payable, whereupon the Commitments of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

(c)	Promptly upon becoming aware of the same, the Company shall notify the Agent of the occurrence of any, Change of Control, Acquisition Event or sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions.

9.2	Proceeds

(a)	For the purposes of this Clause 9.2, Clause 9.3 (Application of mandatory prepayments) and Clause 9.4 (Mandatory Prepayment Accounts and Holding Accounts):

“Acquisition Proceeds” means the proceeds of a claim (a “Recovery Claim”) against the Vendor or any of its Affiliates (or any employee, officer or adviser) in relation to the Acquisition Documents (other than any Purchase Price Reduction and any Excluded Purchase Price Reduction Proceeds) or against the provider of any Report (in its capacity as a provider of that Report) except for Excluded Acquisition Proceeds, and after deducting:

(i)	any reasonable expenses which are incurred by any member of the Group to persons who are not members of the Group; and

(ii)	any Tax incurred and required to be paid by a member of the Group (as reasonably determined by the relevant member of the Group on the basis of existing rates and taking into account any available credit, deduction or allowance), in each case in relation to that Recovery Claim.

“Disposal” means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

“Disposal Proceeds” means the consideration receivable by any member of the Group (including any amount receivable in repayment of intercompany debt) for any Disposal made by any member of the Group except for Excluded Disposal Proceeds and after deducting:

(i)	any reasonable expenses which are incurred by any member of the Group with respect to that Disposal to persons who are not members of the Group; and

(ii)	any Tax incurred and required to be paid by the seller in connection with that Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance).

“Excluded Acquisition Proceeds” means any proceeds of a Recovery Claim which the Company notifies the Agent are, or are to be, applied:

(i)	in payment of amounts payable to the Vendor pursuant to the Acquisition Agreement by way of adjustment to the purchase price in respect of the Acquisition (except to the extent relating to a working capital adjustment);

(ii)	to satisfy (or reimburse a member of the Group which has discharged) any liability, charge or claim upon a member of the Group by a person which is not a member of the Group; or

(iii)	in the replacement, reinstatement and/or repair of assets of members of the Group which have been lost, destroyed or damaged,

in each case as a result of the events or circumstances giving rise to that Recovery Claim, if those proceeds are so applied within 12 months of receipt, or such longer period as the Majority Lenders may agree) after receipt.

“Excluded Disposal Proceeds” means:

(i)	the proceeds of any Disposal where the total proceeds for that Disposal do not exceed €500,000 (or its equivalent in another currency or currencies);

(ii)	proceeds arising as a result of a Permitted Disposal referred to in paragraphs (a), (b), (e), (f), (g) and (h) of that definition; or

(iii)	proceeds arising as a result of a Permitted Disposal referred to in paragraph (c) of that definition which are reinvested, within 12 months after receipt, in assets of a comparable or superior type, value or quality.

“Excluded Insurance Proceeds” means:

(i)	any proceeds of an insurance claim which are, or are to be, applied:

(A)	to meet a third party claim;

(B)	to cover operating losses in respect of which the relevant insurance claim was made; or

(C)	to the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made,

in each case, within 12 months after receipt or such longer period as the Majority Lenders may agree); or

(ii)	any proceeds in respect of an insurance claim where the total proceeds of that claim do not exceed €500,000 (or its equivalent in another currency or currencies).

“Excluded Purchase Price Reduction Proceeds” means the proceeds of any payment made to the Company under clause 4.5 (Adjustment Payment) of the Acquisition Agreement where:

(i)	the Company notifies the Agent that those proceeds are, or are to be, applied in prepayment or repayment of Revolving Facility Loans, or otherwise invested in the business of the Group;

(ii)	those proceeds are so applied or invested within 30 days of the date of their receipt by the Company;

(iii)	the relevant payment (the “Relevant Payment”) under clause 4.5 (Adjustment Payment) of the Acquisition Agreement was calculated in accordance with the procedure set out in Clause 4.4 (Adjustment Procedure) of the Acquisition Agreement, namely on the basis of closing financial statements delivered 60 days after the Closing Date and subject to determination by neutral accountants in the event of any dispute by the Company; and

(iv)	the Company provides evidence in reasonable detail of how the Relevant Payment was calculated.

“Insurance Proceeds” means the proceeds of any insurance claim received by any member of the Group except for Excluded Insurance Proceeds and after deducting any reasonable expenses in relation to that claim which are incurred by any member of the Group to persons who are not members of the Group.

“New Shareholder Funding” means any investment in the shares of, or capital contribution (whether by way of debt or equity, and including all Subordinated Debt) to, the Company or any other member of the Group made by the Parent or any other person (other than a member of the Group) after the date of this Agreement, except for the equity contributions and/or shareholder loans to be made by the Parent to the Company in order to fund the Acquisition and as described in the Funds Flow Statement.

“New Shareholder Funding Proceeds” means the proceeds received by the Company or other member of the Group of New Shareholder Funding, after deducting:

(i)	any reasonable expenses which are incurred by the Company or another member of the Group with respect to that New Shareholder Funding to persons who are not members of the Group; and

(ii)	any Tax incurred and required to be paid by the Company or other member of the Group in connection with that New Shareholder Funding (as reasonably determined by the Company, on the basis of existing rates and taking account of any available credit, deduction or allowance).

“Purchase Price Reduction” means the proceeds of any payment made to the Parent or the Company under clause 4.5 (Adjustment Payment) of the Acquisition Agreement or any other reduction or downward adjustment to the purchase price for the Acquisition pursuant to the Acquisition Documents, except for Excluded Purchase Price Reduction Proceeds.

(b)	The Company shall ensure that the Borrowers prepay Utilisations in the following amounts at the times and in the order of application contemplated by Clause 9.3 (Application of mandatory prepayments):

(i)	the amount of Acquisition Proceeds;

(ii)	the amount of Disposal Proceeds;

(iii)	the amount of Insurance Proceeds;

(iv)	the amount of any Purchase Price Reduction;

(v)	the amount of any New Shareholder Funding Proceeds except to the extent the Company has notified the Agent on or before receipt of such funds of its intention to use such funds to fund a Permitted Acquisition as defined in paragraph (f) of that definition or a Joint Venture Investment in respect of a Permitted Joint Venture and such funds are so applied within 6 months after receipt; and

(vi)	the amount equal to 50 per cent. of Excess Cashflow, for any Financial Year of the Company ending on or after 31 December 2008 until such time as the aggregate amount of the outstanding Term Facility Loans is less than 50 per cent. of the highest aggregate amount of the outstanding Term Facility Loans at any time during or as at the end of the Availability Period for the Term Facility.

9.3	Application of mandatory prepayments

(a)	Any prepayment made under Clause 9.2(b) (Proceeds) other than a prepayment of New Shareholder Funding Proceeds pursuant to sub-paragraph (v) thereof shall be applied in the following order:

(i)	first, in prepayment of Term Facility Loans as contemplated in paragraphs (c) to (f) inclusive below;

(ii)	secondly, in cancellation of Available Commitments under the Revolving Facility (and the Available Commitment of the Lenders under the Revolving Facility will be cancelled rateably);

(iii)	thirdly, in prepayment of Revolving Facility Utilisations and of Revolving Facility Commitments; and

(iv)	finally, in repayment and cancellation of the Ancillary Outstandings and Ancillary Commitments.

(b)	A prepayment of New Shareholder Funding Proceeds pursuant to sub-paragraph (v) of Clause 9.2(b) (Proceeds) shall be applied as follows:

(i)	as to 50 per cent. of the amount of such prepayment, in the following order:

(A)	first in prepayment of Revolving Facility Utilisations; and

(B)	secondly, the remainder (if any) shall be freely available to the Company and not required to be applied in prepayment of the Facilities; and

(ii)	as to the remaining 50 per cent. of the amount of such prepayment, in the following order:

(A)	first, in prepayment of Term Facility Loans as contemplated in paragraphs (c) to (f) inclusive below;

(B)	secondly, in cancellation of Available Commitments under the Revolving Facility (and the Available Commitment of the Lenders under the Revolving Facility will be cancelled rateably);

(C)	thirdly, in prepayment of Revolving Facility Utilisations and of Revolving Facility Commitments; and

(D)	finally, in repayment and cancellation of the Ancillary Outstandings and Ancillary Commitments.

(c)	Unless the Company makes an election under paragraph (e) below, the Borrowers shall prepay Term Facility Loans at the following times:

(i)	in the case of any prepayment relating to the amounts of Acquisition Proceeds, Disposal Proceeds, Insurance Proceeds, Purchase Price Reduction or New Shareholder Funding Proceeds, promptly upon receipt of those proceeds; and

(ii)	in the case of any prepayment relating to an amount of Excess Cashflow, within 10 Business Days of delivery pursuant to Clause 22.1 (Financial statements) of the annual consolidated accounts of the Company for the relevant Financial Year.

(d)	A prepayment in respect of Term Facility Loans under Clause 9.2 (Proceeds) shall prepay the Term Facility Loans in reducing the relevant Repayment Instalment for each Repayment Date falling after the date of prepayment in the manner contemplated by paragraph (b) of Clause 7.3 (Effect of prepayment on scheduled repayments and reductions).

(e)	Subject to paragraph (f) below, the Company may elect that any prepayment under Clause 9.2 (Proceeds) to be applied in prepayment of a Term Facility Loan shall be so applied on the last day of the Interest Period relating to that Term Facility Loan. If the Company makes that election, then a proportion of the Term Facility Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

(f)	If the Company has made an election under paragraph (e) above but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Term Facility Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

9.4	Mandatory Prepayment Accounts and Holding Accounts

(a)	The Company shall ensure that:

(i)	Disposal Proceeds, Insurance Proceeds, Acquisition Proceeds, New Shareholder Funding Proceeds and the proceeds of any Purchase Price Reduction in respect of which the Company has made an election under paragraph (e) of Clause 9.3 (Application of mandatory prepayments) are paid into a Mandatory Prepayment Account as soon as reasonably practicable after receipt by a member of the Group;

(ii)	any Excluded Acquisition Proceeds and any proceeds as described in paragraph (i) of the definition of “Excluded Insurance Proceeds” or paragraph (iii) of the definition of “Excluded Disposal Proceeds” are paid into a Holding Account as soon as reasonably practicable after receipt by a member of the Group; and

(iii)	an amount equal to any Excess Cashflow in respect of which the Company has made an election under paragraph (e) of Clause 9.3 (Application of mandatory prepayments) is paid into a Mandatory Prepayment Account promptly after such election.

(b)	The Company and each Borrower irrevocably authorise the Agent to apply:

(i)	amounts credited to the Mandatory Prepayment Account; and

(ii)	amounts credited to the Holding Account which have not been applied for the relevant purpose specified in the relevant definition of “Excluded Acquisition Proceeds”, “Excluded Insurance Proceeds” or “Excluded Disposal Proceeds” within the specified time period of receipt of the relevant proceeds (or such longer time period as the Agent may agree), to pay amounts due and payable under Clause 9.3 (Application of mandatory prepayments) and otherwise under the Finance Documents. The Company and each Borrower further irrevocably authorise the Agent to so apply amounts credited to the Holding Account whether or not the specified time period has elapsed since receipt of those proceeds if a Default has occurred and is continuing. The Company and each Borrower also irrevocably authorise the Agent to transfer any amounts credited to the Holding Account referred to in this paragraph (b) to the Mandatory Prepayment Account pending payment of amounts due and payable under the Finance Documents (but if all such amounts have been paid any such amounts remaining credited to the Mandatory Prepayment Account may (unless a Default has occurred) be transferred back to the Holding Account).

(c)	A Lender, Security Agent or Agent with which a Mandatory Prepayment Account or Holding Account is held acknowledges and agrees that (i) interest shall accrue at normal commercial rates on amounts credited to those accounts and that the account holder shall be entitled to receive such interest (which shall be paid in accordance with the mandate relating to such account) unless a Default is continuing and (ii) each such account is subject to the Transaction Security.

9.5	Excluded proceeds

Where Excluded Acquisition Proceeds, Excluded Insurance Proceeds or Excluded Disposal Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in the relevant definition of “Excluded Acquisition Proceeds”, “Excluded Insurance Proceeds” or “Excluded Disposal Proceeds”), the Company shall ensure that those amounts are used for that purpose and, if requested to do so by the Agent, shall promptly deliver a certificate to the Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.

9.6	Prepayment subject to laws

(a)	The Company and each other member of the Group shall use all reasonable endeavours and take all reasonable steps to ensure that any transaction giving rise to a prepayment obligation is structured in such a way that it will not be unlawful for the members of the Group to move the relevant proceeds received between members of the Group to enable a mandatory prepayment lawfully to be made and the proceeds lawfully to be applied as provided under this Clause 9 (Mandatory Prepayment).

(b)	If however, after the Company and each such member of the Group has used all such reasonable endeavours and taken such reasonable steps as described in paragraph (a) above, it will still:

(i)	be unlawful (including, without limitation, by reason of financial assistance, corporate benefit restrictions on upstreaming cash intra-group and the fiduciary and statutory duties of the directors of any member of the Group) for such a prepayment to be made and the proceeds so applied or to make funds available to a member of the Group that could make such a prepayment; or

(ii)	result in any member of the Group making funds available to another member of the Group to enable such a prepayment to be made and/or cash cover to be provided incurring material cost or expense (including any tax liability) in excess of 5 per cent. of the proposed prepayment amount, then, notwithstanding any other provision of this Clause 9 (but subject to paragraph (c) below) such prepayment and/or provision of cash cover shall not be required to be made (and, for the avoidance of doubt, the relevant amount shall be available for general corporate purposes and working capital purposes of the Group and shall not be required to be paid to the Mandatory Prepayment Accounts and the Holding Account) provided always that if the restriction preventing such payment/provision of cash cover or giving rise to such liability is removed, any relevant proceeds will be applied in prepayment in accordance with this Clause 9.

(c)	If it would be unlawful to apply any amount as described in this Clause 9 towards the prepayment or repayment of any Acquisition Loan or any other Loans (or to apply any proceeds or to make any funds available to make such a repayment or prepayment) or to cancel any commitments (the “Unlawful Reduction”), but it would be lawful to apply that amount towards subsequent prepayments, repayments or cancellations as described in Clause 9.3 (Application of mandatory prepayments) (a) or (b), as applicable, then those amounts will not be applied to the Unlawful Reductions, but shall be applied towards the next lawful application specified in paragraph (a) or (b), as applicable.

10.	RESTRICTIONS

10.1	Notices of cancellation or prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 8 (Illegality, voluntary prepayment and cancellation), paragraph (e) of Clause 9.3 (Application of mandatory prepayments) or Clause 9.4 (Mandatory Prepayment Accounts and Holding Accounts) shall (subject to the terms of those Clauses) be irrevocable and, unless a contrary indication appears in this Agreement, any such notice shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

10.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

10.3	No reborrowing of Term Facility

No Borrower may reborrow any part of the Term Facility which is prepaid.

10.4	Reborrowing of Revolving Facility

Unless a contrary indication appears in this Agreement, any part of the Revolving Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

10.5	Prepayment in accordance with this Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

10.6	No reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

10.7	Agent’s receipt of notices

If the Agent receives a notice under Clause 8 (Illegality, voluntary prepayment and cancellation) or an election under paragraph (e) of Clause 9.3 (Application of mandatory prepayments), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender, as appropriate.

SECTION 5

COSTS OF UTILISATION

11.	INTEREST

11.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	EURIBOR; and

(c)	Mandatory Cost, if any.

11.2	Payment of interest

(a)	A Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six-Monthly intervals after the first day of the Interest Period).

(b)	If the annual audited financial statements of the Group and related Compliance Certificate received by the Agent show that a higher Margin should have applied during a certain period, then the Company shall (or shall ensure the relevant Borrower shall) promptly pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate of the Margin applied during such period.

11.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 11.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1 per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

11.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest under this Agreement.

11.5	Hedge Counterparty provisions

The provisions of Schedule 16 (Hedge Counterparty provisions) shall bind each party.

12.	INTEREST PERIODS

12.1	Selection of Interest Periods and terms

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Facility Loan and has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Term Facility Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of the Borrower) to which that Term Facility Loan was made not later than the Specified Time.

(c)	If a Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 12.2 (Changes to Interest Periods), be three Months.

(d)	Subject to this Clause 12, a Borrower (or the Company) may select an Interest Period of one, two, three or six Months or any other period agreed between the Company and the Agent. In addition, in relation to the Term Facility, a Borrower (or the Company on its behalf) may select an Interest Period of less than one Month, if necessary to ensure that there are Term Facility Loans (with an aggregate Base Currency Amount equal to or greater than the Repayment Instalment) which have an Interest Period ending on a Repayment Date for the Borrowers to make the Repayment Instalment due on that date.

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(f)	Each Interest Period for a Term Facility Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	A Revolving Facility Loan has one Interest Period only.

12.2	Changes to Interest Periods

(a)	Prior to determining the interest rate for a Term Facility Loan, the Agent may shorten an Interest Period for any Term Facility Loan to ensure there are sufficient Term Facility Loans (with an aggregate Base Currency Amount equal to or greater than the relevant Repayment Instalment) which have an Interest Period ending on a Repayment Date for the Borrowers to make the relevant Repayment Instalment due on that date.

(b)	If the Agent makes any of the changes to an Interest Period referred to in this Clause 12.2, it shall promptly notify the Company and the Lenders.

12.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12.4	Consolidation and division of Term Facility Loans

(a)	Subject to paragraphs (b) and (c) below, if two or more Interest Periods:

(i)	relate to Term Facility Loans;

(ii)	end on the same date; and

(iii)	are made to the same Borrower,

those Term Facility Loans will, unless that Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Term Facility Loan on the last day of the Interest Period.

(b)	Subject to Clause 4.3 (Maximum number of Utilisations) and Clause 5.3 (Currency and amount), if a Borrower (or the Company on its behalf) requests in a Selection Notice that a Term Facility Loan be divided into two or more Term Facility Loans, that Term Facility Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, having an aggregate Base Currency Amount equal to the Base Currency Amount of the Term Facility Loan immediately before its division.

(c)	No Term Facility Loan which is an Acquisition Loan shall be consolidated with any Term Facility Loan which is not an Acquisition Loan.

13.	CHANGES TO THE CALCULATION OF INTEREST

13.1	Absence of quotations

Subject to Clause 13.2 (Market disruption), if EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

13.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement, “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period, the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of EURIBOR.

13.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

13.4	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

14.	FEES

14.1	Commitment fee

(a)	The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate per annum of:

(i)	40 per cent. of the Margin on that Lender’s Available Commitment under the Term Facility for the Availability Period applicable to the Term Facility; and

(ii)	40 per cent. of the Margin on that Lender’s Available Commitment under the Revolving Facility for the Availability Period applicable to the Revolving Facility.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the relevant Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

14.2	Arrangement fee

The Company shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

14.3	Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

14.4	Security Agent fee

The Company shall pay to the Security Agent (for its own account) the Security Agent fee in the amount and at the times agreed in a Fee Letter.

14.5	Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

15.	TAX GROSS-UP AND INDEMNITIES

15.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 15.2 (Tax gross-up) or a payment under Clause 15.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 15 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

15.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall, promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender, it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

15.3	Tax indemnity

(a)	The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 15.2 (Tax gross-up).

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 15.3, notify the Agent.

15.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

15.5	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Secured Party and Arranger against any cost, loss or liability that Secured Party or Arranger incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

15.6	Value added tax

(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. Subject to paragraph (b) below, if VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)	If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party in connection with a Finance Document, and any Party is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier, such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the VAT.

16.	INCREASED COSTS

16.1	Increased Costs

(a)	Subject to Clause 16.3 (Exceptions), the Company shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement, “Increased Costs” means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliates’) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document.

16.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 16.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

16.3	Exceptions

(a)	Clause 16.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 15.3 (Tax indemnity) (or would have been compensated for under Clause 15.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 15.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost;

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Clause 16.3, reference to a “Tax Deduction” has the same meaning given to the term in Clause 15.1 (Definitions).

17.	OTHER INDEMNITIES

17.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

17.2	Other indemnities

(a)	The Company shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including, without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties and Hedge Counterparties);

(iii)	funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(iv)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

(b)	The Company shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the Acquisition or the funding of the Acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 17.2 subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

17.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

17.4	Indemnity to the Security Agent

(a)	Each Obligor shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	the taking, holding, protection or enforcement of the Transaction Security;

(ii)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law; and

(iii)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

(b)	The Security Agent may, in priority to any payment to the other Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 17.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

18.	MITIGATION BY THE LENDERS

18.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 15 (Tax gross-up and indemnities) or Clause 16 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

18.2	Limitation of liability

(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 18.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 18.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

19.	COSTS AND EXPENSES

19.1	Transaction expenses

Subject to any limits agreed with the Agent, the Arranger and/or the Security Agent, the Company shall promptly on demand pay the Agent, the Arranger and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

19.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 31.9 (Change of currency), the Company shall, within five Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

19.3	Security Agent’s ongoing costs

(a)	In the event of (i) a Default or (ii) the Security Agent considering it necessary or expedient or (iii) the Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent and the Company agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Finance Documents, the Company shall pay to the Security Agent any additional remuneration that may be agreed between them.

(b)	If the Security Agent and the Company fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Company or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Company) and the determination of any investment bank shall be final and binding upon the Parties to this Agreement.

19.4	Enforcement and preservation costs

The Company shall, within five Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7

GUARANTEE

20.	GUARANTEE AND INDEMNITY

20.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party and Hedge Counterparty punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party and Hedge Counterparty that, whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party and Hedge Counterparty immediately on demand against any cost, loss or liability suffered by that Finance Party or Hedge Counterparty if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party or Hedge Counterparty would otherwise have been entitled to recover.

20.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

20.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party or Hedge Counterparty (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party and Hedge Counterparty shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

20.4	Waiver of defences

The obligations of each Guarantor under this Clause 20 will not be affected by an act, omission, matter or thing which, but for this Clause 20, would reduce, release or prejudice any of its obligations under this Clause 20 (without limitation and whether or not known to it or any Finance Party or Hedge Counterparty) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

20.5	Guarantor intent

Without prejudice to the generality of Clause 20.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

20.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party or Hedge Counterparty (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 20. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

20.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party and Hedge Counterparty (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party or Hedge Counterparty (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 20.

20.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties or Hedge Counterparties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party or Hedge Counterparty.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties and Hedge Counterparties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and Hedge Counterparties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 31 (Payment mechanics).

20.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor, then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties and Hedge Counterparties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

20.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party or Hedge Counterparty.

20.11	Guarantee limitations

(a)	Dutch Guarantors and their Subsidiaries

The guarantee by any Dutch Guarantor or any of its Subsidiaries does not include any liability to the extent that this would violate the prohibition on financial assistance contained in sections 2:98c and 2:207c of the Dutch Civil Code (Burgerlijk Wetboek).

(b)	French Guarantors

(i)	Notwithstanding any other provision in this Agreement or the other Finance Documents, the obligation of any French Guarantor under this Clause 20 (Guarantee and Indemnity) or any certificate, notice or other document delivered pursuant thereto or in connection therewith shall be limited:

(A)	by the financial assistance provisions under article L. 225-216 of the French commercial code. Moreover, the obligations of each French Guarantor under this Clause 20 will not extend to cover any indebtedness which would cause infringement of article L.225-216 of the French commercial code or any similar enactments or provisions in any other jurisdiction;

(B)	by the French corporate interest (intérêt social) and misuse of assets (abus de bien sociaux) rules; and

(C)	to a guarantee of the payment obligation of other members of the Group under the Finance Documents provided that any guarantee given by a French Guarantor in relation to the payment obligations of a member of the Group which is not a subsidiary of that French Guarantor (i.e. a company controlled by such French Guarantor within the meaning of article L.233.3 of the French commercial code) shall be limited to the amount made available under the Facilities or the Hedging Agreements to that French Guarantor (either directly or indirectly by way of one or several intra-group loans granted by another member of the Group) and which remains outstanding at the time of enforcement of the guarantee granted by that French Guarantor.

(ii)	Without limiting the generality of the foregoing in paragraph (i) above:

(A)	the representations and undertakings made in Clauses 21 (Representations) and 24 (General undertakings) respectively by each French Guarantor shall be made only for itself and for each of its Subsidiaries;

(B)	the liability of any French Guarantor under this Clause 20 (Guarantee and Indemnity) shall be limited to the punctual performance by each guaranteed Obligor of all that guaranteed Obligor’s payment obligations under the Finance Documents (but excluding any obligations of such guaranteed Obligor as a Guarantor under the Finance Documents);

(C)	for the avoidance of doubt, it is acknowledged that the French Guarantors are not acting jointly and severally and are not, between themselves, “co-débiteurs solidaires” as to their obligations pursuant to the guarantees given pursuant to this Clause 20 (Guarantee and Indemnity); and

(D)	the obligations under this Clause 20 (Guarantee and Indemnity) of any French Guarantor which is a Subsidiary of the Company shall not extend to cover any Acquisition Loan borrowed by the Company.

(c)	German Guarantors

(i)	To the extent that the guarantee created under this Clause 20 (Guarantee and Indemnity) (the “Guarantee”) is granted by a German Guarantor and the Guarantee of the German Guarantor guarantees amounts:

(A)	which are owed by direct or indirect shareholders of the German Guarantor or Subsidiaries of such shareholders (with the exception of Subsidiaries which are also Subsidiaries of the German Guarantor); and provided that

(B)	such amounts do not correspond to funds that have been borrowed under this Agreement and have been on-lent to, or otherwise been passed on to, the relevant German Guarantor or any of its Subsidiaries, the Guarantee of the German Guarantor shall be subject to certain limitations as set out in paragraph (ii). In relation to any other amounts guaranteed, the Guarantee of the German Guarantor remains unlimited.

(ii)	To the extent that the demand under the Guarantee against a German Guarantor is made in respect of amounts in relation to which the conditions pursuant to paragraph (i) are fulfilled, the relevant German Guarantor’s liability shall be limited as follows:

(A)	Subject to sub-paragraphs (C) and (D) below, the Guarantee shall not be enforceable to the extent that the German Guarantor is able to demonstrate that such enforcement has the effect of:

(1)	reducing the German Guarantor’s net assets (Nettovermögen) (the “Net Assets”) to an amount less than its stated share capital (Stammkapital); or

(2)	(if its Net Assets are already lower than its stated share capital) causing such amount to be further reduced,

and thereby affects its assets which are required for the obligatory preservation of its stated share capital according to §§ 30, 31 German GmbH-Act (GmbH-Gesetz) (the “GmbH-Act”).

(B)	The value of the Net Assets shall be determined in accordance with generally accepted accounting principles (Grundsätze ordnungsgemäßer Buchführung) under the German Commercial Code (Handelsgesetzbuch) consistently applied by the German Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss according to § 42 GmbH-Act, §§ 242, 264 HGB) in the previous years, save that:

(1)	the amount of any increase of the stated share capital (Stammkapital) of the German Guarantor registered after the date of this Agreement without the prior written consent of the Agent shall be deducted from the relevant stated share capital;

(2)	loans provided to the relevant German Guarantor by a member of the Group shall be disregarded if such loans are subordinated, or are considered subordinated pursuant to § 32a GmbH-Act; and

(3)	loans and other liabilities incurred in violation of the provisions of this Agreement shall be disregarded.

(C)	The limitations set out in sub-paragraph (A) above shall only apply if and to the extent that the managing director(s) (Geschäftsführer) on behalf of the respective German Guarantor have confirmed in writing to the Agent within 10 Business Days following the Agent’s demand under the Guarantee, to what extent the demanded payment fulfils the conditions pursuant to paragraph (i) and would cause its Net Assets to fall below its stated share capital (Stammkapital) or, if the Net Assets are already less than the stated share capital (Stammkapital), would cause such amount to be further reduced (the “Management Determination”).

(D)	If the Agent disagrees with the Management Determination, the Agent shall nevertheless be entitled to enforce the Guarantee up to such amount, which is undisputed between itself and the relevant German Guarantor in accordance with the provisions of sub-paragraph (C) above. In relation to the amount which is disputed, the Agent and such German Guarantor shall instruct a firm of auditors of international standing and reputation to determine within 30 calendar days (or such longer period as has been agreed between the Company and the Agent) from the date the Agent has contested the Management Determination the value of available Net Assets (the “Auditor’s Determination”). If the Agent and the German Guarantor do not agree on the appointment of a joint auditor within 10 Business Days from the date the Agent has disputed the Management Determination, the Agent shall be entitled to appoint auditors of international standing and reputation in its sole discretion. The amount determined as available in the Auditor’s Determination shall be (except for manifest error) binding for all Parties. The costs of the Auditor’s Determination shall be borne by the Company.

(E)	If, and to the extent that, the Guarantee has been enforced without regard to the limitation set forth in sub-paragraph (A) because (aa) the Management Determination was not delivered within the relevant time frame or (bb) the amount of the available Net Assets pursuant to the Auditor’s Determination is lower than the amount stated in the Management Determination, the Finance Parties and the Hedge Counterparties shall upon written demand of the German Guarantor to the Agent (on behalf of the Finance Parties and the Hedge Counterparties) repay any amount (if and to the extent already paid to the Finance Parties and the Hedge Counterparties) in the case of (aa) above, which is necessary to maintain the German Guarantor’s stated share capital (Stammkapital), and in the case of (bb) above up to and including the amount calculated in the Auditor’s Determination calculated as of the date the demand under the Guarantee was made and in accordance with sub-paragraphs (A) and (B) above, provided such demand for repayment is made to the Agent within 6 months (Ausschlussfrist) from the date the Guarantee has been enforced.

If pursuant to the Auditor’s Determination the amount of the available Net Assets is higher than set out in the Management Determination the German Guarantor shall pay such amount to the Finance Parties and the Hedge Counterparties within 10 Business Days after receipt of the Auditor’s Determination.

(F)	The limitation set out in sub-paragraph (A) does not affect the right of the Finance Parties and the Hedge Counterparties to claim again any outstanding amount at a later point in time if and to the extent that paragraph (A) would allow this at that later point.

(G)	If the German Guarantor demonstrates that an enforcement of the Guarantee has, despite the fact that its liability is limited pursuant to sub-paragraph (A) above, the effect of the German Guarantor not being able to pay its debts as they fall due (Verlust der Zahlungsfähigkeit), then the payment obligation of that German Guarantor under this Guarantee shall be limited in such way that the Agent may only enforce the Guarantee up to such amount(s) and at such times (for instance in payment instalments) that the German Guarantor is at all times left with the liquidity necessary to remain able to pay its debts as they fall due (zahlungsfähig).

(H)	If the German Guarantor intends to demonstrate that the enforcement of the Guarantee has led to one of the effects referred to in sub-paragraphs (A) or (G) above, then the German Guarantor shall realise at market value any and all of its assets that are shown in its balance sheet with a book value (Buchwert) which are (in the opinion of the Agent) significantly lower than their market value and to the extent that such assets are not necessary for the relevant German Guarantor’s business (nicht betriebsnotwendig), to the extent necessary to satisfy the amounts demanded under this paragraph.

(iii)	This Clause 20.11(c) (German Guarantors) shall apply mutatis mutandis if the Guarantee is granted by a Guarantor incorporated in Germany as a limited liability partnership (GmbH & Co. KG) in relation to the limited liability company as general partner (Komplementär) of such Guarantor.

(d)	Belgian Guarantors

The maximum amount payable by a Belgian Guarantor under the Finance Documents shall not include any liability which would constitute unlawful financial assistance (as determined in Article 629 of the Belgian Company Code) and shall in all circumstances be limited to the greater of the following amounts:

(i)	any amounts (principal plus any accrued interest thereon, commissions costs and fees) made available to such Belgian Guarantor under the Finance Documents and which have not yet been repaid by such Belgian Guarantor at the time of the enforcement of this guarantee; or

(ii)	ninety per cent. (90%) of the Net Assets (as defined hereafter) of such Belgian Guarantor certified by its statutory auditor on the basis of the last audited accounts available at the time of the enforcement of this guarantee.

For the purposes of this section only, “Net Assets” of a Belgian Guarantor shall have the meaning defined in Article 617 of the Belgian Company Code.

(e)	Spanish Guarantors

In the case of each Spanish Guarantor, this guarantee does not apply to any Acquisition Loan, nor to any amounts due under this Agreement (including, without limitation) under Clauses 15 to 19 inclusive, insofar as they relate to or are connected with any Acquisition Loan in each case to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of Article 81 of Spanish Act 1564/1989 dated 22 December on Limited Liability Companies (Read Decreto Legislativo 1564/1989, de 22 de diciembre, por el que se aprueba el Texto Refundido de la Ley de Sociedades Anónimas) or Article 40.5 of the Spanish Limited Liability Companies Act 2/1995 (Ley de Sociedades de Responsabilidad Limitada).

(f)	English and other Guarantors

In the case of each Guarantor which is not a Belgian Guarantor, Dutch Guarantor, French Guarantor, German Guarantor or a Spanish Guarantor this guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of section 151 of the Companies Act 1985 or any equivalent applicable provisions under the laws of the jurisdiction of incorporation of the relevant Guarantor.

(g)	Accession Letter limitations

With respect to any Additional Guarantor, this guarantee is subject to any limitations set out in the Accession Letter applicable to such Additional Guarantor.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

21.	REPRESENTATIONS

21.1	General

(a)	Each Obligor makes the representations and warranties set out in this Clause 21 to each Finance Party.

(b)	In relation to the representations and warranties made on the date of this Agreement and any other date on or before the Closing Date, it is assumed that Completion has occurred.

21.2	Status

(a)	It and each of its Subsidiaries is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

21.3	Binding obligations

Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above and subject to any Perfection Requirements) each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

21.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security pursuant to the Agreed Security Principles do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	the constitutional documents of any member of the Group; or

(c)	any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets which has or is reasonably likely to have a Material Adverse Effect.

21.5	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

21.6	Validity and admissibility in evidence

(a)	All Authorisations required:

(i)	subject to the Legal Reservations to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(ii)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect save for complying with any Perfection Requirements.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

21.7	Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions.

(b)	Subject to the Legal Reservations, any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

21.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 25.7 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 25.8 (Creditors’ process),

has been taken or, to the knowledge of the Company, threatened in writing in relation to the Company or any member of the Group; and none of the circumstances described in Clause 25.6 (Insolvency) applies to the Company or any member of the Group.

21.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdictions, it is not necessary that the Finance Documents to which it is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except as disclosed in the legal opinions provided to the Agent pursuant to Schedule 2 (Conditions precedent).

21.10	Deduction of Tax

It is not required under the laws of its Relevant Jurisdictions to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

21.11	No Default

(a)	No Event of Default and, on the date of this Agreement and the Closing Date, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

21.12	No misleading information

In the case of the Company only, save as disclosed in writing to the Agents and the Arranger prior to the date of this Agreement (or, in relation to the Information Memorandum, prior to the date of the Information Memorandum):

(a)	any factual information contained in the Information Memorandum was true and accurate in all material respects as at the date of the Information Memorandum or (as the case may be) as at the date at which it is expressed to be given;

(b)	any financial projection or forecast contained in the Information Memorandum has been prepared on the basis of recent historical information, was fair as at the date of the Informational Memorandum or (as the case may be) as at the date of which it is expressed to be given and was based on reasonable assumptions and has been approved by the board of directors of the Company;

(c)	the expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Memorandum were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds;

(d)	so far as it is aware, having made due and careful enquiry, no event or circumstance has occurred and no information has been omitted from the Information Memorandum and no information, opinions, intentions, forecasts or projections have been given or withheld that result in the information, opinions, intentions, forecasts or projections contained in the Information Memorandum being untrue or misleading in any material respect;

(e)	the Base Case Model has been prepared in accordance with the Accounting Principles and the financial reference periods of the Company consistently applied, and the financial projections contained in the Base Case Model have been prepared on the basis of recent historical information, are fair and based on reasonable assumptions and have been approved by the board of directors of the Company;

(f)	all material information provided to a Finance Party by or on behalf of the Parent or the Company in connection with the Acquisition and/or the Target Group on or before the date of this Agreement and not superseded before that date (whether or not contained in the Information Memorandum) is accurate in all material respects and not misleading in any material respect and all projections provided to any Finance Party on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied; and

(g)	all other written information provided by any member of the Group (including its advisers) to a Finance Party or the provider of any Report was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any material respect.

21.13	Financial statements

(a)	In the case of the Company only to the best of its knowledge and belief the Original Financial Statements of the Target Group:

(i)	were prepared in accordance with IFRS; and

(ii)	give a true and fair view of the assets, financial condition and results of operations of the Target Group, during the financial years ending 31 December 2005 and 31 December 2006.

(b)	Its most recent financial statements delivered pursuant to Clause 22.1 (Financial statements):

(i)	have been prepared in accordance with the Accounting Principles consistent with those applied in the Base Case Model; and

(ii)	give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(c)	The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

21.14	No proceedings pending or threatened

Save as disclosed to the Arranger in writing prior to the date of this Agreement, no litigation, arbitration or administrative proceedings of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any of its Subsidiaries.

21.15	No breach of laws

(a)	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any of its Subsidiaries which have or are reasonably likely to have a Material Adverse Effect.

21.16	Environmental Laws

(a)	Each member of the Group is in compliance with Clause 24.3 (Environmental compliance) and to the best of its knowledge and belief (having made all due and careful enquiries) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made all due and careful enquiries)) is threatened in writing against any member of the Group where that claim has or is reasonably likely, if adversely determined against that member of the Group, to have a Material Adverse Effect.

(c)	The cost to the Group of compliance with Environmental Laws (including Environmental Permits) is (to the best of its knowledge and belief, having made all due and careful enquiries) adequately provided for in the Base Case Model and the cost of compliance with the recommendations contained in the Environmental Report is adequately provided for in the Base Case Model.

21.17	Taxation

(a)	It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes except in relation to Tax liabilities:

(i)	arising in the ordinary course of its trading activities and in respect of which the time limits (including any grace period) for payment have not expired; or

(ii)	claims contested in good faith and in respect of which adequate provision has been made and disclosed in the latest financial statements or other information delivered to the Agent under this Agreement.

(c)	It is resident for Tax purposes only in the jurisdiction of its incorporation.

21.18	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of the Company or any member of the Group other than as permitted by this Agreement.

(b)	Neither the Company nor any member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

21.19	Ranking

(a)	Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

(b)	The Transaction Security has or will have first-ranking priority and it is not subject to any prior ranking or pari passu ranking Security other than Permitted Security which does not comprise security over shares.

21.20	Good title to assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

21.21	Legal and beneficial ownership

(a)	It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

(b)	All the Target Shares are or will be on the Closing Date legally and beneficially owned by the Company free from any claims, third party rights or competing interests other than Permitted Security permitted under Clause 24.14 (Negative pledge).

21.22	Shares

The shares of any member of the Group which are subject to the Transaction Security are fully paid up and transferable. The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security save, in relation to any Dutch company, for any “blocking arrangements” pursuant to clause 2:195 of the Dutch Civil Code. Save for the Transaction Security Documents, there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any member of the Group or member of the Target Group (including any option or right of pre-emption or conversion).

21.23	Intellectual Property

It and each of its Subsidiaries:

(a)	is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted and as contemplated in the Base Case Model;

(b)	does not, in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted and as contemplated in the Base Case Model owned or used by it.

21.24	Group Structure Chart

Assuming Completion has occurred, the Group Structure Chart delivered to the Agent pursuant to Part I of Schedule 2 (Conditions precedent) is true, complete and accurate in all material respects.

21.25	Obligors

(a)	To the extent permitted by law, each Material Company (other than Arcelor Lorraine) is or will be an Obligor on the Guarantee Take-up Date.

(b)	The aggregate gross assets, the aggregate net assets and the pre-tax profit or revenues of the Guarantors (and Arcelor Lorraine) on the Guarantee Take-up Date (calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) will exceed 80 per cent. of the consolidated gross assets, net assets pre-tax profits or revenues of the Group.

21.26	Accounting Reference Date

The Accounting Reference Date of each member of the Group is 31 December.

21.27	Acquisition Documents, disclosures and other documents

(a)	The Acquisition Documents contain all the terms of the Acquisition.

(b)	There is no disclosure made in the Disclosure Documents which has or may have a material adverse effect on any of the information, opinions, intentions, forecasts and projections provided in the Base Case Model or by a member of the Group in respect of the Information Memorandum.

(c)	To the best of its knowledge, save as disclosed in the Disclosure Documents, no representation or warranty given by any party to the Acquisition Documents is untrue or misleading in any material respect.

21.28	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in the Netherlands (or, in the case of members of the Group other than the Company, its jurisdiction of incorporation) and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

21.29	Pensions

(a)	Except as set out in paragraph (c) below, no member of the Group or the Target Group has any material liability in respect of any pension scheme and there are no circumstances which would give rise to such a liability.

(b)	Except as set out in paragraph (c) below, all members of the Group and the Target Group are in compliance with all applicable laws and contracts relating to and the governing provisions of the pension schemes maintained by or for the benefit of any member of the Group or the Target Group and/or any of its employees.

(c)	Arcelor Lorraine may be obliged to make a payment of up to €400,000 to a pension scheme maintained by or for the benefit of Arcelor Lorraine and/or any of its employees in respect of a deficit in such pension scheme.

21.30	No adverse consequences

(a)	Subject to the Legal Reservations, it is not necessary under the laws of its Relevant Jurisdictions:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions.

(b)	No Finance Party is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document.

21.31	Holding company

Except as may arise under the Transaction Documents and for Acquisition Costs, before the Closing Date neither the Company nor the Target has traded or incurred any liabilities or commitments (actual or contingent, present or future) other than (in the case of the Company) the Shareholder Loan Agreement or (in the case of the Target) the transactions contemplated in connection with the Acquisition, including becoming holding company of the Target Group.

21.32	Dutch Obligors

If applicable, each Dutch Obligor has given any works council (ondernemingsraad) that under the Works Council Act (Wet op de ondernemingsraden) has the right to give advice in relation to the entry into and performance of this Agreement the opportunity to give such advice and has obtained unconditional positive advice from such works council.

21.33	Material Companies

The list of Material Companies set out in Schedule 12 (Material Companies) is correct.

21.34	Times when representations made

(a)	All the representations and warranties in this Clause 21 are made by each Original Obligor on the date of this Agreement.

(b)	All the representations and warranties in this Clause 21 are deemed to be made by each Original Obligor on the Closing Date.

(c)	The representations and warranties in Clause 21.25 (Obligors) are deemed to be made by each Obligor on the Guarantee Take-up Date.

(d)	The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period (except that those contained in paragraphs (a) and (b) of Clause 21.13 (Financial Statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement).

(e)	All the representations and warranties in this Clause 21 except Clause 21.12 (No misleading information), Clause 21.24 (Group Structure Chart), Clause 21.25 (Obligors), Clause 21.27 (Acquisition Documents, disclosures and other documents), Clause 21.31 (Holding company) and Clause 21.33 (Material Companies) are deemed to be made by each Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor and by each Obligor on the date on which it grants Transaction Security.

(f)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

22.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 22:

“Annual Financial Statements” means any of the financial statements for a Financial Year delivered pursuant to paragraphs (a)(ii) and (b)(i) and (ii) of Clause 22.1 (Financial statements).

“Quarterly Financial Statements” means any of the financial statements delivered pursuant to paragraph (c)(i) of Clause 22.1 (Financial statements).

22.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	in respect of the Financial Year ending 31 December 2007:

(i)	as soon as they are available, but in any event within 90 days after 31 December 2007, the consolidated profit and loss statement, cashflow statement and balance sheet of the Target Group for the period from 1 January 2007 to the Closing Date, unaudited and reported on by the Auditors in accordance with principles agreed by the Company and the Agent (acting reasonably); and

(ii)	as soon as they are available, but in any event within 90 days after 31 December 2007, its audited consolidated financial statements for the period from the Closing Date to 31 December 2007;

(b)	as soon as they are available, but in any event within 90 days after the end of each of its Financial Years:

(i)	(except for the Financial Year ending 31 December 2007) its audited consolidated financial statements for that Financial Year;

(ii)	upon request, the audited financial statements (consolidated if appropriate) of each Obligor for that Financial Year; and

(iii)	the audited financial statements of the Parent Group for that Financial Year; and

(c)	as soon as they are available, but in any event within 60 days after the end of each Financial Quarter from the Financial Quarter ending 31 December 2007 to and including the Financial Quarter ending 30 June 2008 and within 45 days after the end of each subsequent Financial Quarter of each of its Financial Years:

(i)	its consolidated financial statements for that Financial Quarter; and

(ii)	the financial statements of the Parent Group for that Financial Quarter.

22.2	Provision and contents of Compliance Certificate

(a)	The Company shall supply a Compliance Certificate to the Agent with each set of its audited consolidated Annual Financial Statements and each set of its consolidated Quarterly Financial Statements.

(b)	The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 23 (Financial covenants).

(c)	Each Compliance Certificate shall be signed by the chief financial officer or other duly authorised legal representative of the Company and, if required to be delivered with the consolidated Annual Financial Statements of the Company, shall be reported on by the Company’s Auditors in the form agreed by the Company and the Majority Lenders (unless it is against the general policy of the Company’s Auditors to provide such a report).

22.3	Requirements as to financial statements

(a)	The Company shall procure that each set of Annual Financial Statements and Quarterly Financial Statements includes a balance sheet, profit and loss account and cashflow statement. In addition, the Company shall procure that:

(i)	each set of Annual Financial Statements shall be audited by the Auditors;

(ii)	each set of Quarterly Financial Statements includes a cashflow forecast in respect of the Group relating to the 6 Month period commencing at the end of the relevant Financial Quarter; and

(iii)	each set of Quarterly Financial Statements is accompanied by a statement by the directors of the Company commenting on the performance of the Group for the month to which the financial statements relate and the Financial Year to date and any material developments or proposals affecting the Group or its business.

(b)	Each set of Annual Financial Statements or Quarterly Financial Statements delivered pursuant to Clause 22.1 (Financial statements):

(i)	shall be certified by the chief financial officer or other duly authorised representative of the relevant company as giving a true and fair view of (in the case of the Annual Financial Statements) or fairly representing (in the case of the Quarterly Financial Statements) its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those Annual Financial Statements;

(ii)	in the case of consolidated financial statements of the Group, shall be accompanied by a statement by the directors of the Company comparing actual performance for the period to which the financial statements relate to:

(A)	the projected performance for that period set out in the Budget; and

(B)	the actual performance for the corresponding period in the preceding Financial Year of the Group;

(iii)	shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied:

(A)	in the case of the Company, in the preparation of the Base Case Model; and

(B)	in the case of any other Obligor, in the preparation of any Original Financial Statements for that Obligor,

unless, in relation to any set of financial statements, the Company notifies the Agent that there has been a change in the Accounting Principles or the accounting practices or reference periods and its Auditors (or, if appropriate, the Auditors of the Obligor) deliver to the Agent:

(C)	a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which the Base Case Model or, as the case may be, that Obligor’s Original Financial Statements were prepared; and

(D)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 23 (Financial covenants) has been complied with, to determine the Margin as set out in the definition of “Margin”, to determine the amount of any prepayments to be made from excess cashflow under Clause 9.2 (Proceeds) and to make an accurate comparison between the financial position indicated in those financial statements and the Base Case Model (in the case of the Company) or that Obligor’s Original Financial Statements (if any) (in the case of an Obligor); and

(iv)	in the case of the consolidated financial statements of the Group, shall be accompanied by a description of any change necessary for those financial statements to reconcile them with IFRS.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Base Case Model or, as the case may be, the Original Financial Statements (if any) were prepared.

(c)	If the Agent wishes to discuss the financial position of any member of the Group with the Auditors, the Agent may notify the Company, stating the questions or issues which the Agent wishes to discuss with the Auditors. In this event, the Company (subject to the Agent, if so required by the Auditors, agreeing an engagement letter satisfactory to the Auditors (acting reasonably)) must ensure that the Auditors are authorised (at the expense of the Company):

(i)	to discuss the financial position of each member of the Group with the Agent on request from the Agent; and

(ii)	to disclose to the Agent for the Finance Parties any information which the Agent may reasonably request.

The costs of the Auditors’ compliance with the provisions of paragraph (c) above shall be for the account of the Company for so long as a Default is continuing or if the Majority Lenders have reasonable grounds for doubting or questioning the accuracy or validity of the financial information provided to them to any material extent (having initially sought confirmation of such financial information from the Company), otherwise such costs shall (unless the Company agrees that the costs should be for its account) be for the account of the Lenders.

22.4	Budget

(a)	The Company shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event within 30 days after the start of each of its Financial Years (commencing the Financial Year beginning on 1 January 2008), an annual Budget for that Financial Year.

(b)	The Company shall ensure that each Budget:

(i)	is in a form (but not content) reasonably acceptable to the Agent and includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Group and projected financial covenant calculations;

(ii)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to the Base Case Model; and

(iii)	has been approved by the board of directors of the Company.

(c)	If the Company updates or changes the Budget, it shall promptly deliver to the Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget.

22.5	Group companies

The Company shall, at the request of the Agent, supply to the Agent a report issued by its Auditors stating which of its Subsidiaries are Material Companies and confirming that the aggregate of, respectively, the gross assets, net assets, pre-tax profits and revenues of the Guarantors (calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) exceeds 80 per cent. of, respectively, the consolidated gross assets, net assets, pre-tax profits and revenues of the Group.

22.6	Presentations

Once in every Financial Year, or more frequently if requested to do so by the Agent if the Agent reasonably suspects a Default is continuing, at least two directors of the Company (one of whom shall be the chief financial officer) must give a presentation to the Finance Parties about the on-going business and financial performance of the Group.

22.7	Year-end

(a)	The Company shall not change its Accounting Reference Date and shall procure that each Financial Year-end of each member of the Group falls on 31 December.

(b)	The Company shall procure that each quarterly accounting period and each Financial Quarter of each member of the Group ends on an accounting date.

22.8	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests) in each case, except to the extent prohibited by law or any regulation applicable to it (including, without limitation, any stock exchange and market regulations):

(a)	at the same time as they are dispatched, copies of all documents dispatched by the Company to its shareholders generally (or any class of them) or dispatched by the Company or any Obligors to its creditors generally (or any class of them);

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened in writing or pending against any member of the Group, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(c)	promptly upon becoming aware of the relevant claim, the details of any claim in excess of €500,000 or its equivalent in any currency or currencies which is current, threatened or pending against the Vendor or any other person in respect of the Acquisition Documents and details of any disposal or insurance claim which will require a prepayment under Clause 9.2 (Proceeds);

(d)	promptly upon becoming aware of them, the details of the suspension of any material Authorisation required by any member of the Group, under any law or regulation of any Relevant Jurisdiction to carry on its business, or any such Authorisation ceasing to be in full force and effect, or of any investigation, proceedings or other action or notice that may lead to any such Authorisation being suspended or ceasing to be in full force and effect;

(e)	promptly upon becoming aware of them, any funding notice or financial direction:

(i)	from a government regulator, a publicly appointed body or the trustees (or equivalent persons) of any pension scheme maintained by or for the benefit of any member of the Group or any of its employees (a “Relevant Pension Scheme”);

(ii)	issued pursuant to any statute or pursuant to any funding agreement entered into with any Relevant Pension Scheme,

in respect of any pension obligations of any member of the Group;

(f)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents; and

(g)	promptly on request, such further information regarding the financial condition, business and operations of the Group and/or any member of the Group as the Agent may reasonably request.

22.9	Notification of Default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or, if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

22.10	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a Party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (a)(iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall, promptly upon the request of the Agent or any Lender, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (a)(iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (a)(iii) above, any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any relevant person pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall, promptly upon the request of the Agent, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other checks on Lenders or prospective new Lenders pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 27 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Agent or any Lender, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other checks in relation to any relevant person pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

22.11	No personal liability

In the absence of fraud and gross negligence, no director, officer or employee of the Company or any other member of the Group shall be personally liable solely by reason of their signature of any certificate or other document as required to be delivered to any Finance Party pursuant to any Finance Document.

23.	FINANCIAL COVENANTS

23.1	Financial definitions

In this Agreement:

“Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of members of the Group for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	any Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirements for de-recognition under the Accounting Principles);

(f)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution except in respect of the performance by a member of the Group of any obligation other than in respect of Financial Indebtedness arising in the ordinary course of trading of that member of the Group;

(g)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the date falling one Month after the Termination Date or are otherwise classified as borrowings under the Accounting Principles;

(h)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply;

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure (and including the capital element of any expenditure or obligation incurred in connection with a Finance Lease).

“Cashflow” means, in respect of any Relevant Period, EBITDA for that Relevant Period after:

(a)	adding the amount of any decrease (and deducting the amount of any increase) in Working Capital for that Relevant Period;

(b)	adding the amount of any cash receipts (and deducting the amount of any cash payments) during that Relevant Period in respect of any Exceptional Items not already taken account of in calculating EBITDA for any Relevant Period (other than, in the case of cash receipts, Relevant Proceeds);

(c)	adding the amount of any cash receipts during that Relevant Period in respect of any Tax rebates or credits and deducting the amount actually paid or due and payable in respect of Taxes during that Relevant Period by any member of the Group;

(d)	adding (to the extent not already taken into account in determining EBITDA) the amount of any dividends or other profit distributions received in cash by any member of the Group during that Relevant Period from any entity which is itself not a member of the Group and deducting (to the extent not already deducted in determining EBITDA) the amount of any dividends paid in cash during the Relevant Period to minority shareholders in members of the Group;

(e)	adding the amount of any cash paid to a member of the Group in the Relevant Period that represents repayment of any loan made to a Joint Venture;

(f)	adding the amount of any increase in provisions, other non-cash debits and other non-cash charges (which are not Current Assets or Current Liabilities) and deducting the amount of any non-cash credits (which are not Current Assets or Current Liabilities) in each case to the extent taken into account in establishing EBITDA;

(g)	deducting the amount of any Capital Expenditure actually made during that Relevant Period by any member of the Group and the aggregate of any cash consideration paid for, or the cash cost of, the capital element of any Permitted Acquisitions and the amount of any Joint Venture Investments in cash except (in each case) to the extent funded from:

(i)	the proceeds of Disposals or insurance claims permitted to be retained for this purpose;

(ii)	Retained Excess Cashflow; or

(iii)	Utilisation of the Facilities;

(h)	adding the proceeds of any business interruption insurance received during the period; and

(i)	adding the aggregate amount of New Shareholder Funding Proceeds received during the period less any amounts applied in prepayment of the Term Facilities or in cancellation of Revolving Facility Commitments, and so that no amount shall be added (or deducted) more than once and there shall be excluded the effect of all cash movements associated with the Acquisition or the Acquisition Costs.

“Current Assets” means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables of each member of the Group including prepayments in relation to operating items and sundry debtors (but excluding Cash and Cash Equivalent Investments) expected to be realised within 12 Months from the date of computation but excluding amounts in respect of:

(a)	receivables in relation to Tax;

(b)	Exceptional Items and other non-operating items;

(c)	insurance claims; and

(d)	any interest owing to any member of the Group.

“Current Liabilities” means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) of each member of the Group expected to be settled within 12 Months from the date of computation but excluding amounts in respect of:

(a)	liabilities for Borrowings and Finance Charges;

(b)	liabilities for Tax;

(c)	Exceptional Items and other non-operating items;

(d)	insurance claims; and

(e)	liabilities in relation to dividends declared but not paid by the Company or by a member of the Group in favour of a person which is not a member of the Group.

“Debt Service” means, in respect of any Relevant Period, the aggregate of:

(a)	Net Finance Charges for that Relevant Period;

(b)	the aggregate of all scheduled and mandatory repayments of Borrowings (in the case of the Facilities, as adjusted as a result of any previous voluntary or mandatory payment) falling due during that Relevant Period but excluding:

(i)	any amounts falling due under any revolving facility (including, without limitation, the Revolving Facility and any Ancillary Facility) and which were available for simultaneous redrawing according to the terms of that facility;

(ii)	any mandatory prepayment made pursuant to Clause 9.2 (Proceeds);

(iii)	any such obligations owed to any member of the Group in respect of Subordinated Debt; and

(iv)	any prepayment of Borrowings existing on the Closing Date which is required to be repaid under the terms of this Agreement; and

(c)	the amount of the capital element of any payments in respect of that Relevant Period payable under any Finance Lease entered into by any member of the Group,

and so that no amount shall be included more than once.

“EBIT” means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation (excluding the results from discontinued operations):

(a)	before deducting any Finance Charges;

(b)	not including any accrued interest owing to any member of the Group;

(c)	before taking into account any Exceptional Items;

(d)	before deducting any Acquisition Costs;

(e)	after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Group which is attributable to minority interests;

(f)	after deducting the amount of any profit of any Non-Group Entity to the extent that the amount of the profit included in the financial statements of the Group exceeds the amount actually received in cash by members of the Group through distributions by the Non-Group Entity;

(g)	before taking into account any unrealised gains or losses on any derivative instrument (other than any derivative instrument which is accounted for on a hedge accounting basis); and

(h)	before taking into account any gain or loss arising from an upward or downward revaluation of any other asset at any time after the Closing Date,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.

“EBITDA” means, in respect of any Relevant Period, EBIT for that Relevant Period after adding back any amount attributable to the amortisation or depreciation or impairment of assets of members of the Group.

“Exceptional Items” means any exceptional, one-off, non-recurring or extraordinary items.

“Excess Cashflow” means, for any period for which it is being calculated, Cashflow for that period, less (except to the extent already deducted in calculating Cashflow):

(a)	Debt Service for that period;

(b)	the amount of any voluntary prepayments and mandatory prepayment (to the extent not included in the Debt Service) made in respect of any Borrowings during that period; and

(c)	any Permitted Carry Forward Amount for that year,

and adding any Permitted Carry Forward Amount carried forward from the previous Financial Year of the Company to the current Financial Year, to the extent not spent in such current Financial Year.

“Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Borrowings whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis) in respect of that Relevant Period:

(a)	excluding any upfront fees or costs;

(b)	including the interest (but not the capital) element of payments in respect of Finance Leases;

(c)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Group under any interest rate hedging arrangement; and

(d)	taking no account of any unrealised gains or losses on any derivative instruments other than any derivative instruments which are accounted for on a hedge accounting basis;

(e)	excluding any such amounts owed to members of the Group; and

(f)	excluding any such amounts which is capitalised, rolled up or deferred during such period under any Subordinated Debt,

together with the amount of any cash dividends or distributions paid or made by the Company in respect of that Relevant Period and so that no amount shall be added (or deducted) more than once.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Group ending on or about 31 December in each year.

“Fixed Charge Cover” means the ratio of Cashflow to Debt Service in respect of any Relevant Period.

“Interest Cover” means the ratio of EBITDA to Net Finance Charges in respect of any Relevant Period.

“Leverage” means, in respect of any Relevant Period, the ratio of Total Net Debt on the last day of that Relevant Period to EBITDA in respect of that Relevant Period.

“Net Finance Charges” means, for any Relevant Period, the Finance Charges for that Relevant Period after deducting any interest payable in that Relevant Period to any member of the Group on any Cash or Cash Equivalent Investment.

“Non-Group Entity” means any investment or entity (which is not itself a member of the Group (including associates and Joint Ventures)) in which any member of the Group has an ownership interest.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Relevant Period” means each period of 12 Months ending on or about the last day of the Financial Year and each period of 12 Months ending on or about the last day of each Financial Quarter.

“Relevant Proceeds” means Acquisition Proceeds, Disposal Proceeds, Insurance Proceeds, New Shareholder Funding Proceeds and the proceeds of a Purchase Price Reduction (each as defined in Clause 9.2 (Proceeds)).

“Retained Excess Cashflow” means Excess Cashflow which is not required to be applied in making any prepayment under the Finance Documents.

“Total Net Debt” means, at any time, the aggregate amount of all obligations of members of the Group for or in respect of Borrowings at that time but:

(a)	excluding any such obligations to any other member of the Group;

(b)	including, in the case of Finance Leases only, their capitalised value;

(c)	deducting the aggregate amount of Cash and Cash Equivalent Investments held by any member of the Group at that time; and

(d)	excluding Borrowings comprising Subordinated Debt,

and so that no amount shall be included or excluded more than once.

“Working Capital” means, on any date, Current Assets less Current Liabilities.

23.2	Financial condition

The Company shall ensure that:

(a)	Fixed Charge Cover: Fixed Charge Cover in respect of any Relevant Period ending:

(i)	on or after 31 December 2007 and on or before 30 September 2009, shall not be less than 1:1;

(ii)	on or after 31 December 2009 and on or before 30 September 2010, shall not be less than 1.15:1; and

(iii)	on or after 31 December 2010 shall not be less than 1.2:1.

(b)	Interest Cover: Interest Cover in respect of any Relevant Period ending on or after 31 December 2007 shall not be less than 5:1.

(c)	Leverage: Leverage in respect of any Relevant Period ending on or after 31 December 2007 shall not exceed 2.25:1.

(d)

Capital Expenditure: The aggregate Capital Expenditure of the Group (other than Capital Expenditure funded by the retention of the proceeds of Recovery Claims, Disposals, insurance claims or Retained Excess Cashflow (excluding any Permitted Carry Forward Amount) in respect of any Financial Year shall not exceed 110 per cent. of the capital expenditure envisaged for that Financial Year in the Base Case Model. If in any Financial Year (the “Original Financial Year”) the amount of the Capital Expenditure is less than the maximum amount permitted for that Original Financial Year (the difference being referred to below as the “Unused Amount”), then the maximum expenditure amount for the immediately following Financial Year only (the “Carry Forward Year”) shall be increased by an amount (the “Permitted Carry Forward Amount”) equal to the Unused Amount if any and only to the extent that the Unused Amount could have been spent in the Original Financial Year without causing a breach of the Fixed Charge Cover test for that year. In any Carry Forward Year, the original amount specified in the Base Case Model for that Carry Forward Year shall be treated as having been incurred prior to any Permitted Carry Forward Amount carried forward into that Carry Forward Year.

23.3	Financial testing

The financial covenants set out in Clause 23.2 (Financial condition) shall be calculated in accordance with the Accounting Principles and tested by reference to each of the financial statements delivered pursuant to paragraphs (a), (b)(i) and (c)(i) of Clause 22.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 22.2 (Provision and contents of Compliance Certificate).

23.4	Basis of calculation

For the purpose of the calculation of EBITDA:

(a)	the EBITDA generated by any company, business or business line acquired pursuant to a Permitted Acquisition completed during any Relevant Period from the date falling on the beginning of the Relevant Period through to the date on which such Permitted Acquisitions were closed shall be added on a proforma basis as if the company, business or business line had been acquired at the start of the Relevant Period and with such adjustments for synergies and one-off cost-savings reasonably achievable within 12 months of the acquisition; and

(b)	the EBITDA generated by any company, business or business line disposed of pursuant to a Permitted Disposal completed during the Relevant Period from the date falling on the beginning of the Relevant Period through to the date on which such Permitted Disposals were closed shall be deducted on a proforma basis.

24.	GENERAL UNDERTAKINGS

The undertakings in this Clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Authorisations and compliance with laws

24.1	Authorisations

(a)	Each Obligor shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(A)	enable it to perform its obligations under the Finance Documents and the Acquisition Documents;

(B)	subject to Legal Reservations and Perfection Requirements, ensure the legality, validity, enforceability or admissibility in evidence in its Relevant Jurisdictions of any Finance Document or Acquisition Document; and

(C)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

(b)	The Company shall ensure that the Perfection Requirements are complied with promptly and in any event before the final date on which it is necessary to carry out any such Perfection Requirement in order to achieve the relevant perfection, protection or priority of any Transaction Security Document.

24.2	Compliance with laws

Each Obligor shall (and the Company shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

24.3	Environmental compliance

Each Obligor shall (and the Company shall ensure that each member of the Group will):

(a)	comply with all applicable Environmental Law;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits; and

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

24.4	Environmental Claims

Each Obligor shall (through the Company), promptly upon becoming aware of the same, inform the Agent in writing of:

(a)	any Environmental Claim against any member of the Group which is current, pending or threatened in writing; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened in writing against any member of the Group,

in each case where the claim is reasonably likely to be adversely determined and, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.

24.5	Taxation

(a)	Each Obligor shall (and the Company shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 22.1 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No member of the Group may change its residence for Tax purposes.

Restrictions on business focus

24.6	Merger

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a Permitted Transaction or a Permitted Merger.

24.7	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company or the Group from that carried on at the date of this Agreement.

24.8	Acquisitions

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company.

(b)	Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is:

(i)	a Permitted Acquisition; or

(ii)	a Permitted Transaction.

24.9	Joint Ventures

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will):

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)	Paragraph (a) above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if such transaction is a Permitted Acquisition, a Permitted Disposal, a Permitted Loan or a Permitted Joint Venture.

24.10	Holding companies

The Company shall not, and shall ensure that neither the Target (nor New Holdco will) trade, carry on any business, own any assets or incur any liabilities except for:

(a)	(in the case of the Company) the provision of administrative services (excluding treasury services) to other members of the Group of a type customarily provided by a holding company to its Subsidiaries;

(b)	ownership of shares in its Subsidiaries, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts, cash and Cash Equivalent Investments but only if those shares, credit balances, cash and Cash Equivalent Investments are subject to the Transaction Security; and

(c)	any liabilities under the Transaction Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company.

Restrictions on dealing with assets and Security

24.11	Preservation of assets

Each Obligor shall (and the Company shall ensure that each member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its material assets necessary in the conduct of its business.

24.12	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party or Hedge Counterparty against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

24.13	Acquisition Documents

(a)	The Company shall promptly pay all amounts payable to the Vendor under the Acquisition Documents as and when they become due (except to the extent that any such amounts are being contested in good faith by a member of the Group and where adequate reserves are set aside for any such payment).

(b)	The Company shall (and shall procure that each relevant member of the Group will) take all reasonable and practical steps to preserve and enforce its rights (or the rights of any other member of the Group) and pursue any claims and remedies arising under any Acquisition Documents.

(c)	The Company shall not (and shall ensure that no other member of the Group will) amend, terminate, give any waiver or consent under, or agree or decide not to enforce, in whole or in part, any term or condition of:

(i)	the Acquisition Agreement, save for amendments, waivers or consents which:

(A)	are in the agreed form and are to be put in place on or by the Closing Date; or

(B)	are minor or technical or and,

in each case, do not relate to a condition precedent to completion of the Acquisition; or

(ii)	any Acquisition Document (other than the Acquisition Agreement), save for amendments, waivers or consents:

(A)	reasonable details of which have been notified to the Agent prior to being effected;

(B)	which could not reasonably be expected to have a Material Adverse Effect or materially prejudice the interests of the Secured Parties; and

(C)	if requested by the Agent, in respect of which a certificate of a director of the Company has been provided, confirming that effecting such amendment, waiver or consent will not result in a Material Adverse Effect.

(d)	The Company shall ensure that any negative adjustment to the purchase price payable under the Acquisition Documents is made promptly in accordance with the Acquisition Agreement.

24.14	Negative pledge

In this Clause 24.14, “Quasi-Security” means a transaction described in paragraph (b) below.

Except as permitted under paragraph (c) below:

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or reacquired by the Company or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction constitutes a Security and is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(i)	Permitted Security; or

(ii)	a Permitted Transaction.

24.15	Disposals

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is:

(i)	a Permitted Disposal; or

(ii)	a Permitted Transaction.

24.16	Arm’s length basis

(a)	Except as permitted by paragraph (b) below, no Obligor shall (and the Company shall ensure no member of the Group will) enter into any transaction with any person except on arm’s length terms and for full market value (or better).

(b)	The following transactions shall not be a breach of this Clause 24.16:

(i)	intra-Group loans permitted under Clause 24.17 (Loans or credit) or a Permitted Disposal under paragraph (b) of that definition;

(ii)	fees, costs and expenses payable under the Transaction Documents in the amounts set out in the Transaction Documents delivered to the Agent under Clause 4.1 (Initial conditions precedent) or agreed by the Agent; and

(iii)	any Permitted Transactions.

Restrictions on movement of cash - cash out

24.17	Loans or credit

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall procure that no member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Loan; or

(ii)	a Permitted Transaction.

24.18	No guarantees or indemnities

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall procure that no member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) does not apply to a guarantee which is:

(i)	a Permitted Guarantee; or

(ii)	a Permitted Transaction.

24.19	Dividends and share redemption

(a)	Except as permitted under paragraph (b) below, the Company shall not (and will ensure that no other member of the Group will):

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the shareholders of the Company; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Transaction (other than one referred to in paragraph (c) of the definition of that term); or

(ii)	the payment of a dividend to the Company or any of its wholly owned Subsidiaries,

in each case provided that no Event of Default has occurred and is continuing, or where an Event of Default has occurred and is continuing, the Majority Lenders are satisfied that the relevant payment will be used towards payment of an amount due under the Finance Documents or towards prepayment of the Facilities.

Restrictions on movement of cash - cash in

24.20	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)	Permitted Financial Indebtedness; or

(ii)	a Permitted Transaction.

24.21	Share capital

No Obligor shall (and the Company shall ensure no member of the Group will) issue any shares except:

(a)	in connection with the Acquisition and as described in the Funds Flow Statement; or

(b)	pursuant to a Permitted Transaction; or

(c)	pursuant to a Permitted Share Issue.

Miscellaneous

24.22	Insurance

(a)	Each Obligor shall (and the Company shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

24.23	Pensions

The Company shall ensure that all pension schemes operated by or maintained for the benefit of members of the Group and/or any of their employees are funded to at least the extent required by local law and practice and that no action or omission is taken by any member of the Group in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect.

24.24	Access

If an Event of Default is continuing or the Agent reasonably suspects an Event of Default is continuing or is likely to occur, each Obligor shall, and the Company shall ensure that each member of the Group will permit the Agent and/or the Security

Agent and/or accountants or other professional advisers and contractors of the Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Obligor or the Company to (a) the premises, assets, books, accounts and records of each member of the Group and (b) meet and discuss matters with senior management in each case only to the extent the Agent acting reasonably considers necessary to investigate the Event of Default referred to above.

24.25	Intellectual Property

Each Obligor shall (and the Company shall procure that each Group member will):

(a)	ensure that it is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted and as contemplated in the Base Case Model;

(b)	preserve and maintain the subsistence and validity of such Intellectual Property;

(c)	use reasonable endeavours to prevent any infringement in any material respect of such Intellectual Property;

(d)	make registrations and pay all registration fees and taxes necessary to maintain such Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(e)	not use or permit such Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of such Intellectual Property or imperil the right of any member of the Group to use such property; and

(f)	not discontinue the use of such Intellectual Property,

where failure to do so, in the case of paragraphs (a) to (d) above, or, in the case of paragraphs (e) and (f) above, such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

24.26	Financial assistance

Each Obligor shall (and the Company shall procure each member of the Group will) comply in all respects with any financial assistance legislation in any Relevant Jurisdictions including in relation to the execution of the Transaction Security Documents and payment of amounts due under this Agreement.

24.27	Group bank accounts

The Company shall ensure that within 90 days of the Closing Date all bank accounts of the Group shall be opened and maintained with a Finance Party or an Affiliate of a Finance Party.

24.28	Treasury Transactions

(a)	No Obligor shall (and the Company will procure that no members of the Group will) enter into any Treasury Transaction, other than:

(i)	the hedging transactions contemplated by paragraph (b) below and documented by the Hedging Agreements;

(ii)	spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes; and

(iii)	any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a member of the Group and not for speculative purposes.

(b)	The Company shall ensure that no later than the date that is 4 weeks after the Closing Date, 50 per cent. of the Term Facility Loans are hedged against interest rate risks for 5 years after the date of this Agreement and that such hedging arrangements are not terminated, varied or cancelled without the consent of the Agent (acting on the instructions of the Majority Lenders), save (in the case of arrangements documented by the Hedging Agreements) as permitted by this Agreement.

(c)	At or before the time that any member of the Group enters into any Hedging Agreement with a Hedge Counterparty after the date of this Agreement, the Company shall ensure that the counterparty accedes as a Hedge Counterparty to this Agreement.

24.29	Guarantors

(a)	Subject to paragraphs (b), (c), (d) and (e) below, the Company shall ensure that, at all times on and after the date (the “Guarantee Take-up Date”) four weeks after the Closing Date:

(i)	each Material Company is a Guarantor; and

(ii)	the aggregate of, respectively, gross assets, net assets, pre-Tax profits and revenues of the Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) exceeds 80 per cent. of, respectively, the consolidated gross assets, net assets, pre-Tax profits or revenues of the Group.

(b)	The Company shall be required to comply with paragraph (a) above at all times after the Guarantee Take-up Date, provided that:

(i)	if, as a result of an acquisition of any new company or business (an “Additional Acquisition”), one or more Subsidiaries of the Company are required to accede to this Agreement as Guarantor(s) in order for paragraph (a) above to be complied with, the Company shall ensure that such accession is completed within 45 days from the date of the Additional Acquisition;

(ii)	if any Annual Financial Statements or Quarterly Financial Statements demonstrate that one or more additional Subsidiaries are required to accede to this Agreement as Guarantors in order to comply with paragraph (a) above (other than as a result of transfers of assets or any other transaction between members of the Group), then the Company shall ensure that such accession(s) is or are completed within 45 days of delivery of the relevant Annual Financial Statements or Quarterly Financial Statements; and

(iii)	if any transfer of assets or other transaction between members of the Group is proposed, which would result in paragraph (a) not being complied with following such transfer or other transaction, then the Company must ensure that one or more of its Subsidiaries accede to this Agreement as Guarantor such that paragraph (a) above will be complied with immediately upon completion of such transfer or other transactions.

(c)	The Company need only perform its obligations under paragraph (a) above if it is not unlawful for the relevant person to become a Guarantor and that person becoming a Guarantor would not result in personal liability for that person’s directors or other management. Each Obligor must use, and must procure that the relevant person uses, all reasonable endeavours lawfully available to avoid any such unlawfulness or personal liability. This includes agreeing to a limit on the amount guaranteed. The Agent may (but shall not be obliged to) agree to such a limit if, in its opinion, to do so would avoid the relevant unlawfulness or personal liability.

(d)	No breach of paragraphs (a) or (b) above will occur, if the breach is a result of Arcelor Lorraine not being a Guarantor on the Guarantee Take-up Date, provided that Arcelor Lorraine is a Guarantor at all times on or after the date which is 8 weeks after the Closing Date.

(e)	The Company shall ensure that at all times on and after the Closing Date, the Target is a Guarantor.

24.30	Further assurance

(a)	Subject to the Agreed Security Principles, each Obligor shall (and the Company shall procure that each member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Subject to the Agreed Security Principles, each Obligor shall (and the Company shall procure that each member of the Group shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

24.31	Syndication

The Company shall provide reasonable assistance to the Arranger in the syndication of the Facilities (including, without limitation, by making senior management available for the purpose of making presentations to, or meeting, potential lending institutions) and will comply with all reasonable requests for information from potential syndicate members prior to completion of syndication.

24.32	Conditions subsequent

(a)	The Company shall procure that each member of the Group identified in Part III of Schedule 2 (Conditions precedent):

(i)	accedes as an Additional Obligor by the date specified in Part III of Schedule 2 (Conditions precedent); and

(ii)	subject to the Agreed Security Principles, grants the Transaction Security and carries out any action to protect, perfect or give priority to the Transaction Security by the date specified in Part III of Schedule 2 (Conditions precedent).

(b)	The Company shall procure that:

(i)	each of Arcelor Bremen, Arcelor Genk, Arcelor Gent, Arcelor LWB and Arcelor Zaragoza enters into an Intra-Group Loan Agreement with the person or persons to whom it owes any intra-Group debt by the Guarantee Take-up Date; and

(ii)	Arcelor Lorraine enters into an Intra-Group Loan Agreement with the person or persons to whom it owes any intra-Group debt by the date which is 8 weeks after the Closing Date.

(c)	The Company shall procure that any restriction on the transfer of shares contained in the constitutional documents of Arcelor LWB is removed by the Guarantee Take-up Date.

(d)	The Company shall procure that an updated version of the steps paper produced by Deloitte (in form and substance satisfactory to the Agent) is provided to the Agent on or before 14 September 2007.

(e)	The Company shall supply to the Agent details (in form and substance satisfactory to the Agent) of all intra-Group loans on or before 14 September 2007.

24.33	Transaction Security

No security provider shall (and the Company shall ensure that no other member of the Group will) do anything or omit doing anything which would adversely affect the value, validity or enforceability of the Transaction Security.

24.34	Transaction Security over shares in Target

The Company shall grant a share pledge (in form and substance satisfactory to the Agent) in favour of the Secured Parties over all the shares in the Target on the Closing Date.

25.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 25 is an Event of Default (save for Clause 25.18 (Acceleration) and Clause 25.19 (Clean-up period)).

25.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error or a Disruption Event; and

(b)	payment is made within three Business Days of its due date.

25.2	Financial covenants

Any requirement of Clause 23 (Financial covenants) is not satisfied.

25.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 25.1 (Non-payment), Clause 25.2 (Financial covenants)), Clause 24.32 (Conditions subsequent) and Clause 24.34 (Transaction Security over shares in Target).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the Agent giving notice to the Company or relevant Obligor or the Company or an Obligor becoming aware of the failure to comply.

25.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading to a material extent when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the facts or circumstances underlying the misrepresentation are capable of remedy and are remedied within 10 Business Days of the Agent giving notice to the Company or the Company becoming aware of the misrepresentation.

25.5	Cross default

(a)	Any Financial Indebtedness of the Company or any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of the Company or any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of the Company or any member of the Group is cancelled or suspended by a creditor of the Company or any member of the Group as a result of an event of default (however described).

(d)	Any creditor of the Company or any member of the Group becomes entitled to declare any Financial Indebtedness of the Company or any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 25.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than €1,000,000 (or its equivalent in any other currency or currencies).

25.6	Insolvency

(a)	A Material Company is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Material Company is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Material Company. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

(d)	Any Dutch Obligor or Material Company incorporated in the Netherlands gives notice under section 36(2) of the Dutch Tax Collection Act 1990 (Invorderingswet 1990).

25.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, including emergency regulations (noodregeling), a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Company;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Material Company;

(iii)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Material Company or any of its assets; or

(iv)	enforcement of any Security over any assets of any Material Company,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to:

(i)	any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement or, if earlier, the date on which it is advertised; or

(ii)	any step or procedure contemplated by paragraph (b) of the definition of “Permitted Transaction”.

25.8	Creditors’ process

Any enforcement proceedings, expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction (including by way of executory attachment (executioriaal beslag) or interlocutory attachment (conservatoir beslag)) affects any asset or assets of any Material Company having an aggregate value of €1,000,000 and is not discharged within 15 days (or in the case of any Dutch interlocutory attachment (conservatoir beslag)) against any Material Company incorporated in the Netherlands, is not discharged within 30 days).

25.9	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under a Subordination Agreement is or becomes unlawful.

(b)	Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under a Subordination Agreement ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

25.10	Subordination Agreement

Any party to a Subordination Agreement (other than a Finance Party) fails to comply with its obligations under a Subordination Agreement and, if the non-compliance is capable of remedy, it is not remedied within 10 Business Days of the earlier of the Agent giving notice to that party or that party becoming aware of the non-compliance.

25.11	Cessation of business

The Company, the Target or any Material Company suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except (other than in the case of the Company or the Target) as a result of a Permitted Disposal or Permitted Transaction.

25.12	Change of ownership

After the Closing Date, an Obligor (other than the Company) ceases to be a wholly-owned Subsidiary of the Company.

25.13	Audit qualification

The Auditors of the Group qualify the audited annual consolidated financial statements of the Company and that qualification is material in the context of the Group or its financing.

25.14	Expropriation

The authority or ability of any Material Company to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Material Company or any of its material assets.

25.15	Repudiation and rescission of agreements

(a)	An Obligor (or any other relevant Party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

(b)	Any party to the Acquisition Documents rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements in whole or in part where to do so has or is reasonably likely to have a Material Adverse Effect on the interests of the Lenders under the Finance Documents.

25.16	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in writing in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any member of the Group or its assets which has or is reasonably likely to be adversely determined and if adversely determined is reasonably likely to have a Material Adverse Effect.

25.17	Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

25.18	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments and/or Ancillary Commitments at which time they shall immediately be cancelled;

(b)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(d)	declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable;

(e)	declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(f)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

25.19	Clean-up period

Notwithstanding any other provision of any Finance Document any breach of representation or warranty, breach of covenant and any Event of Default will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default (as the case may be) if:

(a)	it would have been (if it were not for this provision) a breach of representation or warranty, a breach of covenant or an Event of Default only by reason of circumstances relating exclusively to any member of the Target Group (or any obligation to procure or ensure in relation to a member of the Target Group); and

(b)	it is capable of remedy and evidence (in form and substance satisfactory to the Agent) has been provided to the Agent to show that reasonable steps are being taken to remedy it; and

(c)	the circumstances giving rise to it have not been procured by or approved by the Parent, the Company, any Original Obligor or any of their Affiliates (other than the Target or any of its Subsidiaries); and

(d)	it is not reasonably likely to have a Material Adverse Effect.

If the relevant circumstances are continuing on or after the Clean-Up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

SECTION 9

CHANGES TO PARTIES

26.	CHANGES TO THE LENDERS

26.1	Assignments and transfers by the Lenders

(a)	Subject to this Clause 26, a Lender (the “Existing Lender”) may:

(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, provided that, the value of the rights assigned or transferred is at least EUR 50,000 (or its equivalent in other currencies or such other minimum amount as may be specified under the AFS from time to time) or the assignee or transferee otherwise qualifies as a PMP (the “New Lender”).

(b)	Any assignment or transfer of part but not all of its share in the Facilities must be in a minimum amount of EUR 3,000,000.

26.2	Conditions of assignment or transfer

(a)	The consent of the Company is required for an assignment or transfer by an Existing Lender unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender;

(iii)	made at a time when an Event of Default is continuing; or

(iv)	an assignment by an Original Lender of any of its rights or a transfer by an Original Lender of any of its rights and obligations, in each case in connection with the Term Facility provided that following such transfer the Commitment of that Original Lender is not less than the hold amount agreed between that Original Lender and the Company.

(b)	The consent of the Company pursuant to paragraph (a) above:

(i)	must not be unreasonably withheld or delayed; and

(ii)	will be deemed to have been given if no express refusal is received by the relevant Existing Lender within 10 Business Days after the Existing Lender has requested the consent of the Company.

(c)	An assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Secured Parties as it would have been under if it was an Original Lender; and

(ii)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Lender and the New Lender.

(d)	A transfer will only be effective if the procedure set out in Clause 26.5 (Procedure for transfer) is complied with.

(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 15 (Tax gross-up and indemnities) or Clause 16 (Increased Costs), then, unless an Event of Default is continuing, the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

26.3	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer made in connection with primary syndication of the Facilities, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of €2,000.

26.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a retransfer or reassignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

26.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, within five Business Days of receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the Security Agent, the New Lender, the other Lenders and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Agent and any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

(d)	For the avoidance of doubt, the Parties agree that should any transfer effected in accordance with this Clause 26.5 be deemed to constitute a novation within the meaning of Article 1271 et seq. of the French Civil Code, the Security of the Secured Parties against the Obligors, and all rights and remedies thereunder, shall be maintained in full force and effect.

26.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer), an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the assignment to such New Lender.

(c)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 26.6 to assign their rights under the Finance Documents provided that they comply with the conditions set out in Clause 26.2 (Conditions of assignment or transfer).

26.7	Copy of Transfer Certificate or Assignment Agreement to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Company a copy of that Transfer Certificate or Assignment Agreement.

26.8	Disclosure of information

(a)	Any Lender may disclose to any of its Affiliates and any other person:

(i)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;

(ii)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor;

(iii)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; or

(iv)	for whose benefit that Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 26.10 (Security over Lenders’ rights); and

(b)	any Finance Party may disclose to a rating agency or its professional advisers, or (with the consent of the Company) any other person,

any information about any Obligor, the Group and the Finance Documents as that Lender or other Finance Party shall consider appropriate if in relation to paragraphs (a)(i) and (a)(ii) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

Any Confidentiality Undertaking signed by a Finance Party pursuant to this Clause 26.8 shall supersede any prior confidentiality undertaking signed by such Finance Party for the benefit of any member of the Group.

26.9	Changes to Hedge Counterparties

A Hedge Counterparty may assign any of its rights or transfer any of its rights or obligations under this Agreement in accordance with Schedule 16 (Hedge Counterparty provisions).

26.10	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 26, each Lender may, without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustees or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

27.	CHANGES TO THE OBLIGORS

27.1	Assignment and transfers by Obligors

No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 22.10 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries becomes a Borrower. That Subsidiary shall become a Borrower if:

(i)	it is incorporated in the same jurisdiction as an existing Borrower and the Majority Lenders approve the addition of that Subsidiary or otherwise if all the Lenders approve the addition of that Subsidiary;

(ii)	the Company and that Subsidiary deliver to the Agent a duly completed and executed Accession Letter;

(iii)	the Subsidiary is (or becomes) a Guarantor prior to becoming a Borrower;

(iv)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v)	the Agent has received all of the documents and other evidence listed in Part II and, if applicable, Part III of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II and, if applicable, Part III of Schedule 2 (Conditions precedent).

27.3	Resignation of a Borrower

(a)	In this Clause 27.3, Clause 27.5 (Resignation of a Guarantor) and Clause 27.7 (Resignation and release of Security on disposal), “Third Party Disposal” means the disposal of an Obligor to a person which is not a member of the Group where that disposal is permitted under Clause 24.15 (Disposals) or made with the approval of the Majority Lenders (and the Company has confirmed this is the case).

(b)	If a Borrower is the subject of a Third Party Disposal, the Company may request that such Borrower ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(c)	The Agent shall accept a Resignation Letter and notify the Company and the other Finance Parties of its acceptance if:

(i)	the Company has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents;

(iii)	where the Borrower is also a Guarantor (unless its resignation has been accepted in accordance with Clause 27.5 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and the amount guaranteed by it as a Guarantor is not decreased (and the Company has confirmed this is the case); and

(iv)	the Company has confirmed that it shall ensure that any relevant Disposal Proceeds will be applied in accordance with Clause 9.3 (Application of mandatory prepayments).

(d)	Upon notification by the Agent to the Company of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower except that the resignation shall not take effect (and the Borrower will continue to have rights and obligations under the Finance Documents) until the date on which the Third Party Disposal takes effect.

(e)	The Agent may, at the cost and expense of the Company, require a legal opinion from counsel to the Agent confirming the matters set out in paragraph (c)(iii) above and the Agent shall be under no obligation to accept a Resignation Letter until it has obtained such opinion in form and substance satisfactory to it.

27.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (b) and (c) of Clause 22.10 (“Know your customer” checks), the Company may request that any of its wholly-owned Subsidiaries become a Guarantor.

(b)	The Company shall ensure that each member of the Group identified in Part III of Schedule 2 (Conditions precedent) as an Additional Obligor shall become an Additional Guarantor and, subject to the Agreed Security Principles, shall grant the Transaction Security identified opposite the name of that member of the Group in Part III of Schedule 2 (Conditions precedent) on or prior to the date specified in Part III of that Schedule.

(c)	The Company shall procure that any other member of the Group which is a Material Company shall, as soon as possible after becoming a Material Company, become an Additional Guarantor in accordance with paragraph (d) below and, subject to the Agreed Security Principles, grant Security as the Agent may require and shall accede to a Subordination Agreement.

(d)	A member of the Group shall become an Additional Guarantor if:

(i)	the Company and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in Part II and, if applicable, Part III of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(e)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II and, if applicable, Part III of Schedule 2 (Conditions precedent).

27.5	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if:

(i)	that Guarantor is being disposed of by way of a Third Party Disposal (as defined in Clause 27.3 (Resignation of a Borrower)) and the Company has confirmed this is the case; or

(ii)	all the Lenders have consented to the resignation of that Guarantor.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	the Company has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	no payment is due from the Guarantor under Clause 20.1 (Guarantee and indemnity);

(iii)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 27.3 (Resignation of a Borrower); and

(iv)	the Company has confirmed that it shall ensure that the Disposal Proceeds will be applied, in accordance with Clause 9.3 (Application of mandatory prepayments).

(c)	The resignation of that Guarantor shall not be effective until the date of the relevant Third Party Disposal at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

27.6	Repetition of representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (f) of Clause 21.34 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

27.7	Resignation and release of Security on Disposal

If a Borrower or Guarantor is or is proposed to be the subject of a Third Party Disposal then:

(a)	where that Borrower or Guarantor created Transaction Security over any of its assets or business in favour of the Security Agent, or Transaction Security in favour of the Security Agent was created over the shares (or equivalent) of that Borrower or Guarantor, the Security Agent may, at the cost and request of the Company, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation;

(b)	the resignation of that Borrower or Guarantor and related release of Transaction Security referred to in paragraph (a) above shall not become effective until the date of that disposal; and

(c)	if the disposal of that Borrower or Guarantor is not made, the Resignation Letter of that Borrower or Guarantor and the related release of Transaction Security referred to in paragraph (a) above shall have no effect and the obligations of the Borrower or Guarantor and the Transaction Security created or intended to be created by or over that Borrower or Guarantor shall continue in full force and effect.

SECTION 10

THE FINANCE PARTIES

28.	ROLE OF THE AGENT, THE SECURITY AGENT, THE ARRANGER AND OTHERS

28.1	Appointment of the Agent and the Security Agent

(a)	Each of the Arranger, the Lenders and the Security Agent appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Arranger, the Agent, the Lenders and the Hedge Counterparties appoints the Security Agent to act as security trustee under and in connection with the Finance Documents in relation to any security interest which is expressed to be or is construed to be governed by English law, or any other law from time to time designated by the Security Agent and an Obligor.

(c)	Except as expressly provided in paragraph (b) above, and without limiting or affecting Clause 31.11 (Parallel Debt), each other Finance Party and Hedge Counterparty appoints the Security Agent to act as security agent under and in connection with the Finance Documents.

(d)	Each of the Arranger, the Lenders and the Security Agent authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(e)	Each other Finance Party and each Hedge Counterparty authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(f)	Each other Finance Party and each Hedge Counterparty authorises the Security Agent to execute on its behalf any Transaction Security Document governed by Belgian law.

28.2	Duties of the Agent and the Security Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.

(e)	The Agent shall promptly send to the Security Agent such certification as the Security Agent may require pursuant to paragraph 7 (Basis of distribution) of Schedule 17 (Security agency provisions).

(f)	The duties of the Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature.

28.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

28.4	Role of the Security Agent

The Security Agent shall not be an agent of (except as expressly provided in any Finance Document) any Finance Party or Hedge Counterparty under or in connection with any Finance Document.

28.5	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent, the Arranger and/or (except as expressly provided in any Finance Document) the Security Agent as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Security Agent, the Arranger or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.6	Business with the Group

The Agent, the Security Agent, the Arranger and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

28.7	Rights and discretions

(a)	The Agent and the Security Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders or as the case may be, as security trustee or security agent for the Finance Parties and the Hedge Counterparties) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	Each of the Agent and the Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	Each of the Agent and the Security Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	Each of the Agent and the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Arranger or the Security Agent is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

28.8	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent and the Security Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent or Security Agent (as the case may be) in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent or Security Agent as the case may be) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent and all the Hedge Counterparties.

(c)	Each of the Agent and the Security Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent and the Security Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	Neither the Agent nor the Security Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

(f)	The Hedge Counterparties (in their capacity as such) shall have no right to give instructions to the Agent or the Security Agent, and shall be bound by the instructions given by the Majority Lenders to the Agent or the Security Agent.

28.9	Responsibility for documentation

None of the Agent, the Arranger, the Security Agent or any Ancillary Lender:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, the Security Agent, an Ancillary Lender, an Obligor or any other person given in or in connection with any Finance Document, the Information Memorandum, the Reports or the transactions contemplated in the Finance Documents; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security.

28.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 31.10 (Disruption to payment systems etc.), none of the Agent, the Security Agent or any Ancillary Lender will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent, the Security Agent or an Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Security Agent or any Ancillary Lender, in respect of any claim it might have against the Agent, the Security Agent or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent, the Security Agent or any Ancillary Lender may rely on this Clause subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

(c)	Neither the Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

28.11	Lenders’ indemnity to the Agent and the Security Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and the Security Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent or the Security Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.10 (Disruption to payment systems etc.) notwithstanding the Agent’s or the Security Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent or the Security Agent, in acting as Agent or, as the case may be, Security Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

28.12	Resignation of the Agent or the Security Agent

(a)	The Agent or the Security Agent may resign and appoint one of its Affiliates acting through an office as successor by giving notice to the Lenders and the Company.

(b)	Alternatively, the Agent or the Security Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent or, as the case may be, Security Agent.

(c)	If the Majority Lenders have not appointed a successor Agent or, as the case may be, Security Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent or, as the case may be, Security Agent (after consultation with the Company) may appoint a successor Agent or Security Agent.

(d)	The retiring Agent or Security Agent shall, at its own cost, make available to the successor Agent or Security Agent such documents and records and provide such assistance as the successor Agent or Security Agent may reasonably request for the purposes of performing its functions as Agent or Security Agent under the Finance Documents.

(e)	The Agent’s or Security Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Agent or, as the case may be, Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent or, as the case may be, Security Agent shall resign in accordance with paragraph (b) above.

28.13	Confidentiality

(a)	In acting as agent or trustee for the Finance Parties, the Agent and the Security Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent or the Security Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, the Security Agent nor the Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

28.14	Relationship with the Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

(c)	Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

28.15	Credit appraisal by the Lenders and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and Ancillary Lender confirms to the Agent, the Arranger, the Security Agent and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum, the Reports and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

28.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

28.17	Agent’s management time

Any amount payable to the Agent or the Security Agent under Clause 17.3 (Indemnity to the Agent), Clause 17.4 (Indemnity to the Security Agent), Clause 19 (Costs and expenses) and Clause 28.11 (Lenders’ indemnity to the Agent and the Security Agent) shall include the cost of utilising its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as it may notify to the Company and the Lenders, and is in addition to any fee paid or payable to it under Clause 14 (Fees).

28.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents, that Party shall be regarded as having received any amount so deducted.

28.19	Reliance and engagement letters

Each Secured Party confirms that each of the Arranger and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger or Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

28.20	Security Agent

Any resignation by the Security Agent will only take effect upon the execution of all deeds and documents necessary to substitute its successor as holder of the Security comprised in the Security Documents.

28.21	Role of the Security Agent

The Security Agent shall hold the benefit of the Security Documents on trust for itself and the other Finance Parties and will apply all payments and other benefits received by it under the Security Documents in accordance with the provisions of the Finance Documents.

28.22	Security Agency provisions

The provisions of Schedule 17 (Security agency provisions) shall bind each Party.

29.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30.	SHARING AMONG THE FINANCE PARTIES AND HEDGE COUNTERPARTIES

30.1	Payments to Finance Parties and Hedge Counterparties

If a Finance Party or Hedge Counterparty (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment mechanics) and applies that amount to a payment due under the Finance Documents, then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.5 (Partial payments).

30.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties and Hedge Counterparties (other than the Recovering Finance Party) in accordance with Clause 31.5 (Partial payments).

30.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 30.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties and Hedge Counterparties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

30.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party and Hedge Counterparty which has received a share of the relevant Sharing Payment pursuant to Clause 30.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party or Hedge Counterparty for the amount so reimbursed.

30.5	Exceptions

(a)	This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party or Hedge Counterparty any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party or Hedge Counterparty of the legal or arbitration proceedings; and

(ii)	the other Finance Party or Hedge Counterparty had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

30.6	Ancillary Lenders

(a)	This Clause 30 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under Clause 25.18 (Acceleration).

(b)	Following service of notice under Clause 25.18 (Acceleration), this Clause 30 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction from the Designated Gross Amount for an Ancillary Facility to its Designated Net Amount.

30.7	Hedge Counterparties

This Clause 30 shall not apply to any receipt or recovery by a Hedge Counterparty as described in paragraph 4(b) (Restrictions on enforcement by the Hedge Counterparties) of Schedule 16 (Hedge Counterparty provisions) or as a result of the operation of the close out or netting provisions of the Hedging Agreement following Enforcement Action permitted under paragraph 5(a) (Permitted hedging enforcement) of Schedule 16 (Hedge Counterparty provisions).

SECTION 11

ADMINISTRATION

31.	PAYMENT MECHANICS

31.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

31.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor) and Clause 31.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

31.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 32 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

31.5	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of:

(A)	any periodical payments (not being payments as a result of termination or closing out) due but unpaid to a Hedge Counterparty under a Hedging Agreement; and

(B)	any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of:

(A)	any payments as a result of termination or closing out due but unpaid to a Hedge Counterparty under a Hedging Agreement; and

(B)	any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

31.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.8	Currency of account

(a)	Subject to paragraphs (b) to (c) below, euro is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

31.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit is at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

31.10	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 37 (Amendments and waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

31.11	Parallel Debt

(a)	Each Obligor hereby irrevocably and unconditionally undertakes to pay to the Security Agent amounts equal to any amounts owing from time to time by that Obligor to any Secured Party under any Finance Document as and when those amounts are due.

(b)

Each Obligor and the Security Agent acknowledge that the obligations of each Obligor under paragraph (a) above are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of that Obligor to any Secured Party under any Finance Document (its “Corresponding Debt”) nor shall the amounts for which each Obligor is liable under paragraph (a) above (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt provided that:

(i)	the Parallel Debt of each Obligor shall be decreased to the extent that its Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged;

(ii)	the Corresponding Debt of each Obligor shall be decreased to the extent that its Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(iii)	the amount of the Parallel Debt of an Obligor shall at all times be equal to the amount of its Corresponding Debt.

(c)	For the purpose of this Clause 31.11, the Security Agent acts in its own name pursuant to an independent and separate right and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The Security granted under the Finance Documents to the Security Agent to secure the Parallel Debt is granted to the Security Agent in its capacity as an independent and separate creditor of the Parallel Debt and shall not be held on trust.

(d)	All moneys received or recovered by the Security Agent pursuant to this Clause 31.11, and all amounts received or recovered by the Security Agent from or by the enforcement of any Security granted to secure the Parallel Debt, shall be applied in accordance with Clause 31.5 (Partial payments).

(e)	Without limiting or affecting the Security Agent’s rights against the Obligors (whether under this Clause 31.11 or under any other provision of the Finance Documents), each Obligor acknowledges that:

(i)	nothing in this Clause 31.11 shall impose any obligation on the Security Agent to advance any sum to any Obligor or otherwise under any Finance Document, except in its capacity as Lender; and

(ii)	for the purpose of any vote taken under any Finance Document, the Security Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.

32.	SET-OFF

(a)	A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

33.	NOTICES

33.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

33.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender, each Ancillary Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified with its name below,

or any substitute address, fax number, department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

33.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid by mail in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 33.3 will be deemed to have been made or delivered to each of the Obligors.

33.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 33.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

33.5	Electronic communication

(a)	Any communication to be made between the Agent or the Security Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender or the Security Agent will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

33.6	Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information on to an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event, the Company shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted on to the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted on to the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted on to the Designated Website. The Company shall at its own cost comply with any such request within 10 Business Days.

33.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.	CALCULATIONS AND CERTIFICATES

34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

35.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

37.	AMENDMENTS AND WAIVERS

37.1	Required consents

(a)	Subject to Clause 37.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Secured Party, any amendment or waiver permitted by this Clause 37.

(c)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 37 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (c), require the consent of all of the Guarantors.

37.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension of an Availability Period, to the date of payment of any amount under the Finance Documents or an extension of the Termination Date;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal or interest payable;

(iv)	an increase in or an extension of any Commitment or the Total Commitments;

(v)	a change to the Borrowers or Guarantors other than in accordance with Clause 27 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	the definition of “Majority Lenders”;

(viii)	Clause 2.2(c) (Finance Parties’ rights and obligations), Clause 26 (Changes to the Lenders) or this Clause 37;

(ix)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Transaction Security are distributed (except insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document); or

(x)	the release of any Transaction Security unless permitted under this Agreement (except insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document) or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger, the Security Agent, any Ancillary Lender or a Hedge Counterparty may not be effected without the consent of the Agent, the Arranger, the Security Agent, that Ancillary Lender or that Hedge Counterparty.

38.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

39.	GOVERNING LAW

This Agreement is governed by English law.

40.	ENFORCEMENT

40.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 40.1 is for the benefit of the Secured Parties only. As a result, no Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

40.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints Arcelor LWB as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document (and Arcelor by its execution of this Agreement, accepts that appointment); and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately (and in any event within 15 days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

(c)	Arcelor LWB expressly agrees and consents to the provisions of this Clause 40 and Clause 39 (Governing law).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART I

THE ORIGINAL OBLIGORS

Name of Original Borrower	Registration number (or equivalent, if any) and Jurisdiction of Incorporation

NOBLE EUROPEAN HOLDINGS B.V.	34274517 The Netherlands

Name of Original Guarantor	Registration number (or equivalent, if any) Jurisdiction of Incorporation

NOBLE EUROPEAN HOLDINGS B.V.	34274517 The Netherlands

PART II

THE ORIGINAL LENDERS

Name of Original Lender	Term Facility Commitment	Revolving Facility Commitment
BNP PARIBAS	€78,000,000	€40,000,000

TOTAL	€78,000,000	€40,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

PART IA

CONDITIONS PRECEDENT TO SIGNING OF THE AGREEMENT

1.	Company

(a)	A copy of the constitutional documents of the Company (including a recent extract from the Dutch trade register (handelsregister) relating to it).

(b)	A copy of a resolution of the board or, if applicable, a committee of the board of directors of the Company:

(i)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing the committee referred to in paragraph (b) above.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(e)	If required, a copy of a resolution of the Company’s general meeting of shareholders or board of supervisory directors (if any) approving its execution and the terms of, and the transactions contemplated by, the Finance Documents (and, if applicable, appointing one or more authorised persons to represent the Company in case of conflict of interest) and of a concurring unconditional advice of any works council or union which has advisory rights in respect of the transactions contemplated in the Finance Documents.

(f)	A certificate of the Company (signed by a director) confirming that borrowing, guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on the Company to be exceeded.

(g)	A certificate of an authorised signatory of the Company certifying that each copy document relating to it specified in this Part IA of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

PART IB

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	Finance Documents

(a)	This Agreement executed by the Parties.

(b)	The following Ancillary Documents: an overdraft facility agreement between BNP Paribas and the Target.

(c)	The Fee Letters executed by the Company.

(d)	The Subordination Agreement referred to in paragraph (a) of the definition of “Subordination Agreement” in Clause 1 (Definitions) executed by the parties to that agreement.

(e)	At least two originals of the following Transaction Security Documents executed by the relevant Obligors specified below opposite the relevant Transaction Security Document:

Name of Relevant Obligor	Transaction Security Document
The Company	Dutch law share pledge over shares in the Target

(f)	A copy of all notices required to be sent under the Transaction Security Documents executed by the Company.

(g)	A copy of all share certificates, transfers and stock transfer forms or equivalent duly executed by the Company in blank in relation to the assets subject to or expressed to be subject to the Transaction Security referred to in paragraph (e) above and other documents of title to be provided under the Transaction Security Documents relating to such Transaction Security.

2.	Transaction Documents

A copy of each of the Acquisition Documents and the other Transaction Documents (other than the Finance Documents) executed by the parties to those documents.

3.	Legal opinions

The following legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons to become Lenders pursuant to the primary syndication of the Facilities:

(a)	a legal opinion of Linklaters LLP, legal advisers to the Agent and the Arranger as to English law substantially in the form distributed to the Original Lenders prior to signing this Agreement; and

(b)	a legal opinion of Linklaters LLP, legal advisers to the Agent and Arranger as to Dutch law substantially in the form distributed to the Original Lenders prior to signing this Agreement.

4.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 40.2 (Service of process), has accepted its appointment.

(b)	The Group Structure Chart which shows the Group assuming the Closing Date has occurred, certified by the Company as true, accurate and complete.

(c)	The Base Case Model.

(d)	The Reports.

(e)	A copy, certified by an authorised signatory of the Company to be a true copy, of the Original Financial Statements of the Company.

(f)	Evidence that the relevant provisions of the credit agreement of the Parent have been amended or waived to enable the Parent, the Company and the Obligors to enter into the transactions contemplated by the Transaction Documents.

(g)	The Funds Flow Statement in a form agreed by the Company and the Agent detailing the proposed movement of funds on or before the Closing Date.

(h)	A certificate of the Company (signed by a director) detailing the estimated Acquisition Costs.

(i)	A certificate of the Company (signed by a director) certifying that:

(i)	each of the matters specified in clauses 9 and 10 of the Acquisition Agreement has been satisfied or, with the consent of the Agent, waived (other than payment of the purchase price under clause 4 of the Acquisition Agreement which will be satisfied immediately following utilisation of the Term Facility);

(ii)	no Acquisition Document has been amended, varied, novated, supplemented, superseded, waived or terminated except with the consent of the Agent;

(iii)	the Company is not aware of any breach of any warranty or any claim under the Acquisition Agreement; and

(iv)	all competition clearances have been obtained and no material conditions or undertakings have been imposed upon the Parent, the Company or any other member of the Group.

(j)	A certificate of the Company (signed by a director) in respect of the equity structure of the Borrower and the debt owed by it (other than debt under the Finance Documents) upon Completion.

(k)	Evidence that all the Target’s debt has been refinanced or will be refinanced and that all Security has been released will be released or in each case within four weeks of the Closing Date.

(l)	A certificate of the Company (signed by a director) that between 31 December 2006 and the Closing Date, there has been no material adverse change in the business, operations, property, condition (financial or otherwise) or prospects of the Group (including the Target Group) taken as a whole.

(m)	Copies of all necessary competition consents and clearances.

(n)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 14 (Fees), Clause 15.5 (Stamp taxes), Clause 15.6 (Value added tax) and Clause 19 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(o)	A copy of any other Authorisation or other document, opinion or assurance which the Agent notifies the Company is reasonably required in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

PART II

CONDITIONS PRECEDENT REQUIRED TO BE

DELIVERED BY AN ADDITIONAL OBLIGOR

1.	An Accession Letter executed by the Additional Obligor and the Company.

2.	A copy of the constitutional documents of the Additional Obligor (including:

(a)	in relation to a Dutch Obligor, a recent extract from the Dutch trade register (handelsregister) relating to it; and

(b)	in relation to a French Obligor, an updated copy of an “extrait Kbis”, a “certificat de non-faillite” and an “état des inscriptions et privileges”).

3.	A copy of a resolution of the board or, if applicable, a committee of the board of directors of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute, deliver and perform the Accession Letter and any other Finance Document to which it is party;

(b)	authorising a specified person or persons to execute the Accession Letter and other Finance Documents on its behalf;

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Company to act as its agent in connection with the Finance Documents

4.	If applicable, a copy of a resolution of the board of directors of the Additional Obligor, establishing the committee referred to in paragraph 3 above.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

6.	If applicable, a copy of a resolution signed by all the holders of the issued shares of the Additional Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Obligor is a party (and in respect of a Belgian Obligor, specifically acknowledging and approving the terms of the change of control Clause in this Agreement, together with any other Clause in this Agreement which would result in there being an Event of Default or a mandatory prepayment in the event of a change of control in accordance with Article 556 of the Belgian Company Code, accompanied with evidence that such resolution has been filed with the Clerk of the Brussels Commercial Court).

7.	If applicable, a copy of a resolution of the board of directors of each corporate shareholder of each Additional Guarantor approving the terms of the resolution referred to in paragraph 6 above.

8.	In respect of a Dutch Obligor, if required, a copy of a resolution of its general meeting of shareholders or board of supervisory directors (if any) approving its execution and the terms of, and the transactions contemplated by, the Finance Documents and of a concurring advice of any works council or union which has advisory rights in respect of the transactions contemplated in the Finance Documents.

9.	A certificate of the Additional Obligor (signed by a director) confirming that borrowing, guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

10.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Letter.

11.	If available, the latest audited financial statements of the Additional Obligor.

12.	The following legal opinions, each addressed to the Agent, the Security Agent and the Lenders:

(a)	A legal opinion of the legal advisers to the Agent in England, as to English law in substantially the form distributed to the Lenders prior to signing the Accession Letter.

(b)	If the Additional Obligor is incorporated in or has its “centre of main interest” or “establishment” (as referred to in Clause 21.28 (Centre of main interests and establishments)) in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Agent in the jurisdiction of its incorporation, “centre of main interest” or “establishment” (as applicable) and, as the case may be, the jurisdiction of the governing law of that Finance Document (the “Applicable Jurisdiction”) as to the law of each Applicable Jurisdiction and in substantially the form distributed to the Lenders prior to signing the Accession Letter.

13.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 40.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

14.	Any security documents which are required by the Agent to be executed by the proposed Additional Obligor in accordance with the Agreed Security Principles.

15.	Any notices or documents required to be given or executed under the terms of those security documents.

16.	If applicable, an accession memorandum to the relevant Subordination Agreement executed by the Additional Obligor.

17.

(a)	If the Additional Obligor is incorporated in England and Wales or Scotland, evidence that, if relevant, the Additional Obligor has done all that is necessary (including, without limitation, by re-registering as a private company) to follow the procedures set out in sections 151 to 158 of the Companies Act 1985 in order to enable that Additional Obligor to enter into the Finance Documents and perform its obligations under the Finance Documents. Such evidence shall include copies of the resolutions, statutory declarations, auditor’s report and net assets letter (addressed to the Finance Parties and the Hedge Counterparties) for the Additional Obligor and copies of the registers of directors and shareholders of the Additional Obligor.

(b)	If the Additional Obligor is not incorporated in England and Wales or Scotland, such documentary evidence as legal counsel to the Agent may require, that such Additional Obligor has complied with any law in its jurisdiction relating to financial assistance or analogous process, if relevant.

18.	Subject to Clause 24.32(b) (Conditions subsequent), an Intra-Group Loan Agreement, executed by the Additional Obligor and the other parties to that agreement, or, if relevant, an accession memorandum to an Intra-Group Loan Agreement.

PART III

TRANSACTION SECURITY DOCUMENTS AND SECURITY-RELATED DOCUMENTS TO BE DELIVERED BY ADDITIONAL

OBLIGORS

Name of Additional Obligor	Capacity (Borrower and/or Guarantor)	Date by which most become Additional Obligor	Description of Transaction Security Document and Transaction Security	Date by which Transaction Security Document to be executed and delivered to Agent	Description of action to be taken by Additional Obligor to protect or give priority to Transaction Security and date by which action is to be completed
Target	Borrower and Guarantor	Closing Date	English law share charge over shares in Arcelor LWB	Closing Date	Must be submitted for registration at Companies House within 21 days of execution

			German law share pledge over shares in Arcelor Bremen	Closing Date	German law share pledge over shares in Arcelor Bremen must be notarised upon execution

			Belgian law share pledge over shares in Arcelor Genk and Arcelor Gent	Closing Date	No other action is required to be taken

			French law share pledge over shares in Arcelor Lorraine	Closing Date	Bank account to be opened in France upon payment of proceeds by Arcelor Lorraine in the name of Target (for the payment of dividends in respect of shares in Arcelor Lorraine)

			Spanish law share pledge over shares in Arcelor Zaragoza	Closing Date	Must be executed as a public deed before a notary

Name of Additional Obligor	Capacity (Borrower and/or Guarantor)	Date by which most become Additional Obligor	Description of Transaction Security Document and Transaction Security	Date by which Transaction Security Document to be executed and delivered to Agent	Description of action to be taken by Additional Obligor to protect or give priority to Transaction Security and date by which action is to be completed
			German law global assignment of intra-group debt owed by Arcelor Bremen to Target	Guarantee Take-up Date	No other action is required to be taken

			English law security assignment of intra-group debt and receivables owed by Arcelor LWB to Target	Guarantee Take-up Date	Must be submitted for registration at Companies House within 21 days of execution

			French law pledge over intra-group receivables owed by Arcelor Lorraine to Target	Guarantee Take-up Date	No other action is required to be taken

			Belgian law receivables pledge granted by private agreement in respect of intra-group receivables owed by Arcelor Gent and Arcelor Genk to Target	Guarantee Take-up Date	Must be notified to and acknowledged by Arcelor Gent and Arcelor Genk

			Spanish law pledge over intra-group loans owed by Arcelor Zaragoza to Target	Guarantee Take-up Date	Must be executed as a public deed before a notary

			Subordination Agreement	Guarantee Take-up Date	Not applicable

Name of Additional Obligor	Capacity (Borrower and/or Guarantor)	Date by which most become Additional Obligor	Description of Transaction Security Document and Transaction Security	Date by which Transaction Security Document to be executed and delivered to Agent	Description of action to be taken by Additional Obligor to protect or give priority to Transaction Security and date by which action is to be completed
Arcelor LWB	Guarantor	Guarantee Take-up Date	None	Not applicable	Not applicable

Arcelor Bremen	Guarantor	Guarantee Take-up Date	German law global assignment of receivables agreement	Guarantee Take-up Date	No other action is required to be taken

			German law security transfer agreement in respect of inventory	Guarantee Take-up Date	No other action is required to be taken

Arcelor Lorraine	Guarantor	8 weeks after the Closing Date	French law pledge over ongoing business	8 weeks after Closing Date	Must be registered in each tribunal where Arcelor Lorraine has a place of business in France

Arcelor Gent	Guarantor	15 days after the Closing Date	Belgian law receivables pledge granted by private agreement	Guarantee Take-up Date	Must be notified to and acknowledged by each relevant debtor

			Belgian law “gage sur fonds de commerce”	15 days after the Closing Date	No other action is required to be taken

Arcelor Genk	Guarantor	15 days after the Closing Date	Belgian law receivables pledge granted by private agreement	Guarantee Take-up Date	Must be notified to and acknowledged by each relevant debtor.

			Belgian law “gage sur fonds de commerce”	15 days after the Closing Date	No other action is required to be taken

Name of Additional Obligor	Capacity (Borrower and/or Guarantor)	Date by which most become Additional Obligor	Description of Transaction Security Document and Transaction Security	Date by which Transaction Security Document to be executed and delivered to Agent	Description of action to be taken by Additional Obligor to protect or give priority to Transaction Security and date by which action is to be completed
Arcelor Zaragoza	Guarantor	Guarantee Take-up Date	Spanish law pledge over receivables	Guarantee Take-up Date	Must be executed as a public deed before a notary

			Spanish law pledge over materials without transfer of possession	Guarantee Take-up Date	Must be executed as a public deed before a notary. Must be registered promptly. Stamp duty payable within 30 days of execution.

SCHEDULE 3

REQUESTS

PART I

UTILISATION REQUEST

LOANS

From:	[Borrower] [Company]*

To:	[Agent]

Dated:

Dear Sirs

Noble European Holdings B.V.—€118,000,000 Facilities Agreement

dated [            ] 2007 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

(a)	Borrower:	[ ]

(b)	Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

(c)	Facility to be utilised:	[Term Facility]/[Revolving Facility]**

(d)	Amount:	[ ] or, if less, the Available Facility

(e)	Interest Period:	[ ]

3.	[The proceeds of this Loan should be credited to [account]].

4.	This Loan [is/is not] an Acquisition Loan.

5.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

6.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[the Company on behalf of [insert name of relevant Borrower]]/ [insert name of Borrower]*

NOTES:

*	Amend as appropriate. The Utilisation Request can be given by a Borrower or by the Company.
**	Select the Facility to be utilised and delete references to the other Facilities.

PART II

SELECTION NOTICE

APPLICABLE TO A TERM FACILITY LOAN

From:	[Borrower] [Company]*

To:	[Agent]

Dated:

Dear Sirs

Noble European Holdings B.V.—€118,000,000 Facilities Agreement

dated [            ] 2007 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Term Facility Loan[s] with an Interest Period ending on [ ]**.

3.	[We request that the above Term Facility Loan[s] be divided into [ ] Term Facility Loans with the following amounts and Interest Periods:]***

or

[We request that the next Interest Period for the above Term Facility Loans is [            ]].****

4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

[the Company on behalf of] [insert name of Relevant Borrower] *

NOTES:

*	Amend as appropriate. The Selection Notice can be given by a Borrower or the Company.
**	Insert details of all Term Facility Loans for the relevant Facility which have an Interest Period ending on the same date.
***	Use this option if division of Term Facility Loans is requested.
****	Use this option if sub-division is not required.

SCHEDULE 4

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:

AB + C(B –D) + E x 0.01	per cent. per annum
100 – (A + C)

(b)	in relation to a Loan in any currency other than sterling:

E x 0.01	per cent. per annum.
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B

is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 11.3 (Default interest)1) [NB: Footnote?] payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero-rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph 8.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule 4 in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule 4 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	[ ] as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Noble European Holdings B.V.—€118,000,000 Facilities Agreement

dated [            ] 2007 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Transfer Certificate. Terms defined in the Facilities Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 26.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 26.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 26.4 (Limitation of responsibility of Existing Lenders).

[4/5].	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[5/6].	This Transfer Certificate is governed by English law.

Note:	The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

COMMITMENT/RIGHTS AND OBLIGATIONS TO BE TRANSFERRED

Amount and details of Commitment/rights and obligations to be transferred: [insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [            ].

[Agent]

By:

SCHEDULE 6

FORM OF ASSIGNMENT AGREEMENT

To:	[ ] as Agent

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

Noble European Holdings B.V.—€118,000,000 Facilities Agreement

dated [            ] 2007 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is an Assignment Agreement.

2.

(a)	We refer to Clause 26.6 (Procedure for assignment).

(b)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement as specified in the Schedule.

(c)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement specified in the Schedule.

(d)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (c) above.[2]

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes:

(a)	party to the Finance Documents as a Lender; and

(b)	party to [other relevant agreements in other relevant capacity].

5.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 26.4 (Limitation of responsibility of Existing Lenders).

6.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

[7/8].	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

[8/9].	This Assignment Agreement is governed by English law.

[2]

If the Assignment Agreement is used in place of a Transfer Certificate in order to avoid a novation of rights/obligations for reasons relevant to a civil jurisdiction, local law advice should be sought to check the suitability of the Assignment Agreement due to the assumption of obligations contained in paragraph 2(d).

[9/10].	This Assignment Agreement has been [executed and delivered as a deed] [entered into] on the date stated at the beginning of this Assignment Agreement.

Note:	The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

COMMITMENT/RIGHTS AND OBLIGATIONS TO BE TRANSFERRED BY ASSIGNMENT, RELEASE AND ACCESSION

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [            ].

[Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party and each Hedge Counterparty.]

[Agent]

By:

SCHEDULE 7

FORM OF ACCESSION LETTER

PART I

To:	[ ] as Agent

From:	[Subsidiary] and [Company]

Dated:

Dear Sirs

Noble European Holdings B.V.—€118,000,000 Facilities Agreement

dated [            ] 2007 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is an Accession Letter. Terms defined in the Facilities Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Facilities Agreement and the other Finance Documents as an Additional [Borrower]/[Guarantor] pursuant to Clause [27.2 (Additional Borrowers)]/[Clause 27.4 (Additional Guarantors)] of the Facilities Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [ ].

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No.:

Attention:

4.	This Accession Letter is governed by English law.

[This Guarantor Accession Letter is entered into by deed.]

[Company]	[Subsidiary]

ACCESSION LETTER

PART II

To:	[ ] as Security Agent

From:	[Proposed Hedge Counterparty]

Dated:

Dear Sirs

Noble European Holdings B.V.—€118,000,000 Facilities Agreement

dated [            ] 2007 (the “Facilities Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Facilities Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Proposed Hedge Counterparty] agrees to be bound by the terms of the Facilities Agreement as a Hedge Counterparty.

3.	[Proposed Hedge Counterparty’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.	[Details of the Hedging Agreement are as follows:

Date:

Parties: [Proposed Hedge Counterparty] and [the Company]

Terms: [Insert brief summary of type of contract].]

5.	This Accession Letter is governed by English law.

[Proposed Hedge Counterparty]

By:

This Accession Letter is accepted by the Security Agent.

[Security Agent]

By:	Date:

SCHEDULE 8

FORM OF RESIGNATION LETTER

To:	[ ] as Agent

From:	[resigning Obligor] and [Company]

Dated:

Dear Sirs

Noble European Holdings B.V.—€118,000,000 Facilities Agreement

dated [            ] 2007 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 27.3 (Resignation of a Borrower)]/[Clause 27.5 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facilities Agreement and the Finance Documents.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	*[[this request is given in relation to a Third Party Disposal of [resigning Obligor];

(c)	[the Disposal Proceeds have been or will be applied in accordance with Clause 9.2 (Proceeds);]**]

(d)	[ ]***

4.	This letter is governed by English law.

[Company]	[resigning Obligor]

By:	By:

NOTES:

*	Insert where resignation only permitted in case of a Third Party Disposal.
**	Amend as appropriate, e.g. to reflect agreed procedure for payment of proceeds into a specified account.
***	Insert any other conditions required by the Facilities Agreement.

SCHEDULE 9

FORM OF COMPLIANCE CERTIFICATE

To:	[ ] as Agent

From:	[Company]

Dated:

Dear Sirs

Noble European Holdings B.V.—€118,000,000 Facilities Agreement

dated [            ] 2007 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

(a)	Fixed Charge Cover is [ ]:1;

(b)	Interest Cover is [ ]:1;

(c)	Leverage is [ ]:1 and that, therefore, the Margin should be [ ] per cent.; and

(d)	Capital Expenditure is [ ]%.

3.	[We confirm that no Default is continuing.]**

4.	[We confirm that the following companies constitute Material Companies for the purposes of the Facilities Agreement: [ ].]

[We confirm that the aggregate of, respectively, the gross assets, aggregate net assets, pre-tax profits and revenues of the Guarantors (calculated on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries of any member of the Group) exceeds 80 per cent. of, respectively, the consolidated gross assets, net assets, pre-tax profits and revenues of the Group].

Signed
	Director of [Company]	Director of [Company]

[insert applicable certification language]**

for and on behalf of

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.
**	To be agreed with the Company’s Auditors and the Lenders prior to signing the Agreement.

[name of Auditors of the Company]***

SCHEDULE 10

LMA FORM OF CONFIDENTIALITY UNDERTAKING

For the avoidance of doubt, this document is in a non-binding, recommended form. Its intention is to be used as a starting point for negotiation only. Individual parties are free to depart from its terms and should always satisfy themselves of the regulatory implications of its use.

[Letterhead of Arranger]

To:

[insert name of Potential Lender]

Re: The Facilit[y/ies]

Borrower: (the “Borrower”) Amount: Agent:

Dear Sirs

We understand that you are considering participating in the Facilit[y/ies]. In consideration of us agreeing to make available to you certain information and to prevent front-running of the Facilit[y/ies], by your signature of a copy of this letter you agree as follows:

(A)	CONFIDENTIALITY

1.	CONFIDENTIALITY UNDERTAKING

You undertake:

(a)	to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph A2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)	to keep confidential and not disclose to anyone except as provided for by paragraph A2 below the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facilit[y/ies];

(c)	to use the Confidential Information only for the Permitted Purpose; and

***

Only applicable if the Compliance Certificate accompanies the audited financial statements and is to be signed by the Auditors. To be agreed with the Company’s auditor’s prior to signing the Agreement.

(d)	to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph A2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it.

2.	PERMITTED DISCLOSURE

We agree that you may disclose Confidential Information and those matters referred to in paragraph A1(b) above:

(a)	to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(b)	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(c)	with the prior written consent of us and the Borrower.

3.	NOTIFICATION OF REQUIRED OR UNAUTHORISED DISCLOSURE

You agree (to the extent permitted by law and except where disclosure is to be made to any competent supervisory or regulatory body during the ordinary course of its supervisory or regulatory function over you) to inform us of the full circumstances of any disclosure under paragraph A2(b) above or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	RETURN OF COPIES

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph A2(b) above.

5.	CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease on the earlier of (a) the date you become a party to or otherwise acquire (by assignment or otherwise) a direct interest in the Facilit[y/ies] [and] (b) 12 Months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased (to the extent technically practicable) all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph A2 above (other than paragraph A2(a) above) or which, pursuant to paragraph A4 above, are not required to be returned or destroyed)[ and (c) in any event [            ] Months from the date of this letter].

6.	NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC

You acknowledge and agree that:

(a)	neither we nor any of our officers, employees or advisers (each, a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	NO WAIVER; AMENDMENTS, ETC

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	INSIDE INFORMATION

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9.	NATURE OF UNDERTAKINGS

The undertakings given by you under Part A of this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Group.

(B)	FRONT RUNNING—PARTICIPANT

No Front Running Undertaking

You acknowledge and agree that:

(a)	you will not, and you will procure that no other member of the Participant Group will engage in any Front Running;

(b)	if you or any other member of the Participant Group engages in any Front Running we may suffer loss or damage [and your position in future financings with us and the Borrower may be prejudiced];*

(c)	if you or any other member of the Participant Group engages in any Front Running we retain the right not to allocate to you a commitment under the Facilit[y/ies]; and

(d)	[you confirm that neither you nor any other member of the Participant Group has engaged in any Front Running.]*

[When you sign the Facility Agreement and any transfer document under the Facility Agreement (in the case of any transfer document, only if signed within [three/six] Months after [the date of signing of the Facility Agreement]/[the close of primary syndication]), you will, if we so request, confirm to us in writing that neither you nor any other member of the Participant Group has breached the terms of this Part B of this letter.]*

[Any arrangement, front-end or similar fee which may be payable to you in connection with the Facilit[y/ies] is only payable on condition that neither you nor any other member of the Participant Group has breached the terms of this Part B of this letter. This condition is in addition to any other conditions agreed between us in relation to your entitlement to any such fee.]*

(C)	FRONT RUNNING—ARRANGER

No Front Running Undertaking

On our receipt of a copy of this letter signed by you, we acknowledge and agree that:

(a)	we will not, and we will procure that no other member of the Arranger Group will engage in any Front Running;

(b)	if we or any other member of the Arranger Group engages in any Front Running you may suffer loss or damage [and our position in future financings with you and the Borrower may be prejudiced]*; and

(c)	[we confirm that neither we nor any other member of the Arranger Group has engaged in any Front Running.]*

[When we sign the Facility Agreement and any transfer document under the Facility Agreement (in the case of any transfer document, only if signed within [three/six] Months after [the date of signing of the Facility Agreement]/[the close of primary syndication]), we will, if you so request, confirm to you in writing that neither we nor any other member of the Arranger Group has breached the terms of Part C of this letter.]*

(D)	MISCELLANEOUS

1.	THIRD PARTY RIGHTS

(a)	Subject to paragraph A6 and paragraph A9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

*	Optional
*	Optional

(b)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

2.	GOVERNING LAW AND JURISDICTION

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

3.	DEFINITIONS

In this letter (including the acknowledgement set out below):

“Arranger Group” means us, each of our holding companies and subsidiaries and each subsidiary of each of our holding companies (as each such term is defined in the Companies Act 1985) and each of our or their directors, officers and employees (including any sales and trading teams) provided that when used in this letter in respect of an Arranger it applies severally only in respect of that Arranger, each of that Arranger’s holding companies and subsidiaries, each subsidiary of each of its holding companies and each director, officer and employee (including any sales and trading teams) of that Arranger or any of the foregoing and not, for the avoidance of doubt, those of another Arranger.

“close of primary syndication” means the time we notify the parties participating as lenders of record in primary syndication as to the allocation of commitments relating to the Facilit[y/ies].

“Confidential Information” means any information relating to the Borrower, the Group and the Facilt[y/ies] provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality.

the “Facility Agreement” means the facility agreement to be entered into in relation to the Facilit[y/ies].

a “Facility Interest” means a legal, beneficial or economic interest acquired or to be acquired expressly and specifically in or in relation to the Facilit[y/ies], whether as initial lender or by way of assignment, transfer, novation, sub-participation (whether disclosed, undisclosed, risk or funded) or any other similar method.

“Front Running” means undertaking any of the following activities prior to the close of primary syndication which is intended to or is reasonably likely to encourage any person to take a Facility Interest except as a lender of record in primary syndication:

(a)	communication with any person or the disclosure of any information to any person in relation to a Facility Interest; [or]

(b)	making a price (whether firm or indicative) with a view to buying or selling a Facility Interest; [or]

(c)	[entering into (or agreeing to enter into) any agreement, option or other arrangement, whether legally binding or not, giving rise to the assumption of any risk or participation in any exposure in relation to a Facility Interest], excluding where any of the foregoing is:

(i)	made to or entered into by you with another member of the Participant Group (in the case of the undertaking made by you in this letter) or by us with another member of the Arranger Group (in the case of the undertaking made by us in this letter); or

(ii)	an act of a member of the Participant Group (in the case of the undertaking made by you in this letter) or the Arranger Group (in the case of the undertaking made by us in this letter) who in each case is operating on the public side of an information barrier unless such person is acting on the instructions of a person who has received Confidential Information and is aware of the proposed Facility.

“Group” means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985).

“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985) and, where such term is used in Part B of this letter and the definition of “Front Running”, each of your or their directors, officers and employees (including any sales and trading teams).

“Permitted Purpose” means considering and evaluating whether to enter into the Facilit[y/ies].

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of
[Arranger]

To:	[Arranger]

The Borrower and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of
[Potential Lender]

SCHEDULE 11

TIMETABLES

Loans in euro

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 12.1 (Selection of Interest Periods and Terms)	U-3 9.30am

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 Promptly

EURIBOR is fixed	Quotation Day as of 11:00 a.m. (Brussels time)

“U” = date of Utilisation

“U – X” = X Business Days prior to date of Utilisation

SCHEDULE 12

MATERIAL COMPANIES

Name of Material Company	Registration number (or equivalent, if any) and jurisdiction of incorporation
TB HOLDING B.V.	24417327 (The Netherlands)

ARCELOR TAILORED BLANK BREMEN GMBH	HRB 22678 HB (Germany)

ARCELOR TAILORED BLANK GENK NV	0451.418.994 (Belgium)

ARCELOR TAILORED BLANK GENT NV	0884.331.578 (Belgium)

ARCELOR TAILORED BLANK LORRAINE SA	408 455 426 RCS Thionville (France)

ARCELOR TAILORED BLANK ZARAGOZA SA	A-50791482 (Spain)

LASER WELDED BLANKS LIMITED	03331364 (England and Wales)

SCHEDULE 13

EXISTING INDEBTEDNESS

€2,126,824 capital lease entered into by Arcelor Genk with Arcelor Finance and Services Belgium.

€6,873,574 capital lease entered into by Arcelor Lorraine with BNP Paribas.

€26,110 capital lease entered into by Arcelor LWB with ING.

SCHEDULE 14

EXISTING SECURITY

None.

SCHEDULE 15

AGREED SECURITY PRINCIPLES

(A)	Agreed Security

The Security to be provided in support of the Facilities (and any related Hedging Agreements) by the Company on the Closing Date is that set out in paragraph 1(e) of Part 1B of Schedule 2 (Conditions precedent)), subject to any limitations specified in the Security Memorandum.

The Security to be provided in support of the Facilities (and any related Hedging Agreements) by each member of the Group identified in Part III of Schedule 2 (Conditions precedent) on the date that it accedes to this Agreement as an Additional Obligor is that set out next to its name in Part III of Schedule 2, subject to any limitations specified in the Security Memorandum.

The additional Security to be provided in support of the Facilities (and any related Hedging Agreements) by each member of the Group in the event that the Target Group is reorganised by moving New Holdco to be the new direct holding company of the Target Group operating companies is that specified to be provided in such circumstances in the Security Memorandum, subject to any limitations specified in the Security Memorandum.

(B)	Considerations

In determining what Security will be provided by any person pursuant to any Finance Document in circumstances other than those described in paragraph (A) above in support of the Facilities (and any related Hedging Agreements) the following matters will be taken into account. Security shall not be created or perfected to the extent that it would:

(a)	result in any breach of corporate benefit, financial assistance, fraudulent preference or thin capitalisation laws or regulations (or analogous restrictions) of any applicable jurisdiction;

(b)	result in a significant risk to the officers of the relevant grantor of Security of contravention of their fiduciary duties and/or of civil or criminal liability; or

(c)	result in costs that, in the reasonable opinion of the Agent, are disproportionate to the benefit obtained by the beneficiaries of that Security.

For the avoidance of doubt, in these Agreed Security Principles, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the creation or enforcement or for the continuance of any Security, stamp duties, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant grantor of Security or any of its direct or indirect owners, subsidiaries or Affiliates.

(C)	Obligations to be Secured

Subject to the considerations set out in paragraph (B), the obligations to be secured by each Transaction Security Document are all present and future obligations and liabilities (whether actual or contingent and whether owned jointly or severally or in any other capacity whatsoever) of the Obligor granting the Security created by the relevant Transaction Security Document under the Finance Documents together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights against that Obligor under the Finance Documents.

The secured obligations will be limited:

(a)	to avoid any breach of corporate benefit, financial assistance, fraudulent preference, thin capitalisation rules or the laws or regulations (or analogous restrictions) of any applicable jurisdiction; and

(b)	to avoid any significant risk to officers of the relevant member of the Group that is granting Transaction Security of contravention of their fiduciary duties and/or civil or criminal or personal liability.

(D)	General

Where appropriate, defined terms in the Transaction Security Documents should mirror those in this Agreement.

The parties to this Agreement agree to negotiate the form of each Transaction Security Document in good faith and will ensure that all documentation required to be entered into as a condition precedent to first drawdown under this Agreement (or immediately thereafter) is in a finally agreed form as soon as reasonably practicable after the date of this Agreement. The form of guarantee is set out in Clause 20 (Guarantee and indemnity) of this Agreement and, with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Letter applicable to such Additional Guarantor.

The Security shall, to the extent possible under local law, be enforceable on the occurrence of an Event of Default.

(E)	Undertakings/Representations and Warranties

Any representations, warranties or undertakings which are required to be included in any Transaction Security Document shall reflect (to the extent to which the subject matter of such representation, warranty and undertaking is the same as the corresponding representation, warranty and undertaking in this Agreement) the commercial deal set out in this Agreement (save to the extent that Secured Parties’ local counsel deem it necessary to include any further provisions (or deviate from those contained in this Agreement) in order to protect or preserve the Security granted to the Secured Parties).

(F)	Assets over which Security is to be taken

In determining the assets over which Security provided by any person pursuant to any Finance Document in circumstances other than those described in paragraph (A) above is to be taken (and subject to the considerations set out in paragraph (B) above) the following matters will be taken into account:

(a)	If it is legally possible in the jurisdiction of incorporation of the relevant Obligor (the “Relevant Jurisdiction”) to grant Security over all the assets of that Obligor in a manner which is, in the opinion of the Agent, comparable to an English law “floating charge” (“Floating Charge Security”), the relevant Obligor will grant Floating Charge Security.

(b)	If it is not legally possible in the Relevant Jurisdiction for the relevant Obligor to grant Floating Charge Security, that Obligor will, if it is legally possible in the Relevant Jurisdiction, grant:

(i)	if it is a holding company:

(x)	a share pledge over each of its Subsidiaries; and

(y)	security over receivables owed (including intercompany debt) to it; and

(ii)	if it is an operating company:

(x)	a share pledge over each of its Subsidiaries;

(y)	security over receivables owed (including intercompany debt) to it; and

(z)	security over its inventory.

(c)	If it is not legally possible in the Relevant Jurisdiction for the relevant Obligor to grant either Floating Charge Security or the Security specified in paragraph (b) above or if the relevant Obligor does not, in the opinion of the Agent, have material assets of the type set out in paragraph (b) above, the relevant Obligor will grant Security over such other assets as may be requested by the Agent (acting reasonably).

(d)	Where intercompany debt is owed to the relevant Obligor by a member of the Group under an agreement governed by the law of a jurisdiction other than the Relevant Jurisdiction (the “Intercompany Debt Jurisdiction”), security will be taken over such intercompany debt in the Intercompany Debt Jurisdiction.

(e)	Security shall not be taken over assets which, in the opinion of the Agent, have a de minimis value.

SCHEDULE 16

HEDGE COUNTERPARTY PROVISIONS

1.	Definitions

In this Schedule:

“1992 ISDA Master Agreement” means the 1992 Multicurrency Cross-Border Master Agreement as published by the International Swaps and Derivatives Association Inc.

“2002 ISDA Master Agreement” means the 2002 Master Agreement published by the International Swaps and Derivatives Association Inc.

“Early Termination Date” means an Early Termination Date (as defined in the relevant Hedging Agreement).

“Enforcement Action” means any action of any kind to:

(a)	demand payment, declare prematurely due and payable or otherwise seek to accelerate payment of or place on demand all or any part of any Hedging Debt;

(b)	recover all or any part of any Hedging Debt (including by exercising any set-off, save as required by law);

(c)	exercise or enforce any right under any guarantee or any right in respect of any Security, in each case granted in relation to (or given in support of) all or any part of any Hedging Debt (including under the Security Documents);

(d)	petition for (or take or support any other step which may lead to) any event described in Clause 25.6 (Insolvency) or Clause 25.7 (Insolvency proceedings) in relation to any Obligor or Material Company;

(e)	sue, claim or bring proceedings against any Obligor or Material Company; or

(f)	designate an Early Termination Date under any Hedging Agreement, or terminate, or close out any transaction under, any Hedging Agreement, prior to its stated maturity, or demand payment of any amount which would become payable on or following an Early Termination Date or any such termination or close-out.

“Hedging Debt” means all present and future moneys, debts and liabilities due, owing or incurred from time to time by any Obligor to any Hedge Counterparty under or in connection with any Hedging Agreement (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise).

“ISDA Master Agreement” means the 1992 ISDA Master Agreement or the 2002 ISDA Master Agreement.

“Permitted Hedging Action” means any amendment or payment required by the Borrower to reduce any amount hedged under the Hedging Agreements to an amount which is not less than that required to be hedged under this Agreement.

2.	Hedging Agreements

(a)	Each Hedge Counterparty shall promptly provide to the Security Agent copies of all Hedging Agreements to which that Hedge Counterparty is a party.

(b)	Each Hedging Agreement shall:

(i)	be satisfactory in form and substance to the Security Agent acting reasonably;

(ii)	be based on an ISDA Master Agreement;

(iii)	in respect of the 2002 ISDA Master Agreement, provide for two way payments or, in respect of the 1992 ISDA Master Agreement, select the “Second Method” and “Market Quotation” (each as defined in the relevant Hedging Agreement), in the event of termination of a transaction, whether upon a Termination Event or an Event of Default (each as defined in the relevant Hedging Agreement); and

(iv)	provide that the relevant Hedge Counterparty will, if so requested by the Security Agent under paragraph (b) of paragraph 5 (Permitted hedging enforcement), following the occurrence of an Event of Default which has resulted in the Agent exercising any of its rights under Clause 25.18 (Acceleration), be entitled to designate an Early Termination Date under or otherwise terminate each Hedging Agreement to which it is a party and each transaction under the relevant Hedging Agreement.

3.	Amendments to Hedging Agreements

(a)	No Obligor or Hedge Counterparty shall amend or give any waiver or consent under any provision of any Hedging Agreement which would result in:

(i)	any Hedging Agreement ceasing to comply with the requirements of this Schedule;

(ii)	any change to the basis on which any amounts (including fees) accrue, are calculated or are payable or any Obligor becoming liable to make an additional payment (or increase an existing payment) under any Hedging Agreement;

(iii)	any change to the amount to be paid or scheduled payment dates under any Hedging Agreement; or

(iv)	any Obligor being subject to more onerous obligations as a whole than those contained in the Hedging Agreements as originally entered into or obligations which would conflict with any provision of this Agreement.

(b)	Paragraph (a) above does not apply to any amendment, waiver or consent:

(i)	made with the prior consent of the Majority Lenders;

(ii)	which is minor, technical or administrative or corrects a manifest error;

(iii)	which is a Permitted Hedging Action; or

(iv)	which is contemplated by the Hedging Agreements as originally entered into.

4.	Restrictions on enforcement by the Hedge Counterparties

(a)	No Hedge Counterparty shall take any Enforcement Action in relation to any Hedging Debt except:

(i)	with the prior consent of the Majority Lenders;

(ii)	as a result of a Permitted Hedging Action;

(iii)	in accordance with paragraph 5 (Permitted hedging enforcement); or

(iv)	in accordance with paragraph (b) below.

(b)	Unless an Event of Default has occurred which has resulted in the Agent exercising any of its rights under Clause 25.18 (Acceleration), the relevant Obligor may pay, and the relevant Hedge Counterparty may receive and retain, including by way of set off, scheduled payments in respect of Hedging Debt arising under the original form of any Hedging Agreement (or as amended in accordance with this Agreement) and any payment received as a result of any Permitted Hedging Action.

(c)	Notwithstanding the terms of any Hedging Agreement, unless required by any relevant ISDA netting opinion, “Automatic Early Termination” shall not apply where the Obligor is the “Defaulting Party” (each as defined in the ISDA Master Agreement).

5.	Permitted hedging enforcement

(a)	If:

(i)	an Obligor fails to make a payment due under any Hedging Agreement within 60 days of its due date; or

(ii)	an Event of Default occurs which results in the Agent exercising any of its rights under Clause 25.18 (Acceleration),

and, in each case, that event or circumstance is continuing, a Hedge Counterparty may designate an Early Termination Date in accordance with the relevant Hedging Agreement or terminate, or close out any relevant transaction under, the relevant Hedging Agreement, provided that no other Enforcement Action is taken.

(b)	On or following:

(i)	the designation of an Early Termination Date or other termination as provided in paragraph (a) above; or

(ii)	the occurrence of the date (if any) on which the Agent exercises any of its rights under paragraph (b) of Clause 25.18 (Acceleration) or the date (if any) on which the Facility is cancelled in full under Clause 9.1 (Exit), any amount which falls due from a Hedge Counterparty to any Obligor shall be paid by that Hedge Counterparty to the Security Agent promptly for application in accordance with Clause 31.5 (Partial payments).

6.	Accession of Hedge Counterparties

(a)	No person, other than the Original Hedge Counterparty, entering into any transaction with any Obligor in connection with protection against or benefit from fluctuation in any rate or price will be entitled to share in any Security created by any Security Document in respect of any of the moneys, debts or liabilities arising under or in connection with that transaction or benefit from any provision of this Agreement unless and until:

(i)	in relation to the Original Hedge Counterparty, it has entered into those Hedging Agreements on or prior to the date of this Agreement;

(ii)	in relation to the Original Hedge Counterparty (other than any Hedging Agreements which have already been entered into with the Original Hedge Counterparty on or prior to the date of this Agreement), the Security Agent has agreed in writing to the Hedging Agreements to be entered into by it; or

(iii)	in relation to any other person, the Security Agent has agreed in writing to that person becoming a Hedge Counterparty and to the transactions and the Hedging Agreements to be entered into by that person and that person has become a Hedge Counterparty in accordance with paragraph (b) below, and in each case the Hedging Agreements relating to that transaction comply with paragraph (b) of paragraph 2 (Hedging Agreements).

(b)	Any person (other than the Original Hedge Counterparty) approved by the Security Agent in accordance with paragraph (a) above shall become a Hedge Counterparty if:

(i)	that person delivers to the Security Agent a duly completed and signed Accession Letter; and

(ii)	the Security Agent executes an Accession Letter duly completed and signed on behalf of that person.

(c)	Each Party (other the relevant proposed Hedge Counterparty under paragraph (a)(iii) above) irrevocably authorises the Security Agent to execute on its behalf any Accession Letter which has been duly completed and signed on behalf of that proposed Hedge Counterparty.

(d)	The Borrower shall procure that no Obligor shall enter into any Hedging Agreement (other than any Hedging Agreements which have already been entered into with the Original Hedge Counterparty prior to the date of this Agreement) unless and until:

(i)	in relation to the Original Hedge Counterparty, the Security Agent has agreed in writing to the Hedging Agreements to be entered into by it; or

(ii)	in relation to any other person, the proposed Hedge Counterparty has become a Hedge Counterparty in accordance with paragraphs (a)(iii) and (b) above.

7.	Assignments and transfers by Hedge Counterparties

(a)	No Hedge Counterparty may assign any of its rights or transfer any of its rights or obligations under this Agreement or any Hedging Agreement to any person:

(i)	except as permitted under the relevant Hedging Agreement; and

(ii)	unless and until the proposed Hedge Counterparty accedes to this Agreement in accordance with paragraph 6 (Accession of Hedge Counterparties).

(b)	Each Party (other than the relevant transferee under paragraph (a) above) irrevocably authorises the Security Agent to execute on its behalf any Accession Letter which has been duly completed and signed on behalf of that transferee.

SCHEDULE 17

SECURITY AGENCY PROVISIONS

1.	Definitions

In this Schedule:

“Security Property” means all right, title and interest in, to and under any Security Document, including:

(a)	the assets over which Security is expressed to be created pursuant to any Security Document (the “Charged Assets”);

(b)	the benefit of the undertakings in any Security Document; and

(c)	all sums received or recovered by the Security Agent pursuant to any Security Document and any assets representing the same.

2.	Declaration of trust

(a)	The Security Agent and each other Secured Party agree that the Security Agent shall hold the Security Property in trust for the benefit of the Secured Parties on the terms of the Finance Documents.

(b)	Subject to paragraph (c) below, paragraph (a) above shall not apply to any Security Document which is expressed to be or is construed to be governed by any law other than English law or any other law from time to time designated by the Security Agent and an Obligor or any Security Property arising under any such Security Document.

(c)	Paragraph (b) above shall not affect or limit paragraph (d) of Clause 31.11 (Parallel Debt) nor the applicability of the provisions of this Schedule with respect to any Security Document which is expressed to be or is construed to be governed by any law other than English law or any other law from time to time designated by the Security Agent and an Obligor or any Security Property arising under any such Security Document.

3.	Defects in Security

The Security Agent shall not be liable for any failure or omission to perfect, or defect in perfecting, the Security created pursuant to any Security Document, including:

(a)	failure to obtain any Authorisation for the execution, validity, enforceability or admissibility in evidence of any Security Document; or

(b)	failure to effect or procure registration of or otherwise protect or perfect any of the Security created by the Security Documents under any laws in any territory.

4.	No enquiry

The Security Agent may accept without enquiry, requisition, objection or investigation such title as any Obligor may have to any Charged Assets.

5.	Retention of documents

The Security Agent may hold title deeds and other documents relating to any of the Charged Assets in such manner as it sees fit (including allowing any Obligor to retain them).

6.	Indemnity out of Security Property

The Security Agent and every receiver, delegate, attorney, agent or other similar person appointed under any Security Document may indemnify itself out of the Security Property against any cost, loss or liability incurred by it in that capacity (otherwise than by reason of its own gross negligence or wilful misconduct).

7.	Basis of distribution

To enable it to make any distribution, the Security Agent may fix a date as at which the Liabilities are to be calculated and may require, and rely on, a certificate from any Party giving details of:

(a)	any sums due or owing to any Party as at that date; and

(b)	such other matters as it thinks fit.

8.	Rights of Security Agent

The Security Agent shall have all the rights, privileges and immunities which gratuitous trustees have or may have in England, even though it is entitled to remuneration.

9.	No duty to collect payments

The Security Agent shall not have any duty:

(a)	to ensure that any payment or other financial benefit in respect of any of the Charged Assets is duly and punctually paid, received or collected; or

(b)	to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise in respect of any of the Charged Assets.

10.	Perpetuity period

The perpetuity period for the trusts created by this Agreement shall be 80 years from this date of this Agreement.

11.	Appropriation

(a)	Each Party irrevocably waives any right to appropriate any payment to, or other sum received, recovered or held by, the Security Agent in or towards payment of any particular part of the Liabilities and agrees that the Security Agent shall have the exclusive right to do so.

(b)	Paragraph (a) above will override any application made or purported to be made by any other person.

12.	Investments

All money received or held by the Security Agent pursuant to the trusts in this Agreement may, in the name of, or under the control of, the Security Agent:

(a)	be invested in any investment it may select; or

(b)	be deposited at such bank or institution (including itself, any other Secured Party or any Affiliate of any Secured Party) as it thinks fit.

13.	Suspense account

Subject to paragraph 14 (Timing of distributions) below, the Security Agent may:

(a)	hold in an interest bearing suspense account any moneys received by it from any Party; and

(b)	invest an amount equal to the balance from time to time standing to the credit of that suspense account in any of the investments authorised by paragraph 12 (Investments) above.

14.	Timing of distributions

Distributions by the Security Agent shall be made as and when determined by it.

15.	Delegation

(a)	The Security Agent may:

(i)	employ and pay an agent selected by it to transact or conduct any business and to do all acts required to be done by it (including the receipt and payment of money);

(ii)	delegate to any person on any terms (including power to sub-delegate) all or any of its functions; and

(iii)	with the prior consent of the Majority Lenders appoint, on such terms as it may determine, or remove, any person to act either as separate or joint security trustee or security agent with those rights and obligations vested in the Security Agent by this Agreement or any Security Document.

(b)	The Security Agent will not be:

(i)	responsible to anyone for any misconduct or omission by any agent, delegate or security trustee or security agent appointed by it pursuant to paragraph (a) above; or

(ii)	bound to supervise the proceedings or acts of any such agent, delegate or security trustee or security agent,

provided that it exercises reasonable care in selecting that agent, delegate or security trustee or security agent.

16.	Unwinding

Any appropriation or distribution which later transpires to have been or is agreed by the Security Agent to have been invalid or which has to be refunded shall be refunded and shall be deemed never to have been made.

17.	Party

The Security Agent shall be entitled to assume that a Party is acting in a particular capacity stated in this Agreement or an Accession Letter unless notified to the contrary.

18.	Disapplication

Section 1 of the Trustee Act 2000 shall not apply to the duties and powers of the Security Agent in relation to the trusts constituted by any Finance Document save to the extent required by law. Where there are inconsistencies between the Trustee Act 1925 and the Trustee Act 2000 and the express provisions of any such Finance Document, the provisions of such Finance Document shall, to the extent allowed by law, prevail and, in the case of any such inconsistency with the Trustee Act 2000, the provisions of such Finance Document shall constitute a restriction or exclusion for the purposes of that Act.

SIGNATURES

THE COMPANY

NOBLE EUROPEAN HOLDINGS B.V.

By:	DAVID FALLON
Address:	c/o Noble International, Ltd. 28213 Van Dyke Ave Warren, MI 48093
Fax:	+1 586 751 3618
Attention:	David Fallon/Andrew Tavi

THE ORIGINAL GUARANTOR

NOBLE EUROPEAN HOLDINGS B.V.

By:	DAVID FALLON
Address:	c/o Noble International, Ltd. 28213 Van Dyke Ave Warren, MI 48093
Fax:	+1 586 751 3618
Attention:	David Fallon/Andrew Tavi

THE ARRANGER

BNP PARIBAS

By:	DAVID PEYTHIEU /PATRICK D’HEROUVILLE / SUE MINGAY
Address:	37 Place du Marché St. Honoré Paris 75001
Fax:	+33 1 43 16 90 29
Attention:	David Peythieu

THE AGENT

BNP PARIBAS

By:	DAVID PEYTHIEU / PATRICK D’HEROUVILLE / SUE MINGAY
Address:	Agency European Group CIB - Corporate Investment Banking 21 Place du Marché St. Honoré 75031, Paris Cedex
Fax:	+33 1 42 98 43 17

THE SECURITY AGENT

BNP PARIBAS

By:	DAVID PEYTHIEU / PATRICK D’HEROUVILLE / SUE MINGAY
Address:	Agency European Group CIB - Corporate Investment Banking 21 Place du Marché St. Honoré Paris 75031
Fax:	+33 1 42 98 43 17

THE ORIGINAL HEDGE COUNTERPARTY

BNP PARIBAS

By:	DAVID PEYTHIEU / PATRICK D’HEROUVILLE / SUE MINGAY
Address:	Herengracht 477 PO Box 10042-1001 EA Amsterdam
Fax:	+ 31 (20) 550 1381
Attention:	Herbe van de Merbel

THE LENDERS

BNP PARIBAS

By:	DAVID PEYTHIEU / PATRICK D’HEROUVILLE / SUE MINGAY
Address:	37 Place du Marché St. Honoré Paris 75001
Fax:	+33 1 43 16 90 29
Attention:	David Peythieu